As filed with the Securities and Exchange Commission on March 31, 2011

Registration No. 333-172975

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 1

to

FORM S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933 OF SECURITIES

OF CERTAIN REAL ESTATE COMPANIES

COLONY FINANCIAL, INC.

(Exact Name of Registrant as Specified in Governing Instruments)

2450 Broadway, 6th Floor

Santa Monica, CA 90404

(310) 282-8820

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ronald M. Sanders, Esq.

660 Madison Avenue, Suite 1600

New York, NY 10065

(212) 230-3300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

J. Warren Gorrell, Jr., Esq. David P. Slotkin, Esq. Hogan Lovells US LLP 555 Thirteenth Street, N.W. Washington, D.C. 20004 Phone: (202) 637-5600 Facsimile: (202) 637-5910	Larry P. Medvinsky, Esq. Jason D. Myers, Esq. Clifford Chance US LLP 31 West 52nd Street New York, NY Phone: (212) 878-8000 Facsimile: (212) 878-8375

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale of the securities is not permitted.

Subject to Completion

Preliminary Prospectus, dated March 31, 2011

PROSPECTUS

12,350,000 Shares

Common Stock

We are a real estate finance company that focuses primarily on acquiring, originating and managing commercial mortgage loans and other commercial real estate-related debt investments. We also have acquired and may continue to acquire other real estate and real estate-related debt assets. We are externally managed and advised by Colony Financial Manager, LLC, a wholly owned subsidiary of Colony Capital, LLC, a privately held independent global real estate investment firm founded in 1991.

We are offering 11,600,000 shares of our common stock pursuant to this prospectus, and the selling stockholders named in this prospectus are selling 750,000 shares of our common stock. We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “CLNY.” On March 30, 2011, the last reported sale price of our common stock on the NYSE was $20.17 per share.

We elected to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with our taxable year ended December 31, 2009. To assist us in qualifying as a REIT, stockholders are generally restricted from owning more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common or preferred stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 27 of this prospectus and page 13 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and filed with the Securities and Exchange Commission, or the SEC, on March 7, 2011 for a discussion of risks that you should consider before investing in our common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$

We have granted the underwriters the right to purchase up to 1,852,500 additional shares of our common stock from us at the public offering price, less the underwriting discounts and commissions, within 30 days after the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock sold in this offering will be ready for delivery on or about             , 2011.

Joint Book-Running Managers

BofA Merrill Lynch	Goldman, Sachs & Co.	Morgan Stanley	UBS Investment Bank

Co-Managers

RBC Capital Markets	FBR Capital Markets	JMP Securities	Keefe, Bruyette & Woods

The date of this prospectus is             , 2011.

You should rely only on the information contained in this prospectus, or in any free writing prospectus prepared by us or information to which we have referred you, including any information incorporated by reference. We have not, and the selling stockholders and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholders and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

SUMMARY

This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus, and the information incorporated by reference into this prospectus, including our audited consolidated financial statements and the accompanying notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Except where the context suggests otherwise, the terms “company,” “we,” “us” and “our” refer to Colony Financial, Inc., a Maryland corporation, together with its consolidated subsidiaries; “our Manager” refers to our external manager, Colony Financial Manager, LLC, a Delaware limited liability company; and “Colony Capital” refers to Colony Capital, LLC, together with its affiliates (other than us), the parent of our Manager. Unless indicated otherwise, the information in this prospectus assumes (1) the common stock to be sold in this offering is sold at $20.17 per share, which is the last reported sales price on March 30, 2011, and (2) no exercise by the underwriters of their option to purchase up to an additional 1,852,500 shares of our common stock.

Our Company

We are a real estate finance company that acquires, originates and manages a diversified portfolio of real estate-related debt instruments. We focus primarily on acquiring, originating and managing commercial mortgage loans, which may be performing, sub-performing or non-performing loans (including loan-to-own strategies), and other commercial real estate-related debt investments. We also have acquired and may continue to acquire other real estate and real estate-related debt assets. We collectively refer to commercial mortgage loans, other commercial real estate-related debt investments, commercial mortgage-backed securities, or CMBS, real estate owned, or REO, properties and other real estate and real estate-related assets, as discussed below, as our target assets.

Since the closing of our initial public offering, or IPO, on September 29, 2009, we have been actively investing in our target assets. As of December 31, 2010, we had invested all of the net proceeds from our IPO and the private placement of 250,000 shares of our common stock concurrent with our IPO. Many of our investments have been structured as joint ventures with one or more of the private investment funds managed by Colony Capital, a privately held independent global real estate investment firm founded in 1991 by Thomas J. Barrack, Jr., our Executive Chairman, or its affiliates. As of December 31, 2010, the estimated aggregate fair value and carrying value of our investments were $360.5 million and $318.7 million, respectively.

Our objective is to provide returns that are attractive in light of the amount of risk associated with achieving such returns, or attractive risk-adjusted returns, to our investors, primarily through dividends and secondarily through capital appreciation. We intend to achieve this objective through investments in, and active management of, a diversified investment portfolio of performing, sub-performing and non-performing commercial mortgage loans and other real estate-related debt investments. We define a performing loan as a loan on which the borrower is in substantial compliance with the terms of the loan; a sub-performing loan as a loan with a very high loan-to-value ratio, with a low debt service coverage ratio and/or is likely to default at maturity because the property securing the loan cannot support a refinancing of the loan’s entire unpaid principal balance; and a non-performing loan as a loan that is in default of its covenants, is past due in principal or interest payments, or is past its final maturity date and has not been repaid.

We were formed on June 23, 2009 as a Maryland corporation. We are externally managed and advised by our Manager pursuant to the terms of a management agreement. Our Manager is a wholly owned subsidiary of Colony Capital. We elected to qualify as a REIT for U.S. federal income tax purposes, commencing with our initial taxable year ended December 31, 2009. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our taxable income to stockholders and maintain our intended qualification as a REIT. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the Investment Company Act of 1940, or the 1940 Act.

Recent Developments

Dividend

On December 9, 2010, our board of directors declared a quarterly dividend of $0.30 per share of our common stock and on December 20, 2010, an additional (special) dividend of $0.05 per share. Both amounts were paid on January 14, 2011 to stockholders of record on December 31, 2010.

On March 16, 2011, our board of directors declared a $0.32 per share quarterly cash dividend, payable on April 14, 2011, to stockholders of record as of March 28, 2011. Purchasers of shares of our common stock in this offering will not receive such dividend on the shares of common stock they purchase in this offering.

Equity Incentive Plan

On March 16, 2011, our board of directors approved the Colony Financial, Inc. 2011 Equity Incentive Plan, or the equity incentive plan, subject to stockholder approval at our annual meeting of stockholders to be held on May 2, 2011. The equity incentive plan provides for the grant of options to purchase shares of common stock, share awards (including restricted stock and stock units), stock appreciation rights, performance awards and annual incentive awards, dividend equivalent rights, long-term incentive units, cash and other equity-based awards. We have reserved a total of 1,600,000 shares of common stock for issuance pursuant to the equity incentive plan, subject to certain adjustments set forth in the plan.

2010 Private Placement

On December 20, 2010, we sold 2,750,000 shares of our common stock, par value $0.01 per share, at a price per share of $20.25, to certain institutional investors, or the Investors, in a private placement, or the 2010 Private Placement, resulting in gross proceeds of $55.7 million. In connection with the 2010 Private Placement, we incurred $0.2 million in offering costs.

The Investors have a right to participate in certain future offerings, including this offering, of our common stock or common stock equivalents within one year of the closing of the 2010 Private Placement. The participation right allows the Investors to maintain their percentage ownership interest in us calculated immediately prior to such future offering (subject to certain limitations). In addition, if any future offering during the one-year period after the closing of the 2010 Private Placement is for a per share price less than the adjusted purchase price (which will be adjusted from time to time as a result of, among other things, special dividends, stock splits and other similar events), we will issue additional shares or make a cash payment, at our election, to the Investors to reduce the aggregate purchase price of the 2010 Private Placement to the subsequent offering price, or the Anti-Dilution Purchase Price Adjustment. These participation rights are not transferable.

In connection with the 2010 Private Placement, we also have agreed to use our reasonable best efforts to file a resale registration statement covering the shares of common stock sold to the Investors (within 90 days of the closing of the 2010 Private Placement). If the shares have not been registered (within 270 days of such closing), the Investors will receive a downward adjustment, or the Registration Statement Purchase Price Adjustment, to the purchase price paid in an amount that, when combined with any previous Anti-Dilution Purchase Price Adjustments, is equal to 5% of the purchase price paid by the Investors in the 2010 Private Placement. The Registration Statement Purchase Price Adjustment is payable in cash or common stock at our election.

Shares issued or cash paid in conjunction with the Anti-Dilution Purchase Price Adjustment and the Registration Statement Purchase Price Adjustment are subject to certain limits. In particular, our obligation to issue additional shares of our common stock in conjunction with the Anti-Dilution Purchase Price Adjustment and the Registration Statement Purchase Price Adjustment is limited to the maximum number of shares of our common stock that can be issued without requiring us to obtain stockholder approval under the rules and regulations of the NYSE.

Cedar Bridge Realty Fund, L.P. and Cedar Bridge Institutional Fund, L.P., two of the Investors in the 2010 Private Placement, exercised their registration rights and are selling stockholders in this offering. High Rise Capital Management, L.P. and certain of its affiliates have voting and investment power over the shares of common stock beneficially owned by each of these Investors.

Credit Facility

On September 16, 2010, we entered into a credit agreement with Bank of America, N.A., as administrative agent, and certain lenders party thereto pursuant to which we may borrow up to the initial aggregate principal amount of up to $75 million, limited by a borrowing base, as defined in the credit agreement. The credit agreement also provides us the option to increase the aggregate principal amount of commitments to $150 million under certain conditions set forth in the credit agreement. We have used and intend to continue to use the credit facility to finance the acquisition of our target assets and as a general source of liquidity for our operations.

Investment Activities

Since the closing of our IPO on September 29, 2009, we have been actively investing in our target assets. As of December 31, 2010, we had invested all of the net proceeds from our IPO and the private placement of 250,000 shares of our common stock concurrent with our IPO. Many of our investments have been structured as joint ventures with one or more of the private investment funds managed by Colony Capital or its affiliates. As of December 31, 2010, the estimated aggregate fair value and carrying value of our investments were $360.5 million and $318.7 million, respectively. The following table sets forth certain information as of the acquisition or commitment date regarding the investments consummated on or prior to February 28, 2011:

(Dollars in thousands)
Our Investments	Invested(1)	Committed(1)	Total	Our Economic Ownership(2)	Total Colony Managed Investments (3)	Unpaid Principal Balance	Date of Initial Investment	Description
U.S. Life Insurance Loan Portfolio	$49,700	$—	$49,700	37.9%	$131,300	$174,700	Dec-09	25 fixed-rate first mortgages secured by commercial real estate

WLH Secured Loan	48,000	—	48,000	24.0%	199,800	206,000	Oct-09	Senior secured term loan secured by first mortgages on residential land and security interests in cash and other assets

(Dollars in thousands)
Our Investments	Invested(1)	Committed(1)	Total	Our Economic Ownership(2)	Total Colony Managed Investments (3)	Unpaid Principal Balance	Date of Initial Investment	Description
Extended Stay Loan	37,400	—	37,400	66.7%	56,100	56,300	Oct-10	Performing mezzanine loan to Extended Stay Hotels, which includes 664 hotel portfolio

DB FDIC Portfolio	33,000	1,700	34,700	33.3%	103,900	1,020,000	Jan-10	Approximately 1,200 performing and non-performing loans secured mostly by commercial real estate

First Republic Bank	24,000	—	24,000	5.9%	406,000	NA	Jun-10	Equity stake in financial institution with approximately $20 billion of assets

Class A Manhattan Office Loan Participation	15,000	—	15,000	33.3%	44,900	66,000	Mar-10	First mortgage pari-passu participation interest secured by Class A midtown Manhattan office building

Spanish REOC/Colonial Loan(4)	12,500	600	13,100	5.1%	256,000	658,700	Nov-09	Syndicated senior secured loan to a Spanish commercial real estate company

Hotel Portfolio Loan	10,700	—	10,700	33.3%	32,000	39,000	Apr-10	Senior mezzanine loan indirectly secured by a portfolio of 103 limited service hotels

Barclays FDIC Portfolio	10,000	300	10,300	4.5%	229,900	1,849,200	Jul-10	Approximately 1,660 performing and non-performing loans consisting of substantially all first mortgage recourse commercial real estate loans

West Village Loan	9,900	—	9,900	33.3%	29,800	30,400	Mar-10	Recourse loan secured by first liens on two West Village Manhattan townhomes and a photography catalogue

(Dollars in thousands)
Our Investments	Invested(1)	Committed(1)	Total	Our Economic Ownership(2)	Total Colony Managed Investments (3)	Unpaid Principal Balance	Date of Initial Investment	Description
U.S. Commercial Bank Loan Portfolio	6,700	—	6,700	33.3%	20,100	33,000	Dec-09	10 performing and one delinquent, fixed rate first mortgages secured by commercial real estate

2100 Grand B-Note(4)	6,600	—	6,600	99.0%	6,600	6,800	Dec-10	First mortgage B-note participation interest secured by an office building in El Segundo, CA

German Loan Portfolio	5,300	—	5,300	33.3%	16,000	91,000	Dec-09	94 primarily first mortgage non-performing commercial real estate loans

German Loan Portfolio III	5,300	—	5,300	10.6%	49,900	135,500	Jul-10	18 non-performing commercial real estate loans

Cushman ADC FDIC Portfolio	5,000	—	5,000	8.5%	59,200	817,100	Jan-11	Approximately 1,500 performing and non-performing loans secured mostly by commercial real estate

CMBS-Related Bond(4)	4,300	—	4,300	32.7%	13,100	31,200	May-10	Senior bond secured by seasoned CMBS bonds, U.S. Treasuries and a B-note

German Loan Portfolio II	3,500	—	3,500	33.3%	10,500	53,300	May-10	211 non-performing commercial real estate loans

WLH Land Acquisition	3,400	—	3,400	24.0%	14,000	NA	Dec-09	Approximately 1,100 residential lots in a sale/easement

Milestone FDIC Western Portfolio	3,400	—	3,400	17.3%	19,800	137,000	Dec-10	Approximately 200 performing and non-performing loans consisting of substantially all first mortgage recourse commercial real estate loans

(Dollars in thousands)
Our Investments	Invested(1)	Committed(1)	Total	Our Economic Ownership(2)	Total Colony Managed Investments (3)	Unpaid Principal Balance	Date of Initial Investment	Description
Midwest Multifamily/Retail Loan	3,300	—	3,300	33.3%	9,800	9,800	May-10	First mortgage interest in a mixed-use development

Westlake Village Loan	2,500	—	2,500	33.3%	7,600	11,300	Oct-09	First mortgage commercial loan

Milestone FDIC Northern Portfolio	2,000	400	2,400	15.3%	4,200	203,800	Dec-10	Approximately 560 performing and non-performing loans consisting of substantially all first mortgage recourse commercial real estate loans

AAA CMBS Financed with TALF(4)	2,000	—	2,000	32.7%	6,100	40,000	Oct-09	AAA CMBS security financed with five-year TALF

Total Committed & Invested	$303,500	$3,000	$306,500

(1)	Invested and committed amounts include our share of transaction costs and working capital and are net of origination fees.
(2)	Represents our share of the acquisition entities formed by us with investment funds managed by affiliates of our Manager except for the Colonial Loan, the CMBS-Related Bond and AAA CMBS Financed with the Term Asset-Backed Securities Loan Facility, or TALF; refer to note 4.
(3)	Represents total funds invested and committed by all funds and other investment vehicles managed by Colony Capital.
(4)	The acquisition entities for the Colonial Loan, 2100 Grand B-Note, the CMBS-Related Bond and AAA CMBS Financed with TALF include a 33.3%, 1.0%, 2.0% and 2.0% co-investment, respectively, from third parties. The amounts stated in Our Economic Ownership, Total Colony Managed Investments and Unpaid Principal Balance include these third parties’ co-investments. Our economic interests in the Colonial Loan, 2100 Grand B-Note, the CMBS-Related Bond and the AAA CMBS Financed with TALF, excluding such third party co-investments, are 7.7%, 100%, 33.3% and 33.3%, respectively.

Our Competitive Strengths

We believe we distinguish ourselves from our competitors through the following competitive strengths:

•

Experienced Management Team with Expertise in Real Estate and Real Estate-Related Debt Investments and Capital Markets. Our senior management team, which consists of certain of Colony Capital’s executive officers and is led by Thomas J. Barrack, Jr. (the executive chairman of our board of directors) and Richard B. Saltzman (our chief executive officer, president and a member of our board of directors), together with Colony Capital’s executive committee, has a long track record and extensive experience managing and investing in commercial mortgage loans and other commercial real estate and real estate-related investments through a variety of credit cycles and market conditions. The members of the senior management team have an average of approximately 23 years of experience in real estate investing and financing, including significant experience in distressed real estate backed sub-performing and non-performing loan portfolios, and REO properties.

•

Access to Extensive Pipeline of Investment Opportunities. Through our Manager, we have access to Colony Capital’s extensive long-term relationships with real estate owners, developers and financial intermediaries, including primary dealers, leading investment and commercial banks, brokerage firms, public and private real estate investment companies, mortgage lenders and many strategic partners. We believe these relationships, together with our Manager’s global infrastructure, provide us access to an ongoing pipeline of attractive investment opportunities, both domestic and international, many of which may not be available to our competitors. Since the closing of our IPO, investment vehicles managed by Colony Capital and its affiliates have invested approximately $1.7 billion in our target assets, of which approximately $306.5 million was invested by us.

•

Strong Asset Level Underwriting Capabilities. Our Manager has access to Colony Capital’s fully integrated in-house underwriting platform, which has extensive experience underwriting, conducting due diligence and valuing real estate and real estate-related assets, including the asset classes in which we intend to invest. The foundation of this underwriting platform is the in-depth, asset level evaluation of each investment opportunity using rigorous quantitative and qualitative analysis. We believe that these tools provide an advantage relative to many of our competitors and enable us to better identify attractive investment opportunities and assess the performance, risk and returns that we should expect from any particular investment. We believe our underwriting, credit, financing and asset management experience should enable us to generate attractive risk-adjusted returns by expeditiously resolving performance issues associated with the loans acquired from the Federal Deposit Insurance Corporation, or the FDIC, through work-outs, refinancings, negotiated repayments with borrowers or foreclosure and subsequent sale of the underlying property. For example, we have invested in five FDIC portfolios since the closing of our IPO.

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Value-Added Execution and Asset Management Experience. Colony Capital’s in-house asset management team has extensive experience creating capital appreciation opportunities through active management of real estate and real estate-related assets. Working collaboratively with the underwriting team, the asset management team formulates a strategic plan to extract the maximum amount of value from each asset through, among other things, repositioning, restructuring and intensive management. Colony Capital has been successful by formulating and executing various asset management strategies through a variety of economic cycles domestically and abroad and in complex capital structures. In the past, such strategies have included the restructuring of non-performing or sub-performing loans, the negotiation of discounted pay-offs or other modification of the terms governing a loan, and the foreclosure and intense management of assets underlying non-performing loans in order to reposition them for profitable disposition. We expect this expertise to benefit our loan-to-own and REO property investments in particular.

•

Dynamic and Flexible Investment Strategy. Our investment strategy is dynamic and flexible, which enables us to adapt to shifts in economic, real estate and capital market conditions and to exploit inefficiencies around the world. Consistent with this strategy, our investment decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different economic and capital market conditions. We believe this approach allows us to identify undervalued opportunities in all market cycles, often before other investors identify such opportunities. Colony Capital’s global platform provides us the ability to adjust swiftly to shifts in global markets and deploy capital in markets around the world as attractive investment opportunities arise.

•

Alignment of Interests. We have structured our relationship with our Manager to closely align our interests with those of our Manager and its affiliates, including Colony Capital. In addition to the incentive fees that may be earned by our Manager and, if the performance hurdle is met, the reimbursement of our Manager’s partial payment of the IPO underwriting discounts and commissions (which are payable by us in shares of our common stock, subject to our ownership limitations), certain of our executive officers and certain officers of Colony Capital and its affiliates continue to own 232,500 shares of our common stock acquired in the private placement concurrent with our IPO. We believe that the ownership of our common stock by such individuals, as well as the incentive fees that may be earned by our Manager, aligns our interests with those of our senior management team and our Manager, which creates an incentive to maximize returns for our stockholders.

Our Investment Strategy

We seek to provide attractive risk-adjusted returns to our investors, primarily through acquisitions, originations and active management of a diversified portfolio of our target assets. The primary tenet upon which this objective relies is our ability to identify assets from which we can extract value. This approach is driven by a disciplined investment strategy, focused on the following:

•

capitalizing on asset level underwriting experience and market analytics to identify investments with pricing dislocations and attractive risk-return profiles that can be purchased at meaningful discounts to our estimates of intrinsic value;

•	creating capital appreciation opportunities by resolving sub-performing or non-performing loans through repositioning, restructuring and active management of those assets;

•	seeking to acquire assets held for sale that are undervalued as a result of the scarcity of credit available for financing commercial real estate;

•

originating and structuring senior and/or junior loans with attractive return profiles relative to the underlying value and financial operating performance of the real estate collateral and given the strength and quality of the sponsorship;

•

retaining control, where possible, over the formulation and execution of the management strategies with respect to our assets, including the restructuring of non-performing or sub-performing loans, the negotiation of discounted pay-offs or other modification of the terms governing a loan, and the foreclosure and intense management of assets underlying non-performing loans in order to reposition them for disposition; and

•

structuring transactions with a prudent amount of leverage, if any, given the risk of the underlying asset’s cash flows, attempting to match the structure and duration of the financing with the underlying asset’s cash flows, including through the use of hedges, as appropriate.

In implementing our investment strategy, we utilize our Manager’s and its affiliates’ expertise in identifying attractive investment opportunities within the target asset classes described below and similar asset classes, as well as their transaction sourcing, underwriting, execution and asset management and disposition capabilities. Our Manager makes decisions based on a variety of factors, including expected risk-adjusted returns, credit fundamentals, liquidity, availability of adequate financing, borrowing costs and macro-economic conditions. In addition, all investment decisions are made with a view to maintaining our qualification as a REIT and our exemption from registration under the 1940 Act.

We believe there are abundant opportunities among our target assets that currently present attractive risk-return profiles. However, our investment strategy is dynamic and flexible, which enables us to adapt to shifts in economic, real estate and capital market conditions and to exploit inefficiencies around the world. Consistent with this strategy, in order to capitalize on the investment opportunities that may be present in various other points of an economic cycle, we may expand or change our investment strategy or target assets over time in response to opportunities available in different economic and capital market conditions. We believe that the diversification of the portfolio of assets that we have acquired, our ability to acquire, originate and manage our target assets and the flexibility of our strategy will position us to identify undervalued opportunities and to generate attractive long-term returns for our stockholders in a variety of market conditions.

Our Target Assets

Our primary target asset classes and the principal assets within each class are as follows:

•

Acquisition of Whole Mortgage Loans. Mortgage loans, or portfolios of mortgage loans, secured by first or second liens on commercial properties, including office buildings, industrial or warehouse properties, hotels, retail properties, apartments and properties within other commercial real estate sectors, which may include performing, sub-performing and non-performing loans. In particular, we have invested and intend to continue to invest in portfolios of commercial whole loans acquired from the FDIC, other governmental agencies and financial institutions. In some cases, we may also acquire a participation in a whole loan.

•

Origination of Whole Mortgage Loans. We also originate whole mortgage loans that provide long-term mortgage financing to commercial property owners and developers. In some cases, we may originate and fund a first mortgage loan with the intention of structuring and selling a senior tranche, or A-note, and retaining the subordinated tranche, or B-note. In other cases, we may co-originate and fund a B-note alongside another lender who co-originates and contemporaneously funds the A-note.

•

Commercial Mortgage-Backed Securities. CMBS are securities that are collateralized by, or evidence ownership interests in, a single commercial mortgage loan or a partial or entire pool of mortgage loans secured by commercial properties. Initially we expect to focus primarily on legacy CMBS, especially AAA-rated CMBS, while also seeking to acquire newly originated CMBS and subordinated and interest-only tranches.

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Mezzanine Loans. The origination or acquisition of loans made to property owners that are subordinate to mortgage debt and are secured by pledges of the borrower’s ownership interests in the property and/or the entity that owns the property.

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Loan-to-Own. The origination or acquisition of mortgage loans or other real estate-related loans or debt investments with the expectation of subsequently foreclosing on, or otherwise taking control of, the property securing the loan or investment, which are generally referred to as “loan-to-own” investments.

•	Real Estate Owned Properties. In certain instances, we also may invest in REO properties, which are properties owned by a lender after an unsuccessful foreclosure auction.

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Debtor in Possession, or DIP, Loans. The origination of whole mortgage loans, generally senior to all other liabilities of the borrower and secured by first mortgage liens on real property, designed to allow a borrower to reorganize under supervision of a bankruptcy court.

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B-Notes. The origination or acquisition of loans that represent a junior participation in a first mortgage on a single large commercial property or group of related properties and are subordinated to the senior participation A-Note.

•	Triple Net Lease Properties. The acquisition of real property that is subject to long-term, triple net leases by creditworthy tenants.

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Minority Equity Ownership Interests in Banks. Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our exemption from registration under the 1940 Act, from time to time, we also may acquire minority equity ownership interests in commercial banks or similar financial institutions (such as our participation in the acquisition of First Republic Bank), the primary assets of which are expected to be commercial and residential mortgage loans and/or REO properties.

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Other Assets. Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our exemption from registration under the 1940 Act, we also intend to invest in other commercial real estate-related debt investments, such as sale-leaseback and similar transactions, loans to REITs and real estate operating companies, or REOCs, and corporate bonds of REITs and REOCs; residential mortgage-backed securities, or RMBS; construction/rehabilitation loans; loans to providers of real estate net lease financing; residential mortgage loans; other real estate-related financial assets and investments, including preferred stock and convertible debt securities of REITs and REOCs, credit default swaps, or CDSs, and other derivative securities; collateralized debt obligations, or CDOs; and non-real estate-related debt investments.

See “—Investment Process” and “—Risk Management.” In addition, in the future we may invest in assets other than our target assets, in each case subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our exemption from registration under the 1940 Act.

Investment Sourcing

Our Manager utilizes the extensive network of relationships that Colony Capital and its affiliates have established over the past 20 years to identify investment opportunities for us. Through our Manager, we have access to Colony Capital’s extensive long-term relationships with real estate owners, developers and financial intermediaries, including primary dealers, leading investment and commercial banks, brokerage firms, public and private real estate investment companies, mortgage lenders and many strategic partners. We believe these relationships will provide us access to an ongoing pipeline of attractive investment opportunities, many of which may not be available to our competitors.

Investing in, and sourcing financing for, our target asset class is highly competitive. Although our Manager competes with many other investment managers for attractive investment opportunities in targeted asset classes, we believe that our management team’s experience, together with Colony Capital’s extensive resources and relationships, enables us to source transactions on a proprietary basis, providing us with a significant advantage in identifying and capitalizing on attractive opportunities.

Investment Process

Our investment process benefits from the experience, resources and professionals of our Manager and Colony Capital. This process initially involves:

•	identifying investment opportunities;

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assessing the opportunities to ensure that they meet preliminary screening criteria, including the impact of the opportunities on maintaining our REIT qualification and 1940 Act exemption, and suitability of the potential investment in light of our investment guidelines; and

•	reviewing the opportunities to determine whether to incur costs associated with more in-depth diligence.

If the decision is made to proceed with full-scale diligence, the next phase of our investment process involves assessing the risk-reward profile of the investment through, among other things:

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intensive data collection by Colony Capital’s in-house acquisition, asset management and loan-servicing personnel and third-party providers, including, as appropriate, financial, physical, legal and environmental due diligence of the assets underlying the investment opportunities;

•	data consolidation and quantitative analyses of the key drivers affecting value, such as cash flows and collateral performance, lease analysis, and credit and prepayment risk; and

•	thorough review of the investment capital structure, borrower and tenant analysis, servicer and originator information, legal structure and deal documentation.

In assessing the suitability of a particular investment for our portfolio, our Manager and its affiliates evaluate the expected risk-adjusted return relative to the expected returns available from comparable investments. With respect to each investment opportunity, our Manager and its affiliates also consider the ability of Colony Capital’s in-house asset management team to extract excess value from the investment through active post-acquisition asset management. Our Manager and its affiliates also evaluate whether the assets being acquired are eligible for financing under government sponsored debt programs. Based on the foregoing criteria, among others, our Manager makes an investment decision and, if the decision is made to proceed with an investment, utilizes proprietary modeling systems to establish an appropriate price for such assets.

Our Investment Guidelines

Our board of directors has adopted a set of investment guidelines that set out the asset classes and other criteria to be used to evaluate the merits of specific investments as well as our overall portfolio composition. We pursue investments in our target asset classes that have the potential to generate attractive risk-adjusted returns, consistent with maintaining our qualification as a REIT for U.S. federal income tax purposes and our exemption from registration under the 1940 Act. However, we have no prescribed limitation on any particular investment type.

Our board of directors has adopted the following investment guidelines:

•	no investment shall be made that would cause us to fail to qualify as a REIT for federal income tax purposes; and

•	no investment shall be made that would cause us to be regulated as an investment company under the 1940 Act.

In addition, any investment of our capital of up to $10 million requires the approval of our chief executive officer; any investment in excess of $10 million but less than or equal to the lesser of $100 million or 20% of our assets requires the approval of our Investment Committee, which is comprised of Mr. Barrack, the chairman of the committee, Richard B. Saltzman, Mark M. Hedstrom and our chief financial officer, Darren J. Tangen; and any investment in excess of the lesser of $100 million or 20% of our assets requires the approval of our board of directors.

Our investment guidelines do not limit the amount of our equity that may be invested in any particular class or type within our target asset classes. Our investment decisions depend on prevailing market conditions and may change over time in response to opportunities available in different economic and capital market environments. As a result, we cannot predict the percentage of our equity that will be invested in any particular asset at any given time. We believe that the flexibility of our investment strategy, combined with our Manager’s and its affiliates’ experience executing various investment strategies, enables us to exploit changes in the capital markets and provides attractive risk-adjusted long-term returns to our stockholders throughout the various stages of an economic cycle.

These investment guidelines may be changed or waived from time to time by our board of directors (which must include a majority of our independent directors) without the approval of our stockholders, and we expect to disclose any such changes or waivers to our investment guidelines in the periodic reports we file with the SEC.

Investment Committee

Our Manager has an Investment Committee, which is comprised of Mr. Barrack, the chairman of the committee, Mr. Saltzman, Mr. Hedstrom and our chief financial officer, Mr. Tangen. Our Manager’s Investment Committee meets periodically, at least every quarter, to discuss investment opportunities. The Investment Committee periodically reviews our investment portfolio and its compliance with our investment guidelines described above, and provides our board of directors an investment report at the end of each quarter in conjunction with its review of our quarterly results. From time to time, as it deems appropriate or necessary, our board of directors will periodically review our investment portfolio and its compliance with our investment guidelines and the appropriateness of our investment guidelines and strategies. In addition, from time to time, our Investment Committee may also have the benefit of the experience and expertise of Colony Capital’s Executive Committee. For more information about Colony Capital’s Executive Committee, see “Our Manager and the Management Agreement—Investment Advisory Services.”

Risk Management

Risk management is a significant component of our strategy to deliver consistent risk-adjusted returns to our stockholders. Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our exemption from registration under the 1940 Act, our Manager closely monitors our portfolio and actively manages risks associated with, among other things, our assets and interest rates. Prior to investing in any particular asset, our Manager’s underwriting team, in conjunction with third party providers, undertakes a rigorous asset-level due diligence process, involving intensive data collection and analysis, to ensure that we understand fully the state of the market and the risk-reward profile of the asset. In addition to evaluating the merits of any particular proposed investment, our Manager evaluates the diversification of our portfolio of assets. Prior to making a final investment decision, our Manager determines whether a target asset will cause our portfolio of assets to be too heavily concentrated with, or cause too much risk exposure to, any one borrower, real estate sector, geographic region, source of cash flow for payment or other geopolitical issues. If our Manager determines that a proposed acquisition presents excessive concentration risk, it may determine not to acquire an otherwise attractive asset.

For each asset that we acquire, Colony Capital’s asset management team engages in active management of the asset, the intensity of which depends on the attendant risks. Once an asset manager has been assigned to a particular asset, the manager works collaboratively with the underwriting team to formulate a strategic plan for the particular asset, which includes evaluating the underlying collateral and updating valuation assumptions to reflect changes in the real estate market and the general economy. This plan also generally outlines several strategies for the asset to extract the maximum amount of value from each asset under a variety of market conditions. Such strategies vary depending on the type of asset, the availability of refinancing options, recourse and maturity, but may include, among others, the restructuring of non-performing or sub-performing loans, the negotiation of discounted pay-offs or other modification of the terms governing a loan, and the foreclosure and management of assets underlying non-performing loans in order to reposition them for profitable disposition. As long as an asset is in our portfolio, our Manager and its affiliates continuously track the progress of an asset against the original business plan to ensure that the attendant risks of continuing to own the asset do not outweigh the associated rewards. Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our exemption from registration under the 1940 Act, we currently expect that we will typically hold assets that we originate or acquire for between three and ten years. However, in order to maximize returns and manage portfolio risk while remaining opportunistic, we may dispose of an asset earlier than anticipated or hold an asset longer than anticipated if we determine it to be appropriate depending upon prevailing market conditions or factors regarding a particular asset. We can provide no assurances, however, that we will be successful in identifying or managing all of the risks associated with acquiring, holding or disposing of a particular asset or that we will not realize losses on certain assets.

Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our exemption from registration under the 1940 Act, we may mitigate the risk of interest rate volatility through the use of hedging instruments, such as interest rate swap agreements and interest rate cap agreements. The goal of our interest rate management strategy is to minimize or eliminate the effects of interest rate changes on the value of our assets, to improve risk-adjusted returns and, where possible, to lock in, on a long-term basis, a favorable spread between the yield on our assets and the cost of financing such assets. In addition, because we are exposed to foreign currency exchange rate fluctuations, we employ foreign currency risk management strategies, including the use of, among others, currency hedges. We can provide no assurances, however, that our efforts to manage interest rate and foreign currency exchange rate volatility will successfully mitigate the risks of such volatility on our portfolio.

In addition, the Audit Committee of our board of directors, in consultation with management, periodically reviews our policies with respect to risk assessment and risk management, including key risks to which we are subject, including credit risk, liquidity risk and market risk, and the steps that management has taken to monitor and control such risks.

Our Financing Sources

Our financing sources include the net proceeds of this offering, our credit facility and the 2010 Private Placement. In addition, the structured transactions with the FDIC were consummated in part with leverage provided by the FDIC, and one of our co-investments with investment funds managed by affiliates of our Manager utilized funds made available under TALF. We also secured investment-level financing on a mortgage loan by assignment of an A-note participation and may attempt to secure other investment-level financing, if available, including term loans, securitizations, warehouse facilities, repurchase agreements and the issuance of debt and equity securities. We also expect to continue to invest in a number of our assets through co-investments with other investment vehicles managed by affiliates of our Manager and/or other third parties, which may allow us to pool capital to access larger transactions and diversify investment exposure. For more information about the conflicts of interest that may arise in connection with these co-investments, see “—Conflicts of Interest and Related Policies.”

Leverage Policies

To date, we have used limited investment-level leverage in the form of government sponsored debt programs, such as the TALF, seller financing provided by the FDIC and assignment of an A-note participation on a mortgage loan. We have also employed temporary use of borrowings from our credit facility to finance our investments. While we have limited our use of leverage and believe we can achieve attractive yields on an unleveraged basis, we may continue to use prudent amounts of leverage to increase potential returns to our stockholders and/or to finance future investments. Given current market conditions, to the extent that we use borrowings to finance our assets, we currently expect that such leverage would not exceed, on a debt-to-equity basis, a 3-to-1 ratio, except with respect to investments financed with borrowings provided by the FDIC or under government sponsored debt programs, leverage on which we currently expect would not exceed, on a debt-to-equity basis, a 6-to-1 ratio. We consider these leverage ratios to be prudent for our target asset classes. Our decision to use leverage currently or in the future to finance our assets will be based on our Manager’s assessment of a variety of factors, including, among others, the anticipated liquidity and price volatility of the assets in our investment portfolio, the potential for losses and extension risk in our portfolio, the ability to raise additional equity to reduce leverage and create liquidity for future investments, the availability of credit at favorable prices or at all, the credit quality of our assets and our outlook for borrowing costs relative to the interest income earned on our assets. Our decision to use leverage in the future to finance our assets will be at the discretion of our Manager and will not be subject to the approval of our stockholders, and we are not restricted by our governing documents or otherwise in the amount of leverage that we may use. To the extent that we use leverage in the future, we may mitigate interest rate risk through utilization of hedging instruments, primarily interest rate swap and cap agreements, to serve as a hedge against future interest rate increases on our borrowings.

Summary of Risk Factors

An investment in shares of our common stock involves various risks. You should consider carefully the risks discussed below and under the heading “Risk Factors” beginning on page 27 of this prospectus before purchasing our common stock, as well as those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated herein by reference and the other reports incorporated herein by reference. If any of the events described occur, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

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We are dependent on our Manager, Colony Capital and their key personnel for our success, and we may not find a suitable replacement for our Manager and Colony Capital if the management agreement or the investment advisory agreement is terminated, or for these key personnel if they leave our Manager or Colony Capital or otherwise become unavailable to us, which would materially and adversely affect us.

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There are various conflicts of interest in our relationship with Colony Capital and its affiliates, including our Manager, which could result in decisions that are not in the best interests of our stockholders.

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Our Manager and its affiliates, including Colony Capital, have limited experience managing a portfolio of assets in the manner necessary to maintain our exemption under the 1940 Act, and had no experience managing a public company prior to serving as our Manager.

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Maintenance of our exemption from registration under the 1940 Act imposes significant limits on our operations, which may have a material adverse effect on our ability to execute our business strategy.

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Our current and future direct or indirect joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on joint venture partners’ financial condition and liquidity and disputes between us and our joint venture partners.

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Certain private investment funds managed by Colony Capital or its affiliates may have the right to co-invest with us in our investments, which could adversely affect our ability to invest timely in our target assets, thereby materially and adversely affecting our results of operations and our ability to make distributions to our stockholders.

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If we fail to develop, enhance and implement strategies to adapt to changing conditions in the commercial real estate industry and capital markets, our financial condition and results of operations may be materially and adversely affected.

•	We may change our business, investment, leverage and financing strategies without stockholder consent.

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A continued economic slowdown, recession or further decline in real estate values may cause us to experience losses related to our assets, which may adversely affect our results of operations, the availability and cost of credit and cash available for distribution to our stockholders.

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We operate in a highly competitive market for investment opportunities, and competition may limit our ability to continue to acquire attractive investments in our target asset classes on favorable terms or at all, which could have a material adverse effect on our business, financial condition and results of operations.

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The documents that govern our credit facility restrict our ability to engage in certain activities and require mandatory prepayment in certain circumstances, either of which could materially adversely affect our growth prospects, financial condition and ability to make distributions to our stockholders.

•	The market price and trading volume of our common stock may vary substantially.

•	Qualifying as a REIT involves highly technical and complex provisions of the Internal Revenue Code.

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If we do not qualify as a REIT or fail to remain qualified as a REIT, we will be subject to U.S. federal income tax and potentially state and local taxes which would reduce the amount of cash available for distribution to our stockholders.

•	Complying with REIT requirements may force us to forgo and/or liquidate otherwise attractive investment opportunities.

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The management agreement with our Manager was not negotiated on an arm’s length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party and may be costly and difficult to terminate.

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Our Manager manages our portfolio pursuant to very broad investment guidelines approved by our board of directors, and our board of directors does not approve each investment and financing decision made by our Manager unless required by our investment guidelines.

•	Our ability to transfer assets purchased in structured transactions with the FDIC is restricted, which could have a material adverse effect on us.

Management Agreement

We are externally managed and advised by our Manager, which is a wholly owned subsidiary of Colony Capital. All of our officers are employees of our Manager or its affiliates, and we do not have any employees. Our Manager is required to provide us with our management team, including a chief executive officer, president, chief financial officer (who is seconded exclusively to us pursuant to a secondment agreement with Colony Capital), chief investment officer and chief compliance officer, along with appropriate support personnel, to provide management services to us.

Concurrently with the completion of our IPO, we entered into a management agreement with our Manager pursuant to which our Manager provides for the day-to-day management of our operations. Our Manager is responsible for (1) the selection, purchase and sale of our portfolio investments, (2) our financing activities and (3) providing us with investment advisory services. The management agreement requires our Manager to manage our business affairs in conformity with the investment guidelines and other policies that are approved and monitored by our board of directors. Our Manager’s role as Manager is under the supervision and direction of our board of directors. Our Manager has an Investment Committee that oversees our investment guidelines, our investment portfolio and its compliance with our investment guidelines and policies.

The initial term of the management agreement expires on September 29, 2012 and will be automatically renewed for a one-year term each anniversary date thereafter unless previously terminated as described below. Our independent directors review our Manager’s performance and the fees that may be payable to our Manager annually and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, based upon (1) unsatisfactory performance that is materially detrimental to us or (2) our determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent such termination due to unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We must provide 180 days prior written notice of any such termination. We may also terminate the management agreement at any time, including during the initial term, without the payment of any termination fee, with at least 30 days prior written notice from our board of directors for cause, as defined in the management agreement. Unless terminated for cause, our Manager will be paid a termination fee. Our Manager may terminate the management agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may decline to renew the management agreement by providing us with 180 days prior written notice, in which case we would not be required to pay a termination fee.

For the year ended December 31, 2010 and the period from June 23, 2009 (Date of Inception) to December 31, 2009, we incurred base management fees of $3.5 million and $0.2 million, respectively, pursuant to the management agreement with our Manager. The increase in base management fees resulted from the investment of our net IPO proceeds, which were fully deployed as of October 8, 2010 in our target assets. As of the date of this prospectus, no incentive fees have been earned by our Manager. For more information about our management agreement, see “Our Manager and the Management Agreement.”

Conflicts of Interest and Related Policies

We are externally advised by our Manager, which is a wholly owned subsidiary of Colony Capital, and all of our officers are employees of our Manager or its affiliates. Pursuant to our management agreement, our Manager is obligated to supply us with substantially all of our senior management team, and our chief financial officer is seconded exclusively to us pursuant to a secondment agreement with Colony Capital. Subject to investment, leverage and other guidelines or policies adopted by our board of directors, our Manager has significant discretion regarding the implementation of our investment and operating policies and strategies. Neither our Manager nor Colony Capital is obligated to dedicate any specific personnel exclusively to us (other than our chief financial officer), nor are they or their personnel (other than our chief financial officer) obligated to dedicate any specific portion of their time to the management of our business. As a result, we cannot provide any assurances regarding the amount of time our Manager or Colony Capital will dedicate to the management of our business. Moreover, each of our officers, other than our chief financial officer (who is seconded exclusively to us), and non-independent directors is also an employee of our Manager or one of its affiliates and has significant responsibilities for other investment vehicles currently managed by Colony Capital and its affiliates, and may not always be able to devote sufficient time to the management of our business. Consequently, we may not receive the level of support and assistance that we otherwise might receive if we were internally managed. Certain of our executive officers and directors who are also employees of Colony Capital or one of its affiliates may also invest from time to time indirectly in certain of the investments through funds or other investment vehicles managed by Colony Capital that co-invest with us (e.g., in the general partner contributions to such funds or other investment vehicles). As a result of these relationships, these persons may have a conflict of interest with respect to us and our agreements and arrangements with our Manager and other affiliates of Colony Capital, which agreements and arrangements were not negotiated at arm’s length, and the terms of such agreements and arrangements may not have been as favorable to us as if they had been negotiated at arm’s length with an unaffiliated third party.

Certain current or future private investment funds or other investment vehicles managed by Colony Capital or its affiliates (collectively, the Co-Investment Funds) may have the right to co-invest with us in our target assets, subject to us and each Co-Investment Fund having capital available for investment and the determination by our Manager and the general partner of each Co-Investment Fund (which is or will be an affiliate of Colony Capital) that the proposed investment is suitable for us and such Co-Investment Fund, respectively. Currently, Colony Distressed Credit Fund II, L.P., or CDCF II, an investment vehicle managed by Colony Capital or its affiliates, as well as ColCo Strategic Partners, L.P., a co-investment vehicle to CDCF II, have the right to co-invest with us under certain circumstances. As of the date of this prospectus, CDCF II and ColCo Strategic Partners, L.P. had $350 million in equity capital available for co-investment in our target assets. In addition, although the commitment period for all existing Co-Investment Funds other than CDCF II and ColCo Strategic Partners, L.P. has closed, Colyzeo Investors II, L.P. may continue to co-invest with us in new investments that were identified prior to the closing of its commitment period. Depending on the circumstances, we may co-invest in a particular asset with one or any combination of the Co-Investment Funds. In the event that we co-invest with a Co-Investment Fund, we will not incur any additional fees payable to Colony Capital, our Manager or any of their affiliates. We would be required to pay our pro rata portion (based upon percentage of equity) of transaction and other investment-level expenses incurred in connection with such co-investment. To the extent that a Co-Investment Fund has significant available capital, the likelihood that we may co-invest in a particular asset with such fund could increase significantly. We also expect that, in the future, Colony Capital will sponsor other private investment funds that primarily will invest in our target assets. To the extent that we acquire assets with the Co-Investment Funds or similar funds sponsored by Colony Capital in the future, our ability to invest the proceeds from this offering in revenue-generating assets in the near term may be hindered, which could have a material adverse effect on our results of operations and ability to make distributions to our stockholders.

To address certain potential conflicts arising from our relationship with Colony Capital or its affiliates, pursuant to an investment allocation agreement among our Manager, Colony Capital and us, our Manager and Colony Capital have agreed that, for so long as the management agreement is in effect, neither they nor any of their affiliates will sponsor or manage (i) any additional publicly traded investment vehicle that will primarily acquire or originate assets secured by U.S. collateral that are substantially similar to our target assets or (ii) any publicly traded investment vehicle that will primarily acquire or originate assets secured by non-U.S. collateral that are substantially similar to our target assets or any private investment vehicle that will primarily acquire or originate assets that are substantially similar to our target assets without providing us with the right (but not the obligation) to contribute, subject to our investment guidelines, our availability of capital and maintaining our qualification as a REIT for U.S. federal income tax purposes and our exemption from registration under the 1940 Act, at least one-half of the capital to be funded by such investment vehicles in assets secured by U.S. collateral (or at least one-third for assets secured by non-U.S. collateral) that are substantially similar to our target assets, subject to change if agreed upon by a majority of our independent directors. To date, with respect to certain of our co-investments, we have contributed less than our full entitlement in order to maintain our qualification as a REIT, our exemption from registration under the 1940 Act and/or diversification of our assets. All such co-investments where we contributed less than our full entitlement were approved by our independent directors. To the extent that we do not have sufficient capital to contribute our full entitlement of the capital required for any such proposed investment by such investment vehicles, the allocation agreement provides for a fair and equitable allocation of investment opportunities among all such vehicles and us, in each case, taking into account the suitability of each investment opportunity for the particular vehicle and us and each such vehicle’s and our availability of capital for investment. This allocation agreement also will apply to any existing Co-Investment Funds. Our board of directors will re-evaluate the allocation agreement from time to time.

Our Manager and Colony Capital have also agreed that, for so long as the management agreement is in effect, with respect to public or private investment vehicles sponsored or managed by Colony Capital or its affiliates that do not primarily acquire or originate assets that are substantially similar to our target assets, the allocation agreement provides for a fair and equitable allocation of investment opportunities in assets that are substantially similar to our target assets among all such vehicles and us, in each case taking into account the suitability of each investment opportunity for the particular vehicle and us, each such vehicle’s and our availability of capital for investment and the sourcing of such investment.

Colony Capital and/or our Manager may in the future change then-existing, or adopt additional, conflicts of interest resolution policies and procedures designed to support the equitable allocation and to prevent the preferential allocation of investment opportunities among entities with overlapping investment objectives. Our independent directors periodically review our Manager’s and Colony Capital’s compliance with these conflicts of interest and allocation provisions.

Our Manager receives substantial base management fees regardless of the performance of our portfolio and, as a result, our Manager might not have an adequate incentive to devote its time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio. For the year ended December 31, 2010 and the period from June 23, 2009 (Date of Inception) to December 31, 2009, we incurred base management fees of $3.5 million and $0.2 million, respectively, pursuant to the management agreement with our Manager. In addition, our Manager has the ability to earn incentive fees each quarter based on our Core Earnings (as defined in the management agreement), which may create an incentive for our Manager to invest in assets with higher yield potential, which may be riskier and more speculative, or sell an asset prematurely for a gain, in an effort to increase our short-term net income and thereby increase the incentive fees to which it is entitled. As of the date of this prospectus, no incentive fees have been earned by our Manager.

We do not have a policy that expressly prohibits our directors, officers, security holders or affiliates from engaging for their own account in business activities of the types conducted by us. As a result, certain of our executive officers and directors who are also employees of Colony Capital may also invest from time to time in certain of our investments in which we co-invest with funds managed by Colony Capital. Our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers and personnel, as well as employees of our Manager and its affiliates who provide services to us, from engaging in any transaction that involves an actual conflict of interest with us. Notwithstanding the prohibitions in our code of business conduct and ethics, after considering the relevant facts and circumstances of any actual conflict of interest, the nominating and corporate governance committee of our board of directors, which is comprised solely of independent directors, may, on a case-by-case basis and in their sole discretion, waive such conflict of interest.

Operating and Regulatory Structure

REIT Qualification

We elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our initial taxable year ended December 31, 2009. We hold certain of our assets through taxable REIT subsidiaries, or TRSs, which will be subject to corporate-level income tax at regular rates. Our qualification as a REIT depends upon our ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, relating to, among other things, the sources of our gross income and the composition and values of our assets (which, based on the types of assets we own, can fluctuate rapidly, significantly and unpredictably), our distribution levels and the diversity of ownership of our shares. We believe that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code and that our intended method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT.

So long as we continue to qualify as a REIT, we generally will not be subject to U.S. federal income tax at the REIT level on our taxable income that we distribute currently to our stockholders, but we will be subject to U.S. federal and state income tax (and any applicable non-U.S. taxes) on the net income earned by our TRSs. Due to the nature of the assets in which we invest, we expect our TRSs will have a material amount of assets and net taxable income. If we fail to qualify for taxation as a REIT in any taxable year, and the statutory relief provisions of the Internal Revenue Code do not apply, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Distributions to stockholders in any year in which we are not a REIT would not be deductible by us, nor would they be required to be made. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property.

1940 Act Exemption

We intend to continue to conduct our operations so that we are not required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act.

We are organized as a holding company that conducts its businesses primarily through wholly owned or majority-owned subsidiaries. We intend to conduct our operations so that we do not come within the definition of an investment company because less than 40% of the value of our total assets on an unconsolidated basis will consist of “investment securities.” The securities issued to us by any wholly owned or majority-owned subsidiaries that we form that are relying on the exception from the definition of “investment company” contained in Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis. We monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe we are not considered an investment company under Section 3(a)(1)(A) of the 1940 Act because we do not engage primarily and do not hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through our wholly owned and majority-owned subsidiaries, we are primarily engaged in the non-investment company businesses of these subsidiaries.

We believe that certain of our subsidiaries qualify for an exemption from registration under the 1940 Act as an investment company pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exemption generally requires that at least 55% of such subsidiaries’ assets must be comprised of qualifying assets and at least 80% of each of their portfolios must be comprised of qualifying assets and real estate-related assets under the 1940 Act. We treat as qualifying assets for this purpose whole mortgage loans, DIP loans that are wholly secured by first mortgage liens on the debtor’s real estate assets, B Notes representing direct participation in mortgage loans fully secured by real property and certain mezzanine loans, in each case meeting certain other qualifications based upon SEC staff no-action letters, bridge loans wholly secured by first priority liens on real estate that provide interim financing to borrowers seeking short-term capital (with terms of generally up to three years), certain CMBS, RMBS representing ownership of an entire pool of mortgage loans, and REO and other properties owned by us from time to time, including any that we may triple net lease to others. Each of our subsidiaries relying on Section 3(c)(5)(C) relies on guidance published by the SEC staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate-related assets. The SEC staff has not, however, published guidance with respect to the treatment of some of these assets under Section 3(c)(5)(C). To the extent that the SEC staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. In addition, we have been and in the future may be limited in our ability to make certain investments and these limitations could result in the subsidiary holding assets we might wish to sell or selling assets we might wish to hold.

Certain of our subsidiaries may rely on the exemption provided by Section 3(c)(6) to the extent that they hold mortgage assets through majority-owned subsidiaries that rely on Section 3(c)(5)(C). The SEC staff has issued little interpretive guidance with respect to Section 3(c)(6) and any guidance published by the staff could require us to adjust our strategy accordingly.

If we or our subsidiaries fail to maintain an exception or exemption from the 1940 Act, we could, among other things, be required either (a) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company under the 1940 Act, either of which could have an adverse effect on us and the market price of our securities. If we were required to register as an investment company under the 1940 Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters.

Qualification for exemption from registration under the 1940 Act will limit our ability to make certain investments. For example, these restrictions will limit the ability of our subsidiaries that rely on 3(c)(5)(C) to invest directly in mortgage-backed securities, or MBSs, that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain asset-backed securities, or ABS, and real estate companies or in assets not related to real estate.

We also hold a minority equity interest in First Republic Bank, a publicly traded bank, the value of which may fluctuate significantly based upon the public trading price of the bank’s common stock. If this investment appreciates materially, in order to remain exempt from regulation under the 1940 Act, we may seek to sell all or a portion of our interest in First Republic Bank and/or other investments when we may otherwise wish to hold such investment(s), although we may be unable to sell any such investment(s). This could adversely affect our ability to maintain our exemption from regulation under the 1940 Act.

To the extent that the Staff of the Division of Investment Management of the SEC provides more specific guidance regarding any of the matters bearing upon any exemption, we may be required to adjust our holdings and strategies accordingly. Any additional guidance from the Staff of the Division of Investment Management of the SEC could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

Distribution Policy

We have made regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. We intend to pay regular quarterly dividends to our stockholders in an amount equal to our net taxable income, if and to the extent authorized by our board of directors. Before we pay any dividend, whether for U.S. federal income tax purposes or otherwise, we must first meet both our operating requirements and debt service, if any. In addition, our credit facility limits the annual amount of distributions we can make to the greater of (i) 95% of our net income adjusted by any non-cash impairment charges, write-downs or losses and (ii) 105% of our taxable income. If our cash available for distribution is less than our net taxable income, we could be required to sell assets or borrow funds to make cash distributions or we may make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. For more information, please see “U.S. Federal Income Tax Considerations.”

On December 9, 2010, our board of directors declared a quarterly dividend of $0.30 per share of our common stock and, on December 20, 2010, an additional (special) dividend of $0.05 per share. Both amounts were paid on January 14, 2011 to stockholders of record on December 31, 2010. On March 16, 2011, our board of directors declared a $0.32 per share quarterly cash dividend, payable on April 14, 2011, to stockholders of record as of March 28, 2011. Purchasers of shares of our common stock in this offering will not receive such dividend on the shares of common stock they purchase in this offering. We cannot assure you, however, that this level of distributions will be sustained, as any distributions that we pay in the future will depend upon our actual results of operations, economic conditions and other factors that could materially alter our current expectations. Moreover, we may be unable to generate sufficient cash flows from our operations to make distributions to our stockholders in the future. Our board of directors has the sole discretion to determine the timing, form and amount of any distributions to our stockholders.

Restrictions on Ownership and Transfer of Our Capital Stock

In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code, our charter generally prohibits any person (other than a person who has been granted an exception) from directly or indirectly, actually or constructively, owning more than 9.8% of the aggregate of the outstanding shares of our common stock by value or by number of shares, whichever is more restrictive, or 9.8%, by value or by number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of any class or series of our preferred stock. However, our charter permits exceptions to be made for stockholders provided our board of directors determines such exceptions will not jeopardize our qualification as a REIT. Our charter also prohibits any person from (1) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code, (2) transferring shares of our capital stock if such transfer would result in our being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), (3) beneficially or constructively owning shares of our capital stock that would result in our owning (directly or constructively) 10% or more of the ownership interest in a tenant of our real property if income derived from such tenant for our taxable year would result in more than a de minimis amount of non-qualifying income for purposes of the REIT tests and (4) beneficially or constructively owning shares of our capital stock that would cause us otherwise to fail to qualify as a REIT.

Corporate Information

Our principal executive office is located at 2450 Broadway, 6th Floor, Santa Monica, California 90404. Our telephone number is (310) 282-8820. Our web address is www.colonyfinancial.com. The information on, or otherwise accessible through, our web site does not constitute a part of this prospectus.

The Offering

Common stock offered by us	11,600,000 shares (plus up to an additional 1,852,500 shares of our common stock that we may issue and sell upon the exercise of the underwriters’ overallotment option).

Common stock offered by the selling stockholders	750,000 shares

Common stock to be outstanding after this offering	28,984,000 shares(1)

Use of proceeds

We estimate that the net proceeds we will receive from this offering will be approximately $            million, after deducting underwriting discounts and commissions of $            million and estimated offering expenses of approximately $             (or, if the underwriters exercise their overallotment option in full, approximately $            million, after deducting underwriting discounts and commissions of $            million and estimated offering expenses of approximately $            ). We plan to use substantially all of the net proceeds from this offering to acquire our target assets in a manner consistent with our investment strategies and investment guidelines described in this prospectus and for working capital and general corporate purposes. We focus primarily on acquiring commercial mortgage loans and other commercial real estate-related debt investments. We also have acquired and may continue to acquire other real estate and real estate-related debt assets. We may use the net proceeds from this offering to invest in assets other than our target assets subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our exemption from registration under the 1940 Act.

We will not receive any of the net proceeds from the sale of shares of our common stock in this offering by the selling stockholders. See “Use of Proceeds” on page 34.

Risk Factors	Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page 27 and other information included or incorporated by reference in this prospectus.

NYSE symbol	“CLNY”

(1)

Excludes (a) 1,852,500 shares of our common stock issuable upon the exercise of the underwriters’ overallotment option and (b) 91,000 shares of our common stock issuable in the future under our 2009 Non-Executive Director Stock Plan, or our Director Stock Plan.

Selected Financial Data

The statement of operations data and balance sheet data set forth below for the period from June 23, 2009 (Date of Inception) to December 31, 2009 and at December 31, 2010, respectively, have been derived from our audited consolidated financial statements. Our audited consolidated financial statements, and the related consolidated statements of operation, changes in stockholder equity, and cash flows from June 23, 2009 (Date of Inception) to December 31, 2009 and at December 31, 2010 can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated by reference into this prospectus. The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. We commenced operations only upon completion of our IPO on September 29, 2009, and therefore, the selected financial data presented below are not comparable or indicative of our future financial condition or results of operations.

(In thousands, except share and per share data)	Year Ended December 31, 2010	Period from June 23, 2009 (Date of Inception) to December 31, 2009
Statement of Operations Data:
Income from unconsolidated joint ventures	$24,227	$663
Interest income	3,158	428
Other income	40	—

Total income	27,425	1,091

Base management fees	3,542	196
Interest expense	555	—
Other expenses	5,785	1,293

Total expenses	9,882	1,489

Realized gain on sale of loan	603	—
Foreign exchange loss, net	(149)	—

Income before income taxes	17,997	(398)
Income tax provision	(243)	—

Net income (loss)	17,754	(398)
Net income attributable to noncontrolling interest	23	2

Net income (loss) attributable to common stockholders	$17,731	$(400)

Share Data:
Net income (loss) per common share attributable to the Company–basic	$1.20	$(0.06)
Net income (loss) per common share attributable to the Company–diluted	$1.18	$(0.06)
Dividends per share	$0.97	$0.07
Weighted average number of common shares outstanding–basic	14,716,200	6,963,000
Weighted average number of common shares outstanding–diluted(1)	15,003,700	6,963,000

(In thousands, except share and per share data)	Year Ended December 31, 2010	Period from June 23, 2009 (Date of Inception) to December 31, 2009

Balance Sheet Data—At Period End:
Investments in unconsolidated joint ventures	$248,750	$129,087
Loans receivable, net	69,929	—
Total assets	390,457	287,529
Line of credit borrowings	20,000	—
Deferred underwriting discounts and commissions payable	11,500	11,500
Total liabilities	57,178	14,112
Total stockholders’ equity	333,039	273,377
Total equity	333,279	273,417

Other Data:
Core Earnings (Loss)(2)	$17,798	$(385)
Adjusted net income attributable to common stockholders before investment transaction costs(3)	18,665	480
Cash flows provided by (used in):
Operating activities	9,857	(385)
Investing activities	(178,660)	(129,329)
Financing activities	77,716	287,044

(1)

For the period from June 23, 2009 (Date of Inception) to December 31, 2009, excluded from the calculation of diluted loss per share is 137,000 weighted average dilutive common share equivalents outstanding related to common stock issuable for reimbursement of Manager’s payment of underwriting discounts and commissions as the effect of their inclusion would be antidilutive due to the reported net loss for the period.

(2)

Core Earnings is a non-GAAP financial measure more fully described under “Our Manager and the Management Agreement – Management Agreement.” We believe that Core Earnings is a useful supplemental measure of our operating performance. The exclusion from Core Earnings of certain items allows investors and analysts to readily identify the operating results of the assets that form the core of our activity and assists in comparing those operating results between periods. Core Earnings is also the basis upon which the incentive fee to our Manager is calculated and is a key factor in determining the performance hurdle for the reimbursement of our Manager’s partial payment of the initial underwriting discounts and commissions. Also, as some of our competitors use a similar supplemental measure, it facilitates comparisons of operating performance to other mortgage REITs. However, other mortgage REITs may use different methodologies to calculate Core Earnings, and accordingly, our Core Earnings may not be comparable to all other mortgage REITs. Core Earnings does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income as defined by GAAP and is not indicative of cash available to fund all cash flow needs.

A reconciliation of our GAAP net income (loss) attributable to common stockholders to Core Earnings for the year ended December 31, 2010 and the period from June 23, 2009 (Date of Inception) to December 31, 2009 is presented below:

(In thousands)	Year Ended December 31, 2010	Period from June 23, 2009 (Date of Inception) to December 31, 2009
GAAP net income (loss) attributable to common stockholders	$17,731	$(400)
Adjustment to GAAP net income (loss) to reconcile to Core Earnings (Loss):
Noncash equity compensation expense	67	15

Core Earnings (Loss)	$17,798	$(385)

(3)

Adjusted net income attributable to common stockholders before investment transaction costs is a non-GAAP financial measure that adjusts net income (loss) as computed in accordance with GAAP by excluding investment transaction costs incurred by our unconsolidated joint ventures in connection with the initial acquisition of assets. We believe that this adjusted income metric is useful to investors because it presents a better understanding of the recurring performance of the assets owned by our unconsolidated joint ventures.

A reconciliation of net income attributable to common stockholders to adjusted net income attributable to common stockholders before investment transaction costs for the year ended December 31, 2010 and the period from June 23, 2009 (Date of Inception) to December 31, 2009 is presented below:

(In thousands)	Year Ended December 31, 2010	Period from June 23, 2009 (Date of Inception) to December 31, 2009
Net income (loss) attributable to common stockholders	$17,731	$(400)
Investment transaction costs	934	880

Adjusted net income attributable to common stockholders before investment transaction costs	$18,665	$480

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, together with all the other information included or incorporated by reference into this prospectus, the following risk factors and the risks we have highlighted in other sections of this prospectus, before making an investment decision to purchase shares of our common stock. The occurrence of any of the events described could materially and adversely affect our business, prospects, financial condition, results of operations and our ability to make cash distributions to our stockholders, which could cause you to lose all or a significant part of your investment in our common stock. Some statements in this prospectus constitute forward-looking statements, including statements in the following risk factors. Please refer to the section entitled “Forward-Looking Statements.”

Risks Related to This Offering

The market price and trading volume of our common stock may vary substantially.

The stock markets, including the NYSE, on which our common stock is listed, historically have experienced significant price and volume fluctuations. As a result, the market price of our common stock is likely to be similarly volatile, and investors in our common stock may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including those listed in this “Risk Factors” section of this prospectus and others such as:

•	our operating performance and the performance of other similar companies;

•	actual or anticipated changes in our business strategy or prospects;

•	actual or anticipated variations in our quarterly operating results or dividends;

•	changes in our earnings estimates;

•	the financial performance and liquidity position of companies that are borrowers under loans that we acquire or originate;

•	publication of research reports about us or the real estate industry;

•	equity issuances by us, or stock resales by our stockholders or the perception that such issuances or resales could occur;

•	the passage of legislation or other regulatory developments that adversely affect us or the assets in which we seek to invest;

•	increases in market interest rates that lead purchasers of our common stock to demand a higher yield;

•	the use of significant leverage to finance our assets;

•	changes in market valuations of similar companies;

•	additions to or departures of our Manager’s or its affiliates’ key personnel;

•	actions by our stockholders;

•	changes in accounting principles;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented in this prospectus; and

•	general market and economic conditions.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on our cash flows, our ability to execute our business strategy and our ability to make distributions to our stockholders.

Common stock eligible for future sale may have adverse effects on our share price.

We and the selling stockholders are offering 12,350,000 shares of our common stock, as described in this prospectus. Sales of substantial amounts of our common stock into the public market, through this offering or otherwise, or the perception that such sales could occur, may adversely affect the market price of our common stock. Immediately prior to this offering, we had 17,384,000 shares of our common stock issued and outstanding. Of those shares, 14,375,000 were sold in our IPO (including the underwriters’ exercise of their overallotment option) and are freely transferable.

Certain of our executive officers and certain officers of Colony Capital and its affiliates continue to own 232,500 shares of our common stock acquired in the private placement concurrent with our IPO. Each of our executive officers and certain officers of Colony Capital and its affiliates may sell the shares of our common stock purchased in the private placement. Sales of substantial amounts of our common stock into the public market or the perception that such sales could occur may adversely affect the market price of our common stock. In addition, on December 20, 2010, we sold an aggregate of 2,750,000 shares of our common stock to certain institutional investors in a private placement (750,000 of which are being offered by the selling stockholders pursuant to this prospectus). In connection with such private placement, we granted registration rights to such investors pursuant to which we are obligated to register for resale all of the shares of our common stock acquired by such investors in the private placement. If the investors in the private placement cause a large number of shares of our common stock to be sold in the public market, such sales may have an adverse effect on the market price of our common stock. The possibility of such shares being sold in the market in and of itself may also adversely impact the trading price of our common stock.

In addition, we may issue additional shares in subsequent public offerings or private placements to make new investments or for other purposes. We are not required to offer any such shares to existing stockholders on a preemptive basis. Therefore, it may not be possible for existing stockholders to participate in such future share issuances, which may dilute the existing stockholders’ interests in us.

Under certain circumstances, the Investors in the 2010 Private Placement will be entitled to pre-emptive rights and purchase price adjustments, which would inhibit our ability to raise capital and cause dilution to our existing stockholders.

In connection with the 2010 Private Placement, we agreed to provide the Investors in the 2010 Private Placement with certain pre-emptive rights to participate in certain future offerings, including this offering, of our equity securities and purchase price adjustments under certain circumstances. We have agreed that, if, at any time prior to December 20, 2011, we determine to offer, sell, grant any option to purchase, or otherwise dispose of any shares of our common stock or any security, option, warrant, right or claim exercisable into, exchangeable for, or convertible into common stock for cash, but excluding, among other things, offerings under equity compensation plans, issuances in consideration of assets, issuances to affiliates and stock dividends (each such offer, sale, grant or disposition is referred to in this prospectus as a Subsequent Placement), we must, subject to certain exceptions, offer the Investors the opportunity to participate in such Subsequent Placement on the same terms available to other potential investors in the Subsequent Placement. This participation right is not transferable. Our obligation to offer the Investors the opportunity to participate in any Subsequent Placement is limited to the amount that allows the Investors to at least maintain their percentage ownership interest in us as measured immediately prior to the Subsequent Placement, subject to certain limitations, including limitations on the numbers of shares that can be purchased by such Investors without requiring the approval of our stockholders under the rules and regulations of the NYSE. This pre-emptive right could inhibit our ability to effectively raise equity capital due to the requirement to provide advance notice of potential offerings to the Investors and the requirement that they be permitted to participate in such offerings.

In addition, if at any time prior to December 20, 2011, we issue shares of our common stock in an offering for cash at a gross price less than $20.25 per share (as adjusted as set forth in the purchase agreement entered into in connection with the 2010 Private Placement) or common stock equivalents in any such offering where the exercise price plus the purchase price is less than $20.25 per share (as adjusted as set forth in the purchase agreement), we are obligated to issue (without any additional payment to us by the Investors in the 2010 Private Placement) an additional number of shares of our common stock (or pay an equivalent amount of cash as determined in accordance with the terms of the purchase agreement) to the Investors in an amount necessary to reduce the aggregate purchase price paid by the Investors under the purchase agreement to the purchase price paid by participants in any such offering. As a result, to the extent that we issue shares of our common stock or common stock equivalents for per share amounts less than $20.25 (as adjusted as set forth in the purchase agreement), we will be required to issue additional shares of common stock or to pay cash to the Investors in the 2010 Private Placement, which would be dilutive to our existing stockholders or which could adversely affect our financial condition and cash flows. This participation right is not transferable. Furthermore, the existence of this anti-dilution purchase price adjustment may cause us to seek alternative sources of capital that would not trigger payment of such purchase price adjustment, and such alternative sources may not be available on favorable terms, or at all.

In addition, pursuant to the terms of a registration rights agreement entered into in connection with the 2010 Private Placement, if the shares of our common stock sold in the 2010 Private Placement have not been registered for resale (within 270 days of the closing date), the Investors will receive a downward purchase price adjustment to the purchase price paid in an amount that, when combined with any previous anti-dilution adjustments provided for under the purchase agreement entered into in connection with the 2010 Private Placement, is equal to 5% of the purchase price paid by the Investors in the 2010 Private Placement. The purchase price adjustment would cause dilution to our existing stockholders to the extent of such purchase price adjustment.

We have not established a minimum distribution payment level and we may be unable to generate sufficient cash flows from our operations to make distributions to our stockholders in the future.

We are generally required to distribute to our stockholders at least 90% of our taxable income each year in order to qualify as a REIT under the Internal Revenue Code, which requirement we currently intend to satisfy. To the extent we satisfy the 90% distribution requirement but distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. We have not established a minimum distribution payment level, and our ability to make distributions to our stockholders may be adversely affected by the risk factors described in this prospectus. Moreover, we may be unable to generate sufficient cash flows from our operations to make distributions to our stockholders in the future. Therefore, although we anticipate making quarterly distributions to our stockholders, our board of directors has the sole discretion to determine the timing, form and amount of any such distributions.

In addition, our credit facility limits the annual amount of distributions we can make to the greater of (i) 95% of our net income adjusted by any non-cash impairment charges, write-downs or losses and (ii) 105% of our taxable income.

Although we currently do not intend to do so, until our portfolio of assets generates sufficient income and cash flow, we could be required to sell assets, borrow funds or make a portion of our distributions in the form of a taxable stock distribution or distribution of debt securities. To the extent that we are required to sell assets in adverse market conditions or borrow funds at unfavorable rates, our results of operations could be materially and adversely affected. In addition, we could be required to utilize the net proceeds of this offering or our 2010 Private Placement to fund our quarterly distributions, which would reduce the amount of cash we have available for investing and other purposes. Funding our distributions from the net proceeds of this offering or our 2010 Private Placement may constitute a return of capital to our investors, which would have the effect of reducing the basis of a stockholder’s investment in our common stock.

Our board of directors will make determinations regarding distributions based upon, among other factors, our historical and projected results of operations, financial condition, cash flows and liquidity, maintenance of our REIT qualification and other tax considerations, capital expenditure and other expense obligations, debt covenants, contractual prohibitions or other limitations and applicable law and such other matters as our board of directors may deem relevant from time to time. Among the factors that could impair our ability to make distributions to our stockholders are:

•	our inability to invest the net proceeds of this offering or our 2010 Private Placement;

•	our inability to realize attractive risk-adjusted returns on our investments;

•	unanticipated expenses that reduce our cash flow or non-cash earnings;

•	defaults in our investment portfolio or decreases in the value of the underlying assets; and

•	the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.

As a result, no assurance can be given that we will be able to make distributions to our stockholders in the future or that the level of any distributions we do make to our stockholders will achieve a market yield or increase or even be maintained over time, any of which could materially and adversely affect the market price of our common stock.

In addition, distributions that we make to our stockholders will generally be taxable to our stockholders as ordinary income. However, a portion of our distributions may be designated by us as long-term capital gains to the extent that they are attributable to capital gain income recognized by us or may constitute a return of capital to the extent that they exceed our earnings and profits as determined for tax purposes. A return of capital is not taxable, but has the effect of reducing the basis of a stockholder’s investment in our common stock.

Future offerings of debt or equity securities, which could rank senior to our common stock, may adversely affect the market price of our common stock.

If we decide to issue debt or equity securities in the future, which could rank senior to our common stock, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in us.

We have not yet identified any specific investments to be acquired with the net proceeds of this offering and, therefore, you will be unable to evaluate the allocation of net proceeds from this offering or the economic merits of our future investments prior to making an investment decision.

Until appropriate investments can be identified, our Manager may invest the net proceeds of this offering in interest-bearing short-term investments, including money market accounts and/or U.S. treasury securities, that are consistent with our intention to qualify as a REIT and maintain our exemption from registration under the 1940 Act. These investments are expected to provide a lower net return than we will seek to achieve from investments in our target assets. Even if suitable investment opportunities are available, there can be no assurance that our Manager’s due diligence processes will uncover all potential liabilities or weaknesses associated with any particular investment or that any such investment will be successful.

We cannot assure you that we will be able to identify additional assets that meet our investment objectives, that we will be successful in consummating any investment opportunities we identify or that one or more investments we may make using the net proceeds of this offering will generate revenue, income or cash flow. Our inability to do any of the foregoing could materially and adversely affect our results of operations and cash flows and our ability to make distributions to our stockholders.

Investing in our common stock may involve a high degree of risk.

The investments that we make in accordance with our investment objectives may result in a high amount of risk when compared to alternative investment options and volatility or loss of principal. Our investments may be highly speculative and aggressive, and therefore an investment in our common stock may not be suitable for someone with lower risk tolerance.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus constitute forward-looking statements within the meaning of federal securities laws, and we intend such statements to be covered by the safe harbor provisions contained therein. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this prospectus reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. Statements regarding the following subjects, among others, may be forward-looking:

•	use of and the ability to effectively invest or utilize the net proceeds from this offering;

•	our business and investment strategy;

•	our investment portfolio;

•	our projected operating results;

•	actions and initiatives of the U.S. Government and changes to U.S. Government policies and the execution and impact of these actions, initiatives and policies;

•	our ability to obtain financing arrangements;

•	financing and advance rates for our target assets;

•	our expected leverage;

•	our compliance with our obligations under, and restrictions imposed by, our credit facility;

•	general volatility of the markets in which we invest;

•	our expected investments;

•	our expected co-investment allocations and related requirements;

•	interest rate mismatches between our target assets and our borrowings used to fund such investments;

•	changes in interest rates and the market value of our target assets;

•	changes in prepayment rates on our target assets;

•	effects of hedging instruments on our target assets;

•	rates of default or decreased recovery rates on our target assets;

•	the degree to which our hedging strategies may or may not protect us from interest and foreign exchange rate volatility;

•	impact of changes in governmental regulations, tax law and rates, and similar matters;

•	our ability to maintain our qualification as a REIT for U.S. federal income tax purposes;

•	our ability to maintain our exemption from registration under the 1940 Act;

•	availability of investment opportunities in mortgage-related and real estate-related investments and other securities;

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to our stockholders in the future;

•	our understanding of our competition; and

•	market trends in our industry, interest rates, real estate values, the debt securities markets or the general economy.

While forward-looking statements reflect our good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause our future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in this prospectus as well as the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated herein by reference, and the other reports incorporated herein by reference.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $            million after deducting underwriting discounts and commissions of $            million and estimated offering expenses of approximately $            (or, if the underwriters exercise their overallotment option in full, approximately $            million after deducting underwriting discounts and commissions of $            million and estimated offering expenses of approximately $            ).

We plan to use substantially all the net proceeds from this offering to acquire our target assets in a manner consistent with our investment strategies and investment guidelines described in this prospectus and for working capital and general corporate purposes. We focus primarily on acquiring commercial mortgage loans and other commercial real estate-related debt investments. We also have acquired and may continue to acquire other real estate and real estate-related debt assets. The allocation of our capital among our target assets will depend on prevailing market conditions and may change over time in response to different prevailing market conditions, including with respect to interest rates and general economic and credit market conditions. In addition, we also may use the net proceeds from this offering to invest in assets other than our target assets, subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our exemption from registration under the 1940 Act. Until appropriate investments can be identified, our Manager may invest the net proceeds from this offering in interest-bearing short-term investments, including U.S. treasury securities or a money market account, that are consistent with our intention to qualify as a REIT and maintain our exemption from registration under the 1940 Act. These investments are expected to provide a lower net return than we seek to achieve from our target assets.

We will not receive any of the net proceeds from the sale of shares of our common stock in this offering by the selling stockholders.

PRICE RANGE OF COMMON STOCK AND DIVIDEND PAYMENTS

Our common stock began trading on the NYSE under the symbol “CLNY” on September 24, 2009. On March 30, 2011, the closing price of our common stock, as reported on the NYSE, was $20.17. As of March 18, 2011, there were approximately 35 registered record holders of shares of our common stock. This figure does not include beneficial owners who hold shares of our common stock in nominee name. The following table sets forth, for the periods indicated, the high and low sales prices per share for our common stock, and the dividends paid with respect to such shares:

Quarter Ended	High	Low	Close	Cash Dividends Declared Per Share of Common Stock
September 30, 2009(1)	$19.66	$19.25	$19.55	$—
December 31, 2009	20.99	18.44	20.37	0.07
March 31, 2010	21.00	18.76	20.00	0.16
June 30, 2010	20.35	16.76	16.90	0.21
September 30, 2010	18.85	16.50	18.48	0.25
December 31, 2010	20.46	18.15	20.02	0.35	(2)
March 31, 2011(3)	21.45	19.60	20.17	0.32	(4)

(1)	Reflects the period between September 24, 2009, the date our common stock started trading on the NYSE, and September 30, 2009.
(2)	Reflects our quarterly dividend of $0.30 per common share and an additional (special) dividend of $0.05 per common share.
(3)	Through March 30, 2011.
(4)	On March 16, 2011, our board of directors declared a $0.32 per share quarterly cash dividend, payable on April 14, 2011, to stockholders of record as of March 28, 2011. Purchasers of shares of our common stock in this offering will not receive such dividend on the shares of common stock they purchase in this offering.

DISTRIBUTION POLICY

We have made regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. We intend to pay regular quarterly dividends to our stockholders in an amount equal to our net taxable income, if and to the extent authorized by our board of directors. Before we pay any dividend, whether for U.S. federal income tax purposes or otherwise, we must first meet both our operating requirements and debt service, if any. In addition, our credit facility limits the annual amount of distributions we can make to the greater of (i) 95% of our net income adjusted by any non-cash impairment charges, write-downs or losses and (ii) 105% of our taxable income.

On December 9, 2010, our board of directors declared a quarterly dividend of $0.30 per share of our common stock and on December 20, 2010, an additional (special) dividend of $0.05 per share. Both amounts were paid on January 14, 2011 to stockholders of record on December 31, 2010. On March 16, 2011, our board of directors declared a $0.32 per share quarterly cash dividend, payable on April 14, 2011, to stockholders of record as of March 28, 2011. Purchasers of shares of our common stock in this offering will not receive such dividend on the shares of common stock they purchase in this offering. We cannot assure you, however, that this level of distributions will be sustained, as any distributions that we pay in the future will depend upon our actual results of operations, economic conditions and other factors that could materially alter our current expectations. Moreover, we may be unable to generate sufficient cash flows from our operations to make distributions to our stockholders in the future. Therefore, although we anticipate making quarterly distributions to our stockholders, our board of directors has the sole discretion to determine the timing, form (including cash and shares of our common stock at the election of each of our stockholders) and amount of any distributions to our stockholders. Although not currently anticipated, in the event that our board of directors determines to make distributions in excess of the income or cash flow generated from our portfolio of assets, we may make such distributions from the proceeds of this or future offerings of equity or debt securities or other forms of debt financing or the sale of assets.

If we pay a taxable stock distribution, our stockholders would be sent a form that would allow each stockholder to elect to receive its proportionate share of such distribution in all cash or in all stock, and the distribution will be made in accordance with such elections, provided that if the stockholders’ elections, in the aggregate, would result in the payment of cash in excess of the maximum amount of cash to be distributed, then cash payments to stockholders who elected to receive cash will be prorated, and the excess of each such stockholder’s entitlement in the distribution, less such prorated cash payment, would be paid to such stockholder in shares of our common stock.

To the extent that in respect of any calendar year, cash available for distribution is less than our taxable income, we could be required to sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. In addition, we could be required to utilize the net proceeds of this offering to fund our quarterly distributions, which would reduce the amount of cash we have available for investing and other purposes. We generally will not be required to make distributions with respect to activities conducted through any TRS that we form following the completion of this offering. For more information, see “U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT.”

To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our taxable income to holders of our common stock out of assets legally available therefor. Dividends and other distributions made by us will be authorized and determined by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and other factors described below. We cannot assure you that our distributions will be sustained or that our board of directors will not change our distribution policy in the future. Any dividends or other distributions we pay in the future will depend upon our actual results of operations, economic conditions, debt service requirements and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our assets, our operating expenses, interest expense and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see “Risk Factors.”

We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain, or may constitute a return of capital. We will publish annually a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For a more complete discussion of the tax treatment of distributions to holders of shares of our common stock, see “U.S. Federal Income Tax Considerations.”

CAPITALIZATION

The following table sets forth (1) our actual capitalization at December 31, 2010 and (2) our as adjusted capitalization, which reflects the sale by us of 11,600,000 shares of our common stock in this offering at a price of $             per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with “Use of Proceeds” and “Selected Financial Data,” included elsewhere in this prospectus, as well as our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated by reference into this prospectus.

	As of December 31, 2010
(in thousands, except share and per share data)	Actual(1)		As Adjusted(1)(2) (unaudited)
Cash and cash equivalents	$66,245	(3)			$(3)

Debt:
Line of credit	$20,000	(3)		$0	(3)
Secured financing	14,000			14,000

Total debt	34,000			14,000

Equity:
Preferred stock, par value $0.01 per share; 50,000,000 shares authorized and 0 shares issued and outstanding, historical, as adjusted	—			—
Common stock, par value $0.01 per share; 450,000,000 shares authorized; 17,384,000 issued and outstanding, historical; and 28,984,000 shares issued and outstanding, as adjusted	174
Additional paid-in capital	330,777
Retained earnings	1,152			1,152
Accumulated other comprehensive income (loss)	936			936

Total stockholders’ equity	333,039

Noncontrolling interest	240			240
Total equity	333,279

Total capitalization	$367,279		$

(1)	Excludes 91,000 shares of our common stock issuable in the future under our Director Stock Plan.
(2)	Excludes up to 1,852,500 shares issuable upon exercise of the underwriters’ overallotment option.
(3)	As of December 31, 2010, we had borrowed $20 million under our credit facility, which was fully repaid in January 2011 using cash on hand. As Adjusted balances for cash and cash equivalents and line of credit reflect the repayment of the borrowings. As of March 18, 2011, we had $0 of borrowings under our credit facility.

POLICIES WITH RESPECT TO CERTAIN OTHER ACTIVITIES

If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Internal Revenue Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

In addition, we may finance the acquisition of investments using the various sources of financing discussed in this prospectus. Our investment guidelines, the assets in our portfolio and the decision to utilize, and the appropriate levels of, leverage are periodically reviewed by our board of directors as part of their oversight of our Manager.

We may offer equity or debt securities in exchange for property or to repurchase or otherwise reacquire shares of our common stock. Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, we may in the future invest in debt securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We do not intend that our investments in securities will require us to register as an investment company under the 1940 Act, and we would intend to divest such securities before any such registration would be required.

We engage in the purchase and sale of investments. Consistent with our investment guidelines, we may in the future make loans to third parties in the ordinary course of business for investment purposes. As of the date of this prospectus, we do not intend to underwrite the securities of other issuers.

We make our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and amendments to those reports or statements available free of charge on our website at www.colonyfinancial.com, under “Investor Relations—SEC Filings,” as soon as reasonably practicable after we file these materials with, or furnish them to, the SEC. Pursuant to the Securities Exchange Act of 1934, or the Exchange Act, we are required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Our board of directors may change any of these policies without prior notice to you or a vote of our stockholders.

OUR MANAGER AND THE MANAGEMENT AGREEMENT

General

We are externally managed and advised by our Manager. Each of our officers is an executive of Colony Capital. However, our chief financial officer is seconded exclusively to us pursuant to a secondment agreement with Colony Capital. The executive offices of our Manager are located at 2450 Broadway, 6th Floor, Santa Monica, California 90404, and the telephone number of our Manager’s executive offices is (310) 282-8820.

Officers of Our Manager

The following sets forth certain information with respect to each of the executive officers and certain other officers of our Manager, as of the date of this prospectus:

Officer	Age	Position Held with Our Manager
Thomas J. Barrack, Jr.	63	Chief Executive Officer
Richard B. Saltzman	54	President
Jonathan H. Grunzweig	47	Vice President
Mark M. Hedstrom	52	Vice President, Secretary and Treasurer
Ronald M. Sanders	47	Vice President and Chief Legal Officer
Kevin P. Traenkle	41	Chief Investment Officer
David A. Palamé	33	Chief Compliance Officer

Set forth below is biographical information for the officers of our Manager.

Thomas J. Barrack, Jr. has served as the executive chairman of our board of directors since our formation in June 2009. He also serves as the Chairman and Chief Executive Officer of Colony Capital and as the chief executive officer of our Manager. As the Chairman and Chief Executive Officer of Colony Capital, Mr. Barrack provides overall strategic and investment direction and leadership to Colony Capital.

Prior to founding Colony Capital, where Mr. Barrack has worked since its formation in 1991, Mr. Barrack was a principal with the Robert M. Bass Group, the principal investment vehicle of the Fort Worth, Texas investor Robert M. Bass. Prior to joining the Robert M. Bass Group, Mr. Barrack also served in the Reagan administration as Deputy Undersecretary of the Department of the Interior.

Since June 2010, Mr. Barrack has served on the board of First Republic Bank, a full service bank and wealth management firm, where he also serves on its Compensation and Corporate Governance and Nominating Committees. Since May 2005, Mr. Barrack has served on the public board of directors of Accor, S.A., a major global hotel group listed on Euronext Paris S.A., including as a member of Accor’s Supervisory Board since January 2006 and as a member of its Compensation, Appointments & Corporate Governance Committees since May 2005. Mr. Barrack served on the public board of Challenger Financial Services Group Limited, a diversified financial services organization listed on the Australian Securities Exchange from November 2007 to October 2010. From August 1994 to September 2007, Mr. Barrack served on the board of Continental Airlines, Inc., one of the largest passenger airlines in the United States, including as a member of its Corporate Governance Committee, Executive Committee and HR Committee. From May 2004 to June 2006, he served on the board of Megaworld Corporation, a real estate company in the Philippines primarily engaged in developing large-scale mixed-use planned communities.

Mr. Barrack received a B.A. in 1969 from the University of Southern California. He attended law school at the University of San Diego and the University of Southern California, where he was an editor of the law review and received a J.D. from the University of San Diego in 1972.

Mr. Barrack possesses significant vision and understanding of our Company’s strategies and future direction. Mr. Barrack’s extensive investment experience in our target assets is key to the Board’s oversight of the Company’s investment strategy and management of its investment portfolio. Mr. Barrack’s prior service as Deputy Undersecretary of the Department of the Interior also provides a unique government perspective to the Board.

Richard B. Saltzman has served as our Chief Executive Officer, president and as a director since our formation in June 2009. He is also the President of Colony Capital and the president of our Manager. Mr. Saltzman shares responsibility for Colony Capital’s global operations. In particular, Mr. Saltzman guides the strategic planning, acquisition and asset management activities of Colony Capital and oversees new business initiatives. Prior to joining Colony Capital in 2003, Mr. Saltzman spent 24 years in the investment banking business primarily specializing in real estate-related businesses and investments. Most recently, he was a Managing Director and Vice Chairman of Merrill Lynch’s investment banking division. As a member of the investment banking operating committee, he oversaw the firm’s global real estate, hospitality and restaurant businesses. Previously, he also served as Chief Operating Officer of Investment Banking, had responsibility for Merrill Lynch’s Global Leveraged Finance business, and was also responsible for various real estate-related principal investments including the Zell/Merrill Lynch series of funds which acquired more than $3.0 billion of commercial real estate assets and where Mr. Saltzman was a member of the investment committee.

Since July 2003, Mr. Saltzman has served on the board of directors of Kimco Realty Corporation, a publicly traded real estate investment trust, and as a member of Kimco’s Compensation Committee. He is also on the board of directors of the Real Estate Roundtable and a member of the Board of Trustees of the Urban Land Institute. Previously, he was a Trustee and Treasurer of the Pension Real Estate Association, a Director of the Association of Foreign Investors in Real Estate, a Vice Chairman of the National Realty Committee, a past Chairman of the NRC Real Estate Capital Policy Advisory Committee, and a member of the Board of Governors of the National Association of Real Estate Investment Trusts.

Mr. Saltzman received his B.A. from Swarthmore College in 1977 and an M.S. in Industrial Administration from Carnegie Mellon University in 1979.

Mr. Saltzman’s expertise in real estate-related businesses, investments and capital markets, developed through more than 30 years of real estate principal investing and investment banking experience, provides a valuable perspective to the Board in developing and overseeing the Company’s investment strategy and management of its portfolio. In addition, Mr. Saltzman lends important insight into the Company’s direction and formation. Mr. Saltzman’s service on the boards of a real estate investment trust and other real estate-based organizations also provides the Board with valuable perspectives into the real estate industry.

Jonathan H. Grunzweig has served as vice president of our Manager since its formation in June 2009. Mr. Grunzweig is a Principal and the Chief Investment Officer of Colony Capital, and has served in such capacities since 1999 and 2006, respectively. As Chief Investment Officer, Mr. Grunzweig oversees the sourcing, structuring, execution and management of all investments and divestments of Colony Capital on a global basis. Prior to becoming Chief Investment Officer in January 2006, Mr. Grunzweig provided the same investment related responsibilities. Mr. Grunzweig also served as General Counsel for Colony Capital’s global investment program from 2000 to 2004, prior to relocating to Colony Capital’s London office from September 2004 to December 2005.

Prior to joining Colony Capital in 1999, Mr. Grunzweig was a Partner with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, where he specialized in corporate finance and mergers and acquisitions.

Mr. Grunzweig received his B.A. from Cornell University in 1985, where he was a member of Phi Beta Kappa. He received a J.D., Cum Laude, from Harvard Law School in 1988. Mr. Grunzweig has also been a periodic lecturer at the University of California at Berkeley’s Haas School of Business on the subject of International Finance and Joint Ventures.

Mark M. Hedstrom has served as vice president, treasurer and secretary of our Manager since its formation in June 2009. Mr. Hedstrom is a Principal and the Chief Financial Officer of Colony Capital, and has served in such capacities since 1997 and 1993, respectively. Mr. Hedstrom is responsible for all financial and treasury functions, as well having primary responsibility for risk management and investor reporting.

Prior to joining Colony Capital in 1993, Mr. Hedstrom was Vice President of Finance and Chief Financial Officer of Koll International, a division of The Koll Company, a $4.0 billion real estate construction, development, and management firm located in Newport Beach, California. Prior to joining Koll, Mr. Hedstrom was Vice President-Finance of Castle Pines Land Co., a leading Colorado developer of master-planned communities. Mr. Hedstrom also spent seven years in the Denver office of Ernst & Young, where he was a Senior Manager with a number of major real estate companies as his clients.

Mr. Hedstrom is a Certified Public Accountant (license inactive) and received a B.S. in accounting from the University of Colorado in 1980.

Ronald M. Sanders has served as our chief legal officer and secretary since our IPO in September 2009 and as a vice president since our formation in June 2009. Mr. Sanders also has served as vice president of our Manager since its formation in June 2009 and as its chief legal officer since September 2009. Mr. Sanders is a Principal and the General Counsel of Colony Capital, and has served in such capacities since joining Colony Capital in November 2004. Mr. Sanders is responsible for the management of global legal affairs and generally provides legal and other support to the operations of Colony Capital.

Prior to joining Colony Capital in November 2004, Mr. Sanders was a Partner with the law firm of Clifford Chance US LLP, where he specialized in the representation of private equity funds and mergers and acquisitions.

Mr. Sanders received his B.S. from the State University of New York at Albany 1985, and his J.D. from the New York University School of Law in 1988.

Kevin P. Traenkle has served as our chief investment officer since our formation in June 2009 and as chief investment officer of our Manager since September 2009. Mr. Traenkle is also a Principal of Colony Capital where he is involved in many facets of the firm’s activities including: distressed debt initiatives, investment and divestment decisions, business development and global client relations. Prior to becoming a Principal in January 2005, Mr. Traenkle served as a Vice President of Acquisitions. Before rejoining Colony Capital in 2002, Mr. Traenkle worked for Pacific Capital Group, a private equity investment firm, where he was responsible for real estate-related investment and management activities.

Previously, Mr. Traenkle was a Vice President at Colony Capital serving as a member of the acquisitions team and was responsible for the identification, evaluation, consummation, and management of investments. Prior to joining Colony Capital in 1993, Mr. Traenkle worked for an investment bank, First Albany Corporation, in its Municipal Finance department. Mr. Traenkle received a B.S. in Mechanical Engineering in 1992 from Rensselaer Polytechnic Institute in Troy, New York.

David A. Palamé has served as our and our Manager’s chief compliance officer since our IPO in September 2009. Mr. Palamé has served as the Assistant General Counsel of Colony Capital since April 2007. Mr. Palamé has and will continue to be responsible for various global legal activities and generally provide legal and other support to Colony Capital.

Prior to joining Colony Capital in April 2007, Mr. Palamé was an associate with the law firm of Sullivan & Cromwell LLP from September 2003, where he specialized in the formation of private equity funds, commercial real estate transactions and mergers and acquisitions. Beginning in August 2002, Mr. Palamé served as a law clerk to the Honorable William J. Rea, United States District Court for the Central District of California at Los Angeles.

Mr. Palamé received a B.A. from the State University of New York at Buffalo in 1999 and a J.D. from the University of Pennsylvania Law School in 2002, where he served on the board of officers of the University of Pennsylvania Law Review as a comments editor.

Investment Committee

Our Manager has an Investment Committee, which is comprised of Mr. Barrack, the chairman of the committee, Mr. Saltzman, Mr. Hedstrom and our chief financial officer, Mr. Tangen. The role of the Investment Committee is to oversee our investment guidelines, our investment portfolio and its compliance with our investment guidelines or investment portfolio holdings and related compliance with our investment and policies. The Investment Committee meets as frequently as it believes is necessary, but no less than quarterly. In addition to our Manager’s Investment Committee, we also expect to continue to benefit from the experience and expertise of Colony Capital’s Executive Committee. For more information about Colony Capital’s Executive Committee, see “—Investment Advisory Services.”

Management Agreement

Upon completion of our IPO, we entered into a management agreement with our Manager pursuant to which it provides for the day-to-day management of our operations. The management agreement requires our Manager to manage our business affairs in conformity with the investment guidelines and other policies that are approved and monitored by our board of directors. Our Manager’s role as Manager is under the supervision and direction of our board of directors. Our Manager does not manage or advise any other entities and is not actively seeking new advisory clients.

Management Services

Our Manager is responsible for (1) the selection, purchase and sale of our portfolio investments, (2) our financing activities, and (3) providing us with investment advisory services. Our Manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, which may include, without limitation, the following:

•

serving as our consultant with respect to the periodic review of the investment guidelines and other parameters for our investments, financing activities and operations, which review shall occur no less often than annually, any modification to which will be approved by a majority of our independent directors;

•

identifying, investigating, analyzing and selecting possible investment opportunities and acquiring, financing, negotiating, monitoring, retaining, selling, restructuring or disposing of investments consistent with the investment guidelines;

•

with respect to prospective purchases, sales or exchanges of investments, conducting negotiations on our behalf with sellers, purchasers, trustees, primary dealers, custodians and brokers and, if applicable, their respective agents and representatives;

•

negotiating and entering into, on our behalf, bank credit facilities, repurchase agreements, interest rate swap agreements, agreements relating to borrowings under programs established by the U.S. Government and/or any agencies thereunder and other agreements and instruments required for us to conduct our business;

•

engaging and supervising, on our behalf and at our expense, independent contractors that provide investment banking, securities brokerage, mortgage brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including transfer agent and registrar services) as may be required relating to our operations or investments (or potential investments);

•	advising us on, preparing, negotiating and entering into, on our behalf, applications and agreements relating to programs established by the U.S. Government and/or any agencies thereunder;

•	coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with the joint venture or co-investment partners;

•	providing executive and administrative personnel, office space and office services required in rendering services to us;

•

administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors, including, without limitation, the services in respect of any equity incentive plan, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

•

communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders including website maintenance, logo design, analyst presentations, investor conferences and annual meeting arrangements;

•	counseling us in connection with policy decisions to be made by our board of directors;

•

evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with such strategies as modified from time to time, while maintaining our qualification as a REIT and within our investment guidelines;

•

counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set forth in the Internal Revenue Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause us to qualify as a REIT for tax purposes;

•

counseling us regarding the maintenance of our exemption from status as an investment company required to register under the 1940 Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause us to maintain such exemption from such status;

•	furnishing reports and statistical and economic research to us regarding our activities and services performed for us by our Manager;

•

monitoring the operating performance of our investments and providing periodic reports with respect thereto to the board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

•

investing and reinvesting any money and securities of ours (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses and payment of dividends or distributions to our stockholders and partners) and advising us as to our capital structure and capital raising;

•

causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Internal Revenue Code and Treasury Regulations applicable to REITs and, if applicable, TRSs, and to conduct quarterly compliance reviews with respect thereto;

•	assisting us in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

•

assisting us in complying with all regulatory requirements applicable to us with respect to our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act of 1933, as amended, or the Securities Act, or by the NYSE;

•

assisting us in taking all necessary action to enable us to make required tax filings and reports, including soliciting stockholders for all information required by the provisions of the Internal Revenue Code and Treasury Regulations applicable to REITs;

•

placing, or arranging for the placement of, all orders pursuant to our Manager’s investment determinations on our behalf, either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

•

handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations (other than with our Manager or its affiliates), subject to such limitations or parameters as may be imposed from time to time by our board of directors;

•

using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time;

•

advising us with respect to and structuring long-term financing vehicles for our portfolio of assets and offering and selling securities publicly or privately in connection with any such structured financing;

•	forming the Investment Committee, which will propose investment guidelines to be approved by a majority of our independent directors;

•

serving as our consultant with respect to decisions regarding any financings, hedging activities or borrowings undertaken by us, including (1) assisting us in developing criteria for debt and equity financing that are specifically tailored to our investment objectives, and (2) advising us with respect to obtaining appropriate financing for our investments;

•	providing us with portfolio management;

•

arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;

•

performing such other services as may be required from time to time for the management of, and other activities relating to, our assets, business and operations as our board of directors shall reasonably request or as our Manager shall deem appropriate under the particular circumstances; and

•	using commercially reasonable efforts to cause us to comply with all applicable laws.

Liability and Indemnification

Pursuant to the management agreement, our Manager does not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager maintains a contractual as opposed to a fiduciary relationship with us (however, to the extent that officers of our Manager also serve as officers of our company, such officers will owe us duties under Maryland law in their capacity as officers of our company, which may include the duty to exercise reasonable care in the performance of such officers’ responsibilities, as well as the duties of loyalty, good faith and candid disclosure). Under the terms of the management agreement, our Manager and its officers, directors, stockholders and employees will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts constituting gross negligence, willful misconduct, bad faith or reckless disregard of their duties under the management agreement. We have agreed to indemnify our Manager and each of its officers, directors, stockholders and employees from and against any claims or liabilities, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with our business and operations or any action taken or omitted on our behalf pursuant to authority granted by the management agreement, except where attributable to gross negligence, willful misconduct, bad faith or reckless disregard of their duties under the management agreement. Our Manager has agreed to indemnify us and each of our officers, directors, employees and agents from and against any claims or liabilities arising out of or in connection with acts of our Manager constituting gross negligence, willful misconduct, bad faith or reckless disregard of their duties under the management agreement or any claims by our Manager’s employees relating to the terms and conditions of their employment by our Manager. Our Manager will not be liable for trade errors that may result from ordinary negligence, such as errors in the investment decision making process (such as a transaction that was effected in violation of our investment guidelines) or in the trade process (such as a buy order that was entered instead of a sell order, or the wrong purchase or sale of security, or a transaction in which a security was purchased or sold in an amount or at a price other than the correct amount or price). Notwithstanding the foregoing, our Manager will carry errors and omissions and other customary insurance upon the completion of this offering.

If our Manager or any of its officers, directors, stockholders or employees becomes involved in any suit, action, proceeding or investigation in connection with any matter arising out of or in connection with our Manager’s duties under the management agreement, we will periodically reimburse such person for reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. However, prior to any such advancement of expenses, such person must provide us with (i) an undertaking to promptly repay us if it is ultimately determined that such person was not entitled to be indemnified as provided in the management agreement, and (ii) a written affirmation that such person in good faith believes that it has met the standard of conduct necessary for indemnification under the management agreement.

Any person entitled to indemnification under the management agreement must seek recovery under any insurance policies by which such person is covered and must obtain our written consent prior to entering into any compromise or settlement which would result in us having an obligation to indemnify such person. Any amounts actually recovered under any applicable insurance policies will offset any amounts that we owe pursuant to our indemnification obligations under the management agreement. If the amounts for which indemnification is sought arise out of the conduct of our business and affairs and also of any other person for which an indemnified party was then acting in a similar capacity, the amount of the indemnification to be provided by us may be limited to our proportionate share thereof if so determined by us in good faith.

Management Team

Pursuant to the terms of the management agreement, our Manager is required to provide us with our management team, including a chief executive officer, president, chief financial officer, chief investment officer and chief compliance officer, along with appropriate support personnel, to provide management services to us. However, none of the officers or employees of our Manager is obligated to be dedicated exclusively to us, except for our chief financial officer who is seconded exclusively to us by Colony Capital. Members of our management team are required to devote such time to our management as is necessary and appropriate, commensurate with our level of activity.

Our Manager is required to refrain from any action that, in its sole judgment made in good faith:

•	is not in compliance with our investment guidelines;

•

would adversely and materially affect our qualification as a REIT under the Internal Revenue Code or our status as an entity intended to be exempted or excluded from investment company status under the 1940 Act; or

•

would violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or that would otherwise not be permitted by our charter, bylaws or code of conduct or other compliance policies.

If our Manager is ordered to take any action by our board of directors, our Manager will promptly notify the board of directors if it is our Manager’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or our charter or bylaws. Our Manager and its officers, directors, stockholders and employees will not be liable to us or any of our directors or stockholders for acts or omissions performed in accordance with and pursuant to the management agreement, except as provided in the management agreement.

Term and Termination

The management agreement may be amended or modified by agreement between us and our Manager. The initial term of the management agreement expires on September 29, 2012 and will be automatically renewed for a one-year term each anniversary date thereafter unless previously terminated as described below. Our independent directors review our Manager’s performance and the fees that may be payable to our Manager annually and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, based upon (1) unsatisfactory performance that is materially detrimental to us or (2) our determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent such termination due to unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We must provide 180 days prior written notice of any such termination. Unless terminated for cause, our Manager will be paid a termination fee equal to three times the sum of (i) the average annual base management fee and (ii) the average annual incentive fee earned by the Manager, in each case during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination. In addition, if the management agreement is terminated under circumstances pursuant to which we are obligated to pay a termination fee to our Manager, we would be required to reimburse our Manager for its partial payment of the IPO underwriting discounts and commissions, as described below under “—Reimbursement of Manager’s Partial Payment of IPO Underwriting Discounts and Commissions.”

We may also terminate the management agreement at any time, including during the initial term, without the payment of any termination fee, with at least 30 days prior written notice from our board of directors for cause, which is defined as:

•	our Manager’s gross negligence, bad faith, fraud, willful misconduct;

•	our Manager’s continued breach of the management agreement in any material respect following a period of 30 days after written notice thereof;

•

the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

•

a change of control of Colony Capital or our Manager, as defined in the management agreement, if a majority of our independent directors reasonably determines that the change of control is materially detrimental to us;

•	our Manager is convicted (including a plea of nolo contendere) of a felony;

•	our Manager’s inability to perform its obligations under the management agreement; or

•	the dissolution of our Manager.

Our Manager may assign the agreement in its entirety or delegate certain of its duties under the management agreement to any of its affiliates without the approval of our independent directors if such assignment or delegation does not require our approval under the Investment Advisors Act of 1940.

Our Manager may terminate the management agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may decline to renew the management agreement by providing us with 180 days written notice, in which case we would not be required to pay a termination fee. In addition, if we breach the management agreement in any material respect or are otherwise unable to perform our obligations thereunder and the breach continues for a period of 30 days after written notice to us, our Manager may terminate the management agreement upon 60 days’ written notice. If the management agreement is terminated by our Manager upon our breach, we would be required to pay our Manager the termination fee described above.

We may not assign our rights or responsibilities under the management agreement without the prior written consent of our Manager, except in the case of assignment to another REIT or other organization which is our successor, in which case such successor organization will be bound under the management agreement and by the terms of such assignment in the same manner as we are bound under the management agreement.

Base Management Fee, Incentive Fees and Expense Reimbursements

We do not maintain an office or directly employ personnel. Instead we rely on the facilities and resources of our Manager to manage our day-to-day operations.

Base Management Fee

We pay our Manager a base management fee in an amount equal to 1.5% of our stockholders’ equity, per annum, calculated and payable quarterly in arrears in cash. For purposes of calculating the base management fee, our stockholders’ equity means: (a) the sum of (1) the net proceeds from all issuances of our equity securities since inception (allocated on a pro rata basis for such issuances during the fiscal quarter of any such issuance), plus (2) our retained earnings at the end of the most recently completed calendar quarter (as determined in accordance with GAAP, adjusted to exclude any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that we pay to repurchase our common stock since inception. Our stockholders’ equity also excludes (1) any unrealized gains and losses and other non-cash items that have impacted stockholders’ equity as reported in our financial statements prepared in accordance with GAAP, (2) one-time events pursuant to changes in GAAP and certain non-cash items not otherwise described above, in each case after discussions between our Manager and our independent directors and approval by a majority of our independent directors and (3) the portion of the net proceeds of our IPO and the private placement that have not yet been initially invested in our target assets. As a result, our stockholders’ equity, for purposes of calculating the base management fee, could be greater or less than the amount of stockholders’ equity shown on our financial statements. Our Manager uses the proceeds from its base management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us. The base management fee is payable independent of the performance of our portfolio.

The base management fee of our Manager shall be calculated within 30 days after the end of each quarter and such calculation shall be promptly delivered to us. We are obligated to pay the base management fee in cash within five business days after delivery to us of the written statement of our Manager setting forth the computation of the base management fee for such quarter.

For the year ended December 31, 2010 and the period from June 23, 2009 (Date of Inception) to December 31, 2009, we incurred base management fees of $3.5 million and $0.2 million, respectively, pursuant to the management agreement with our Manager. The increase in base management fees resulted from the investment of our net IPO proceeds, which were fully deployed as of October 8, 2010 in our target assets.

Incentive Fees

Our Manager will be entitled to an incentive fee with respect to each calendar quarter (or part thereof) that the management agreement is in effect, payable quarterly in arrears, in an amount not less than zero, equal to the difference between (1) the product of (x) 20% and (y) the difference between (i) Core Earnings (as defined below), on a rolling four-quarter basis and before the incentive fee for the current quarter, and (ii) the product of (A) the weighted average of the issue price per share of common stock in all of our offerings multiplied by the weighted average number of shares of common stock outstanding (including any restricted shares of common stock and any other shares of common stock underlying awards granted under our equity incentive plans, if any) in such quarter and (B) 8%, and (2) the sum of any incentive fee paid to our Manager with respect to the first three calendar quarters of such previous four quarters; provided, however, that no incentive fee is payable with respect to any calendar quarter unless Core Earnings is greater than zero for the most recently completed 12 calendar quarters. Core Earnings is a non-GAAP financial measure and is defined as net income (loss) as determined according to GAAP excluding non-cash equity compensation expense, the costs incurred in connection with our formation and our IPO, including the initial and additional underwriting discounts and commissions, the incentive fee, real estate depreciation and amortization (to the extent that we foreclose on any properties underlying our target assets) and any unrealized gains or losses from mark-to-market valuation changes (other than permanent impairment) that are included in net income. The amount will be adjusted to exclude (i) one-time events pursuant to changes in GAAP and (ii) non-cash items which in the judgment of management should not be included in Core Earnings, which adjustments in clauses (i) and (ii) shall only be excluded after discussions between our Manager and our independent directors and after approval by a majority of our independent directors.

Our Manager will compute each quarterly installment of the incentive fee within 45 days after the end of the calendar quarter with respect to which such installment is payable and promptly deliver such calculation to our board of directors. The amount of the installment shown in the calculation will be due and payable no later than the date which is five business days after the date of delivery of such computation to our board of directors. To the extent earned by our Manager, the incentive fee will be payable to our Manager quarterly in arrears in shares of our common stock, so long as the ownership of such additional number of shares of our common stock by our Manager would not result in a violation of the stock ownership limits set forth in our charter, after giving effect to any waivers from such limit that our board of directors may grant to our Manager or its affiliates in the future. To the extent that payment of the incentive fee to our Manager in shares of our common stock would result in a violation of the stock ownership limits set forth in our charter (taking into account any applicable waiver), all or a portion of the incentive fee payable to the Manager will be payable in cash to the extent necessary to avoid such violation. The number of shares to be issued to our Manager will be equal to the dollar amount of the portion of the quarterly installment of the incentive fee payable in shares divided by the average of the closing prices of our common stock on the NYSE for the five trading days prior to the date on which such quarterly installment is paid.

As of the date of this prospectus, no incentive fees have been earned by our Manager.

Reimbursement of Expenses

We are required to reimburse our Manager for the expenses described below. Expense reimbursements to our Manager are made in cash on a quarterly basis following the end of each quarter. Our reimbursement obligation is not subject to any dollar limitation. Because our Manager’s personnel perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s length basis.

We also pay all operating expenses, except those specifically required to be borne by our Manager under the management agreement. The expenses required to be paid by us include, but are not limited to:

•	expenses in connection with our IPO, and transaction costs incident to unconsummated investments and the acquisition, disposition and financing of our consummated investments;

•

the cost of legal, tax, accounting, consulting, auditing, administrative and other similar services rendered for us by providers retained by our Manager or, if provided by our Manager’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s length basis;

•	the compensation and expenses of our directors (excluding those directors who are officers of the Manager) and the cost of liability insurance to indemnify our directors and officers;

•

costs associated with the establishment and maintenance of any of our credit facilities, other financing arrangements, or other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of our securities offerings;

•

expenses connected with communications to holders of our securities or of our subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our stock on any exchange, the fees payable by us to any such exchange in connection with its listing, costs of preparing, printing and mailing our annual report to our stockholders and proxy materials with respect to any meeting of our stockholders;

•	costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for us;

•

expenses incurred by managers, officers, personnel and agents of our Manager for travel solely on our behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of our Manager in connection with the purchase, financing, refinancing, sale or other disposition of an investment or the establishment and maintenance of any of our securitizations or any of our securities offerings;

•

costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses applicable solely to the Company or any subsidiary;

•	compensation and expenses of our custodian and transfer agent, if any;

•	the cost of maintaining compliance with all federal, state and local rules and regulations or with any other regulatory agency;

•	all taxes and license fees;

•	all insurance costs incurred in connection with the operation of our business except for the costs attributable to the insurance that our Manager elects to carry for itself and its personnel;

•	costs and expenses incurred in contracting with third parties for the servicing and special servicing of our assets;

•

all other costs and expenses relating to our business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;

•

expenses relating to any office(s) or office facilities, including but not limited to disaster backup recovery sites and facilities, maintained for us or our investments separate from the office or offices of our Manager;

•

expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the board of directors to or on account of holders of our securities or of our subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

•

any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us or any subsidiary, or against any trustee, director, partner, member or officer of us or of any subsidiary in his capacity as such for which we or any subsidiary is required to indemnify such trustee, director, partner, member or officer by any court or governmental agency; and

•

all other expenses actually incurred by our Manager (except as described below) which are reasonably necessary for the performance by our Manager of its duties and functions under the management agreement.

We will not reimburse our Manager for the salaries and other compensation of its personnel. However, pursuant to a secondment agreement between us and Colony Capital, we are responsible for Colony Capital’s expenses incurred in employing our chief financial officer, including annual base salary, bonus potential, any related withholding taxes and employee benefits. In addition, we may be required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations.

For the period from September 29, 2009 (the date we commenced operations) to December 31, 2009, we recorded $302,000 in reimbursement expenses to our Manager. For the year ended December 31, 2010, we recorded $1,656,000 in reimbursement expenses to our Manager.

Reimbursement of Manager’s Partial Payment of IPO Underwriting Discounts and Commissions

Pursuant to the underwriting agreement entered into in connection with our IPO among the underwriters, our Manager and us, our Manager paid the underwriters $0.40 per share with respect to each share sold in the IPO and the underwriters’ exercise of their overallotment option, representing a portion of the underwriting discounts and commissions. Pursuant to the management agreement, we have agreed to reimburse our Manager for its partial payment of the underwriting discounts and commissions if, during any full four calendar quarter period during the 24 full calendar quarters after the IPO, our Core Earnings for any such four-quarter period exceeds the product of (1) the weighted average of the issue price per share of common stock in all of our offerings multiplied by the weighted average number of shares of common stock outstanding (including any restricted shares of common stock and any other shares of common stock underlying awards granted under our equity incentive plans, if any) in such four-quarter period and (2) 8%. In addition, if the management agreement is terminated without cause and we are required to pay our Manager a termination fee, we would also be required to reimburse our Manager for its partial payment of the underwriting discounts and commissions irrespective of whether we have met the incentive fee hurdle described above.

Any such reimbursement of our Manager by us will be paid in the form of 287,500 shares of our common stock (the reimbursement amount divided by the IPO price per share of our common stock ($20.00)), subject to adjustment for stock splits, stock dividends, recapitalizations and similar events, so long as the ownership of such additional number of shares by our Manager would not result in a violation of the stock ownership limits set forth in our charter, after giving effect to any waivers from such limit that our board of directors may grant to our Manager or its affiliates in the future. To the extent that reimbursement of our Manager’s partial payment of the underwriting discounts and commissions in shares of our common stock would result in a violation of the stock ownership limits set forth in our charter (taking into account any applicable waiver, if any), all or a portion of the reimbursement of our Manager will be payable in cash to the extent necessary to avoid such violation.

Investment Advisory Services

Our Manager entered into an investment advisory agreement with Colony Capital effective upon the closing of our IPO. Pursuant to this agreement, our Manager has access to, among other things, Colony Capital’s portfolio management, asset valuation, risk management and asset management services as well as administration services addressing legal, compliance, investor relations and information technologies necessary for the performance of our Manager’s duties in exchange for a fee representing the Manager’s allocable cost for these services. The fee paid by our Manager pursuant to this agreement shall not constitute a reimbursable expense under the management agreement.

In addition, our Manager has access to the experience, expertise and talent of Colony Capital’s Executive Committee, which is comprised of:

•	Thomas J. Barrack, Jr.;

•	Richard B. Saltzman;

•	Sebastien M. Bazin;

•	Jonathan H. Grunzweig;

•	Mark M. Hedstrom;

•	Richard D. Nanula;

•	Ronald M. Sanders; and

•	Kevin P. Traenkle.

The Executive Committee is responsible for the management and governance of Colony Capital as well as compliance related to sponsored vehicles. Major policy decisions related to the overall strategic direction and new business developments are also decided at the Executive Committee level.

Set forth below is biographical information for members of Colony Capital’s Executive Committee other than Messrs. Barrack, Saltzman, Grunzweig, Hedstrom, Sanders and Traenkle for which biographical information has been provided in “Our Manager and the Management Agreement—Officers of Our Manager.”

Sebastien M. Bazin is a Principal and the Managing Director Europe and the Chief Executive Officer of Colony Capital SAS, Colony Capital’s European operating subsidiary, and has served in such capacities since 1999 and 1997, respectively. Mr. Bazin is responsible for directing Colony Capital’s investment activity in Continental Europe. As such, Mr. Bazin is responsible for the identification, evaluation and consummation of all new investments in the region, with a particular concentration in France, Spain and Italy.

Prior to joining Colony Capital in 1997, Mr. Bazin was the Group Managing Director and General Manager of Immobiliere Hoteliere, a French public company, where he was responsible for Immobiliere Hoteliere’s corporate finance activities and its worldwide hotel operations. Prior to joining Immobiliere Hoteliere, Mr. Bazin was a Director of Hottinguer Rivaud Finances, a French investment bank, and was a Vice President in the mergers and acquisitions group of PaineWebber in both London and New York.

Mr. Bazin received a Master of Business Affairs (“Maîtrise de Science de Gestion”) from the Sorbonne University, Paris in 1985. He also served in the Firemen Corps of Paris from 1984 to 1985 during his military service.

Richard D. Nanula is a Principal of Colony Capital, and has served in such capacity since joining Colony Capital in January 2008. Mr. Nanula shares responsibility for the firm’s global operations, with a special focus on operating company transactions.

Prior to joining Colony Capital in January 2008, Mr. Nanula was Executive Vice President and Chief Financial Officer of Amgen, Inc., a public biotechnology company, from 2001 to 2008. During his six-year tenure as a member of the Amgen’s executive committee, he was responsible for finance, corporate strategy, mergers & acquisitions, and internal and external relations. Prior to joining Amgen in 2001, Mr. Nanula was Chairman and Chief Executive Officer at Broadband Sports, Inc., an Internet media company. For nearly two years, he served as President and Chief Operating Officer for Starwood Hotels and Resorts in New York. From 1986 to 1998, Mr. Nanula held a variety of increasingly senior executive positions at the Walt Disney Company, culminating in the role of Senior Executive Vice President and Chief Financial Officer. He also served as President of Disney Stores Worldwide and Corporate Treasurer, among many other roles.

Mr. Nanula was born in Southern California and received his bachelor’s degree in economics in 1982 from the University of California, Santa Barbara, or UCSB, and his master’s degree in business administration from Harvard Business School in 1986. He is on the board of trustees of UCSB, among other civic involvements, and has also served on the corporate boards of industry leaders such as Boeing and Expedia.

“Colony” License Agreement

Concurrently with the completion of our IPO, we entered into a license agreement pursuant to which we have a non-exclusive, royalty-free license to use the name and trademark “Colony.” Under this agreement, we have a right to use this name and trademark for so long as Colony Financial Manager, LLC serves as our Manager pursuant to the management agreement. This license and trademark will terminate concurrently with any termination of the management agreement.

OUR MANAGEMENT

The following table sets forth information concerning our executive officers. Executive officers are elected by and serve at the discretion of our Board of Directors.

Name	Age	Title
Thomas J. Barrack, Jr.	63	Director, Executive Chairman
Richard B. Saltzman	54	Director, Chief Executive Officer and President
Ronald M. Sanders	47	Chief Legal Officer and Secretary
Darren J. Tangen	40	Chief Financial Officer and Treasurer
Kevin P. Traenkle	41	Chief Investment Officer

Set forth below are descriptions of the backgrounds of each of our executive officers, other than Thomas J. Barrack, Jr., Richard B. Saltzman, Ronald Sanders and Kevin P. Traenkle, whose positions and backgrounds have been provided in “Our Manager and the Management Agreement—Officers of Our Manager.”

Darren J. Tangen has served as our Chief Financial Officer since our formation in June 2009 and as our treasurer since our initial public offering in September 2009 and is seconded exclusively to us pursuant to a secondment agreement with Colony Capital. He has been a Principal of Colony Capital since December 2007, where he was responsible for the identification, evaluation, consummation and management of new debt and equity investments in North America. Prior to becoming a Principal of Colony Capital, Mr. Tangen served as a Senior Vice President (December 2006-December 2007), Vice President (July 2004-December 2006) and Associate of Colony Capital (August 2002-July 2004).

Prior to joining Colony Capital in August 2002, Mr. Tangen was an associate in the Investment Banking Division of Credit Suisse First Boston. From 1993 to 1999, Mr. Tangen worked in the Investment Division of Colliers International, specializing in the acquisition and disposition of major commercial properties including office and industrial buildings, shopping centers and development lands. Mr. Tangen received his B. Comm. from McGill University in Montreal, Canada in 1993 and his M.B.A. in Finance and Real Estate at The Wharton School, University of Pennsylvania in 2001 where he was recognized as a Palmer Scholar.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information, prior to and after this offering, regarding the beneficial ownership of each class of our capital stock as of March 30, 2011 by:

•	each of our directors and director nominees;

•	each of our executive officers;

•	each of our selling stockholders;

•	each holder of 5% or more of each class of our capital stock; and

•	all of our directors, director nominees and executive officers as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power with respect to such security. In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•

all shares the investor has the right to acquire within 60 days (such as shares of restricted common stock that are currently vested or which are scheduled to vest within 60 days, the exercise of any option, warrant or right, or the power to revoke a trust, discretionary account or similar arrangement).

Unless otherwise indicated, the address of each named person is c/o Colony Financial, Inc., 2450 Broadway, 6th Floor, Santa Monica, California 90404. No shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

	Percentage of Common Stock Outstanding
	Immediately Prior to this Offering			Immediately After this Offering(1)
Beneficial Owner	Shares Owned		Percentage(2) of Class	Shares Owned		Percentage(3) of Class
Executive Officers and Directors
Thomas J. Barrack, Jr.	69,075	(4)	*	69,075	(4)	*
Richard B. Saltzman	46,050		*	46,050		*
Ronald M. Sanders	7,500		*	7,500		*
Darren J. Tangen	10,000		*	10,000		*
Kevin P. Traenkle	17,500		*	17,500		*
George G. C. Parker	3,000	(5)	*	3,000	(5)	*
John A. Somers	5,500	(5)	*	5,500	(5)	*
John L. Steffens	8,000	(5)	*	8,000	(5)	*
All directors, director nominees and executive officers as a group (8 persons)	166,625		*	166,625		*
Greater than Five Percent Beneficial Owners
Luxor Capital Group, LP (6)	2,049,031		11.79%	2,049,031		7.1%
Royce & Associates, LLC (7)	1,906,349		10.97%	1,906,349		6.6%
Franklin Resources, Inc. (8)	1,250,000		7.19%	1,250,000		4.3%
Capital Research Global Investors (9)	1,240,000		7.13%	1,240,000		4.3%
Marsico Capital Management, LLC (10)	1,020,559		5.87%	1,020,559		3.5%
Robeco Investment Management, Inc.(11)	892,921		5.14%	892,921		3.1%
Selling Stockholders
Cedar Bridge Institutional Fund, L.P.(12)	300,000		1.73%	0		—
Cedar Bridge Realty Fund, L.P. (13)	450,000		2.59%	0		—

*	Represents less than 1.0% of the common stock outstanding as of March 18, 2011.

(1)	Does not reflect shares of common stock reserved for issuance upon exercise of the underwriters’ overallotment option.
(2)	Based on 17,384,000 shares outstanding as of March 30, 2011.
(3)	Based on 28,984,000 shares outstanding upon completion of this offering.
(4)	Represents shares held in a family trust of which Mr. Barrack is trustee.
(5)	Includes 2,000 shares of restricted common stock granted at the closing of our IPO on September 29, 2009 and 1,000 shares of restricted common stock granted on November 10, 2010.
(6)	Based on information provided in a Schedule 13G filed on December 30, 2010, the securities reported are beneficially owned by several funds and other separately managed accounts for which Luxor Capital Group, LP acts as investment manager. Christian Leone is the managing member of Luxor Management, LLC, which is the general partner of Luxor Capital Group, LP. Mr. Leone also is the managing member of LCG Holdings, LLC, which is the general partner of several of the funds reporting beneficial ownership of shares of our common stock. As a result, Luxor Capital Group, LP, Luxor Management, LLC and Mr. Leone may each be deemed to have voting and dispositive power with respect to the shares of our common stock held by the funds and separately managed accounts for which Luxor Capital Group, LP acts as investment manager. In addition, LCG Holdings, LLC may be deemed to have voting and dispositive power with respect to the shares of common stock held by the funds for which it is the general partner. The business address of Luxor Capital Group, LP, Luxor Management, LLC and Mr. Leone is 1114 Avenue of the Americas, 29th Floor, New York, New York 10036.
(7)	Based on information provided in a Schedule 13G/A filed on January 12, 2011, various accounts managed by Royce & Associates, LLC have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of our common stock. One such account, Royce Total Return Fund, an investment company registered under the Investment Company Act of 1940 and managed by Royce & Associates, LLC, owned 1,432,749 shares of our common stock as of the date of the report. The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151.
(8)	Based on information provided in a Schedule 13G filed on February 9, 2010, the securities reported are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc. Because investment management contracts grant all investment and/or voting power over the securities owned by those investment management clients, the subsidiaries are deemed to be the beneficial owners of the securities. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock, and are the principal stockholders, of Franklin Resources, Inc. Under SEC rules and regulations, Franklin Resources, Inc. and its principal stockholders may be deemed to be beneficial owners of securities held by persons and entities for whom or for which Franklin Resources, Inc. subsidiaries provide investment management services. The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, CA 94403-1906.
(9)	Based on information provided in a Schedule 13G/A filed on February 9, 2011, Capital Research Global Investors has sole voting power and sole dispositive power with respect to 1,240,000 shares of our common stock. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.
(10)	Based on information provided in a Schedule 13G/A filed on February 11, 2011, Marsico Capital Management, LLC has sole voting power with respect to 998,562 shares of our common stock and sole dispositive power with respect to 1,020,559 shares of our common stock. The address of Marsico Capital Management, LLC is 1200 17th Street, Suite 1600, Denver, Colorado 80202.
(11)	Based on the information provided in a Schedule 13G/A filed on February 14, 2011, Robeco Investment Management, Inc. has sole voting power with respect to 563,276 shares of our common stock, shared voting power with respect to 18,940 shares of our common stock, and sole power to dispose or to direct the disposition of 892,921 shares of our common stock. Robeco Investment Management, Inc. held, as of December 31, 2010, 892,921 shares of our common stock for the discretionary account of certain clients and may be deemed to be a beneficial owner of such common stock under SEC rules and regulations. The address of Robeco Investment Management, Inc. is 909 Third Ave., New York, NY 10022.

(12)	High Rise Capital Management, L.P., High Rise Capital Advisors, LLC, Bridge Realty Advisors, LLC, David P. O’Connor and Charles Fitzgerald have voting and investment power over the shares of common stock this selling stockholder beneficially owns. The business address of High Rise Capital Management, L.P., High Rise Capital Advisors, LLC, Bridge Realty Advisors, LLC, David P. O’Connor and Charles Fitzgerald is 535 Madison Avenue, New York, New York 10022.
(13)	High Rise Capital Management, L.P., High Rise Capital Advisors, LLC, Bridge Realty Advisors, LLC, David P. O’Connor and Charles Fitzgerald have voting and investment power over the shares of common stock this selling stockholder beneficially owns. The business address of High Rise Capital Management, L.P., High Rise Capital Advisors, LLC, Bridge Realty Advisors, LLC, David P. O’Connor and Charles Fitzgerald is 535 Madison Avenue, New York, New York 10022.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Maryland law and to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 450,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of common stock or the number of shares of stock of any class or series without stockholder approval. After giving effect to this offering, 28,984,000 shares of common stock will be issued and outstanding on a fully diluted basis (30,836,500 shares if the underwriters’ overallotment option is exercised in full), and no preferred shares will be issued and outstanding.

Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

The shares of common stock that we are offering will be issued by us and do not represent any interest in or obligation of Colony Capital or any of its affiliates. Further, the shares are not a deposit or other obligation of any bank, are not an insurance policy of any insurance company and are not insured or guaranteed by the FDIC, any other governmental agency or any insurance company. The shares of common stock will not benefit from any insurance guarantee association coverage or any similar protection.

Shares of Common Stock

All shares of common stock offered by this prospectus will be duly authorized, validly issued, fully paid and nonassessable.

Voting Rights of Common Stock

Subject to the provisions of our charter regarding the restrictions on transfer and ownership of shares of our common stock and except as may otherwise be specified in the terms of any class or series of shares of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of capital stock, the holders of such shares of common stock will possess the exclusive voting power. There will be no cumulative voting in the election of directors.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these actions (other than certain amendments to the provisions of our charter related to the removal of directors and the restrictions on ownership and transfer of our shares of stock) may be taken if declared advisable by a majority of our board of directors and approved by the vote of stockholders holding at least a majority of the votes entitled to be cast on the matter. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. In addition, because operating assets may be held by a corporation’s subsidiaries, as in our situation, these subsidiaries may be able to transfer all or substantially all of such assets without a vote of our stockholders.

Dividends, Distributions, Liquidation and Other Rights

Subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding the restrictions on transfer of shares of stock, holders of shares of common stock are entitled to receive dividends on such shares of common stock if, as and when authorized by our board of directors, and declared by us out of assets legally available therefor. Such holders are also entitled to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all debts and liabilities of our company.

Holders of shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of our company and generally have no appraisal rights. Subject to the provisions of our charter regarding the restrictions on transfer of shares of stock, shares of common stock will have equal dividend, liquidation and other rights.

Power to Reclassify Our Unissued Shares of Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of shares of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. As a result, our board of directors could authorize the issuance of shares of preferred stock that have priority over the shares of common stock with respect to dividends, distributions and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of shares of our common stock or otherwise might be in their best interest. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

We believe that the power of our board of directors to amend our charter to increase or decrease the number of authorized shares of stock, to issue additional authorized but unissued shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to cause to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our shares of stock or otherwise be in the best interest of our stockholders. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws.”

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Internal Revenue Code, shares of our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock (after taking into account options to acquire shares of common stock) may be owned, directly, indirectly or through attribution, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code, our charter generally prohibits any person (other than a person who has been granted an exception) from actually or constructively owning more than 9.8% of the aggregate of the outstanding shares of our common stock by value or by number of shares, whichever is more restrictive, or 9.8% of the aggregate of the outstanding shares of such class or series of our preferred stock by value or by number of shares, whichever is more restrictive. However, our charter permits exceptions to be made for stockholders provided our board of directors determines such exceptions will not jeopardize our qualification as a REIT.

Our charter also prohibits any person from (1) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code, (2) transferring shares of our capital stock if such transfer would result in our being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), (3) beneficially or constructively owning shares of our capital stock that would result in our owning (directly or constructively) 10% or more of the ownership interest in a tenant of our real property if income derived from such tenant for our taxable year would result in more than a de minimis amount of non-qualifying income for purposes of the REIT tests and (4) beneficially or constructively owning shares of our capital stock that would cause us otherwise to fail to qualify as a REIT. Any person who acquires or attempts or intends to acquire beneficial ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfers on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to qualify, or to continue to qualify, as a REIT. In addition, our board of directors may determine that compliance with the foregoing restrictions is no longer required for our qualification as a REIT.

Our board of directors, in its sole discretion, may exempt a person from the above ownership limits and any of the restrictions described above. However, our board of directors may not grant an exemption to any person unless our board of directors obtains such representation, covenant and understandings as our board of directors may deem appropriate in order to determine that granting the exemption would not result in our losing our qualification as a REIT. As a condition of granting the exemption, our board of directors may require a ruling from the IRS or an opinion of counsel in either case in form and substance satisfactory to our board of directors, in its sole discretion in order to determine or ensure our qualification as a REIT.

In addition, our board of directors from time to time may increase the ownership limits. However, the ownership limits may not be increased if, after giving effect to such increase, five or fewer individuals could own or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding.

However, if any transfer of our shares of stock occurs which, if effective, would result in any person beneficially or constructively owning shares of stock in excess, or in violation, of the above transfer or ownership limitations, known as a prohibited owner, then that number of shares of stock, the beneficial or constructive ownership of which otherwise would cause such person to violate the transfer or ownership limitations (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the prohibited owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer. If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of shares of stock that otherwise would cause any person to violate the above limitations will be void. Shares of stock held in the charitable trust will continue to constitute issued and outstanding shares of our stock. The prohibited owner will not benefit economically from ownership of any shares of stock held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares of stock held in the charitable trust. The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any prohibited owner and will have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust’s charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of stock have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust’s charitable beneficiary. Subject to Maryland law, effective as of the date that such shares of stock have been transferred to the charitable trust, the trustee, in its sole discretion, will have the authority to:

•	rescind as void any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the charitable trust; and

•	recast such vote in accordance with the desires of the trustee acting for the benefit of the trust’s charitable beneficiary.

However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares of stock have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares of stock held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations in our charter. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of:

•

the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).

The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares of stock have been transferred to the charitable trust, such shares are sold by a prohibited owner, then:

•	such shares will be deemed to have been sold on behalf of the charitable trust; and

•

to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

In addition, shares of stock held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

•	the market price on the date we, or our designee, accept such offer.

We may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares of stock held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.

All certificates representing shares of our capital stock bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) in value of the outstanding shares of our capital stock within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request in order to determine the effect, if any, of the owner’s beneficial ownership on our qualification as a REIT and to ensure compliance with our ownership limitations. In addition, each stockholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Our ownership limitations could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or might otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is American Stock Transfer & Trust Company.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 28,984,000 shares of common stock outstanding on a fully diluted basis. Of these shares, the 14,375,000 shares sold in our IPO and the 12,350,000 shares sold in this offering (14,202,500 shares if the underwriters’ overallotment option is exercised in full) are or will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter, and except for any shares purchased in this offering by our “affiliates,” as that term is defined by Rule 144 under the Securities Act.

No prediction can be made as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales of substantial amounts of shares of common stock, or the perception that such sales could occur, may adversely affect prevailing market prices of the shares of common stock. See “Risk Factors—Risks Related to Our Common Stock.”

For a description of certain restrictions on transfers of our shares of common stock held by certain of our stockholders, see “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Rule 144

Upon completion of this offering, 2,000,000 shares of our outstanding shares of common stock are “restricted” securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

An affiliate of ours who has beneficially owned shares of our common stock for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of shares of our common stock then outstanding; or

•	the average weekly trading volume of shares of our common stock on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

IPO Private Placement and Registration Rights Agreement

At the closing of our IPO, we entered into a registration rights agreement with regard to (i) the common stock acquired by certain of our executive officers and certain officers of Colony Capital and its affiliates in the private placement occurring simultaneously with the completion of the IPO, (ii) any shares of common stock that our Manager may receive in the future pursuant to the incentive fee provisions of the management agreement and (iii) any shares of common stock that our Manager may receive as reimbursement for its partial payment of the IPO underwriting discounts and commissions, which we refer to collectively as the registrable shares.

Pursuant to the registration rights agreement entered into at the closing of our IPO, we granted our Manager and certain of our executive officers and certain officers of Colony Capital and its affiliates and their direct and indirect transferees:

•	unlimited demand registration rights to have the registrable shares registered for resale; and

•

in certain circumstances, the right to “piggy-back” the registrable shares in registration statements we might file in connection with any future public offering so long as we retain our Manager as our Manager under the management agreement.

Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) in the event of certain corporate events affecting us for certain periods, referred to as “blackout periods.”

We will bear all of the costs and expenses incident to our registration requirements under the registration rights agreement, including, without limitation, all registration, filing and stock exchange or FINRA fees, all fees and expenses of complying with securities or “blue sky” laws, all printing expenses, and all fees and disbursements of counsel and independent public accountants retained by us. We have also agreed to indemnify the persons receiving registration rights against specified liabilities, including certain potential liabilities arising under the Securities Act, or to contribute the payments such persons may be required to make in respect thereof.

2010 Private Placement

On December 20, 2010, we sold 2,750,000 shares of our common stock at a price per share of $20.25, to Investors in the 2010 Private Placement, resulting in gross proceeds of $55.7 million. In connection with the 2010 Private Placement, we incurred $0.2 million in offering costs.

The Investors have a right to participate in certain future offerings, including this offering, of our common stock or common stock equivalents within one year of the closing of the 2010 Private Placement. The participation right allows the Investors to maintain their percentage ownership interest in us calculated immediately prior to such future offering (subject to certain limitations). In addition, if any future offering during the one-year period after the closing of the 2010 Private Placement is for a per share price less than the adjusted purchase price (which will be adjusted from time to time as a result of, among other things, special dividends, stock splits and other similar events), we will issue additional shares or make a cash payment, at our election, to the Investors to reduce the aggregate purchase price of the 2010 Private Placement to the subsequent offering price, or the Anti-Dilution Purchase Price Adjustment. These participation rights are not transferable.

In connection with the 2010 Private Placement, we also have agreed to use our reasonable best efforts to file a resale registration statement covering the shares of common stock sold to the Investors (within 90 days of the closing of the 2010 Private Placement). If the shares have not been registered (within 270 days of such closing), the Investors will receive a downward adjustment, or the Registration Statement Purchase Price Adjustment, to the purchase price paid in an amount that, when combined with any previous Anti-Dilution Purchase Price Adjustment, is equal to 5% of the purchase price paid by the Investors in the 2010 Private Placement. The Registration Statement Purchase Price Adjustment is payable in cash or common stock at our election.

Shares issued or cash paid in conjunction with the Anti-Dilution Purchase Price Adjustment and the Registration Statement Purchase Price Adjustment are subject to certain limits. In particular, our obligation to issue additional shares of our common stock in conjunction with the Anti-Dilution Purchase Price Adjustment and the Registration Statement Purchase Price Adjustment is limited to the maximum number of shares of our common stock that can be issued without requiring us to obtain stockholder approval under the rules and regulations of the NYSE.

Cedar Bridge Realty Fund, L.P. and Cedar Bridge Institutional Fund, L.P., two of the Investors in the 2010 Private Placement, exercised their registration rights and are selling stockholders in this offering. High Rise Capital Management, L.P. and certain of its affiliates have voting and investment power over the shares of common stock beneficially owned by each of these Investors.

Grants Under 2009 Non-Executive Director Stock Plan

On September 29, 2009, we filed with the SEC a Registration Statement on Form S-8 covering the shares of our common stock issuable under our Director Stock Plan. Shares of our common stock covered by this registration statement, including any shares of our common stock issuable upon the exercise of options or shares of restricted common stock, are eligible for transfer or resale without restriction under the Securities Act unless held by affiliates. The maximum number of shares of stock reserved under the Director Stock Plan is 100,000. During the year ended December 31, 2010 and the period from June 23, 2009 (Date of Inception) to December 31, 2009, we granted 3,000 and 6,000 shares, respectively, of our restricted common stock under the Director Stock Plan. The individual share awards vest in equal annual installments over the applicable service vesting period, generally one to two years. For more information on our Director Stock Plan, see the section entitled “Exhibits and Financial Statement Schedules” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated herein by reference.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Maryland law and to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our charter and bylaws provide that the number of directors of our company may be established by our board of directors, but may not be fewer than the minimum number required under Maryland law nor more than 15. Currently, we have five directors. Our charter and bylaws provide that any vacancy, including a vacancy created by an increase in the number of directors, may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any individual elected to fill such vacancy will serve for the remainder of the full term and until a successor is elected and qualifies.

Pursuant to our bylaws, each of our directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies under Maryland law. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast.

Our bylaws provide that at least a majority of our directors will be “independent,” with independence being defined in the manner established by our board of directors and in a manner consistent with listing standards established by the NYSE.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors and that our board of directors has the exclusive power to fill vacant directorships. These provisions may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, the board of directors may provide that its approval is subject to compliance at or after the time of the approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the company and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares of stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting shares of stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as described under Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution opted out of the business combination provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and an interested stockholder, unless our board in the future alters or repeals this resolution. As a result, any person who later becomes an interested stockholder may be able to enter into business combinations with us without compliance by our company with the supermajority vote requirements and the other provisions of the statute.

We cannot assure you that our board of directors will not determine to become subject to such business combination provisions in the future. However, an alteration or repeal of this resolution will not have any affect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting of stockholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, we may present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by Maryland law, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition. The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. There is no assurance, however, that our board of directors will not amend or eliminate this provision at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board;

•	a two-thirds stockholder vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a requirement that requires the request of the holders of at least a majority of all votes entitled to be cast to call a special meeting of stockholders.

We have elected to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the board, which removal will be allowed only for cause, (2) vest in the board the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws, and fill vacancies and (3) require, unless called by the chairman of our board of directors, our president or chief executive officer or our board of directors, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such meeting to call a special meeting. We have not elected to create a classified board. In the future, our board of directors may elect, without stockholder approval, to create a classified board or adopt one or more of the other provisions of Subtitle 8.

Amendment of Our Charter and Bylaws and Approval of Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter, is set forth in the corporation’s charter. Our charter provides that these actions (other than certain amendments to the provisions of our charter related to the removal of directors and the restrictions on ownership and transfer of our shares of stock) may be taken if declared advisable by a majority of our board of directors and approved by the vote of stockholders holding at least a majority of the votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Meetings of Stockholders

Under our bylaws, annual meetings of stockholders are to be held each year at a date and time as determined by our board of directors. Special meetings of stockholders may be called only by a majority of the directors then in office, by the chairman of our board of directors, our president or our chief executive officer. Additionally, subject to the provisions of our bylaws, special meetings of the stockholders shall be called by our secretary upon the written request of stockholders entitled to cast at least a majority of the votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Maryland law and our bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each stockholder entitled to vote on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•

by a stockholder who was a stockholder of record both at the time of giving of the notice of the meeting and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders. Nominations of persons for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•

provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is a stockholder of record both at the time of giving of the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although our bylaws do not give our board of directors the power to disapprove timely stockholder nominations and proposals, our bylaws may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

Anti-takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

The provisions of our charter on removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in the best interests of our stockholders. Likewise, if our board of directors were to opt in to the business combination provisions of the MGCL or certain of the provisions of Subtitle 8 of Title 3 of the MGCL, to the extent we have not already done so, or if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were amended or rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter and bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

In addition, we have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Ownership Limit

Subject to certain exceptions, our charter provides that no person (other than a person who has been granted an exception) may actually or constructively own more than 9.8% of the aggregate of the outstanding shares of our common stock by value or by number of shares, whichever is more restrictive, or 9.8% of the aggregate of the outstanding shares of such class or series of our preferred stock by value or by number of shares, whichever is more restrictive. For more information regarding these restrictions and the constructive ownership rules, see “Description of Capital Stock—Restrictions on Ownership and Transfer.”

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. As used in this section, references to the terms “Company,” “we,” “our,” and “us” mean only Colony Financial, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department (the “Treasury Regulations”), rulings and other administrative interpretations and practices of the Internal Revenue Service (the “IRS”) (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this section. The summary is also based upon the assumption that we have operated and will operate the Company and its subsidiaries and affiliated entities in accordance with their applicable organizational documents. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, including:

•	broker-dealers;

•	financial institutions;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	insurance companies;

•	non-U.S. stockholders (as defined below), except to the extent discussed below in “—Taxation of Stockholders—Taxation of Non-U.S. Stockholders;”

•	persons holding 10% or more (by vote or value) of our outstanding common stock;

•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons holding our common stock on behalf of other persons as nominees;

•	persons holding our common stock through a partnership or similar pass-through entity;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	REITs;

•	regulated investment companies, or RICs;

•	subchapter S corporations;

•	tax-exempt organizations, except to the extent discussed below in “—Taxation of Stockholders— Taxation of Tax-Exempt U.S. Stockholders”

•	trusts and estates; or

•	U.S. expatriates.

This summary assumes that stockholders will hold our common stock as a capital asset, which generally means as property held for investment.

The U.S. federal income tax treatment of us as a REIT and of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Taxation of Colony Financial, Inc.

We elected to be taxed as a REIT, commencing with our initial taxable year ended December 31, 2009, upon the filing of our U.S. federal income tax return for such year. We believe that we have been organized and operated in such a manner as to qualify for taxation as a REIT, and we expect to continue to operate in such manner.

The law firm of Hogan Lovells US LLP has acted as our tax counsel in connection this offering. We have received an opinion of Hogan Lovells US LLP to the effect that, commencing with our taxable year ended December 31, 2009, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our current and proposed method of operation will enable us to continue meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Hogan Lovells US LLP is based on various assumptions relating to our organization and operation, and is conditioned upon factual representations and covenants made by our management regarding our organization, the nature and value of our assets (which, based on the types of assets we own, can fluctuate rapidly, significantly and unpredictably), the types of income we earn in each taxable year (which, based on the types of assets we own, can fluctuate rapidly, significantly and unpredictably), the past, the present and future conduct of our business operations, and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. While we intend to operate so that we will qualify as a REIT, and have made specific factual representations about our future performance to Hogan Lovells US LLP, given the highly complex nature of the rules governing REITs, the ongoing importance and subjectivity of factual determinations, and the possibility of future changes in our circumstances, no assurance has been given or can be given by Hogan Lovells US LLP or by us that we will qualify as a REIT for any particular year. The opinion is expressed only as of the date issued. Hogan Lovells US LLP will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. Hogan Lovells US LLP’s opinion does not foreclose the possibility that we may have to utilize one or more of the REIT savings provisions discussed below, which could require us to pay an excise or penalty tax (which could be significant in amount) in order to maintain our REIT qualification.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership by our stockholders and asset ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Hogan Lovells US LLP. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which entities will not have been reviewed by Hogan Lovells US LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination, whether for past, current, or future periods, and based upon the types of assets that we own and intend to own, such values can vary rapidly, significantly and unpredictably. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT. Similarly, the income we earn from our assets may not be earned when or in the proportions anticipated. For example, we may encounter situations in which a relatively small investment generates a higher than expected return in a particular year (or vice versa).

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “—Requirements for Qualification as a REIT.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we have been or will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify as a REIT.”

Provided that we qualify as a REIT, we will be entitled at the REIT level to a deduction from our taxable income for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax at the REIT level on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the REIT and stockholder levels that generally results from investment in a corporation. In general, income generated by a REIT is taxed only at the stockholder level upon a distribution of dividends by the REIT to its stockholders. By contrast, we do and will pay U.S. federal and state corporate income tax on the net taxable income of our “taxable REIT subsidiaries.” Due to the nature of the assets in which we invest, we expect our taxable REIT subsidiaries will have a material amount of assets and net taxable income.

For tax years through 2012, most stockholders who are individual U.S. stockholders (as defined below) are taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains). With limited exceptions, however, dividends received by individual U.S. stockholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2012. See “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions Generally.”

Any net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Stockholders.”

Even if we qualify for taxation as a REIT, we will be subject to U.S. federal income tax in the following circumstances:

•

We will be taxed at regular U.S. federal corporate rates on any undistributed “REIT taxable income,” including undistributed net capital gains, for any taxable year. REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

•	We (or our stockholders) may be subject to the “alternative minimum tax” on our items of tax preference, if any.

•

If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Requirements for Qualification as a REIT—Gross Income Tests—Income from Prohibited Transactions,” and “—Requirements for Qualification as a REIT—Gross Income Tests—Income from Foreclosure Property,” below.

•

If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction); and (b) the inclusion of any income from such property not qualifying for purposes of the gross income tests discussed below. Income from the sale or operation of the property may be subject to U.S. federal corporate income tax at the highest applicable rate (currently 35%). See “—Requirements for Qualification as a REIT—Gross Income Tests—Income from Foreclosure Property.”

•

We will generally be subject to tax on the portion of any “excess inclusion income” derived from an investment in residual interests in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit, or REMIC) to the extent that our common stock is held by specified types of tax-exempt organizations known as “disqualified organizations” that are not subject to tax on unrelated business taxable income. See “—Requirements for Qualification as a REIT—Taxable Mortgage Pools and Excess Inclusion Income.”

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

•

If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods (or the required distribution), we will be subject to a non-deductible 4% excise tax on the excess of the required distribution over the sum of (1) the amounts that we actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts upon which we paid income tax at the corporate level.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “—Requirements for Qualification as a REIT.”

•	We will be subject to a 100% penalty tax on amounts we receive (or on certain expenses deducted by a TRS) if certain arrangements between us and any TRSs we may own do not reflect arm’s length terms.

•

If we acquire any appreciated asset from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of such asset during the 10-year period following its acquisition from the subchapter C corporation. The results described in the preceding sentence could occur if we failed to qualify as a REIT (and, thus, were treated as a subchapter C corporation) for a prior year and then re-qualified as a REIT in a later year, in which case the appreciation would be measured as of the beginning of the year in which we first re-qualify as a REIT.

•

We may elect to retain and pay U.S. federal income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s tax basis in our common stock.

•	The earnings of any subsidiaries that are subchapter C corporations, including any TRSs, are subject to U.S. federal and state corporate income tax.

Notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for sections 856 through 859 of the Internal Revenue Code;

(4)	that is neither a financial institution nor an insurance company subject to applicable provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities and as determined by applying certain attribution rules);

(7)	that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all of the relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT qualification;

(8)	that uses a calendar year for U.S. federal income tax purposes;

(9)	that meets other tests described below, including with respect to the nature of its income and assets; and

(10)	that has no earnings and profits from any non-REIT taxable year at the close of any taxable year.

The Internal Revenue Code provides that conditions (1), (2), (3) and (4) must be met during the entire taxable year, and condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be satisfied during a corporation’s initial tax year as a REIT (which, in our case, was 2009). Our charter provides restrictions regarding the ownership and transfers of our stock, which are intended to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes. However, a trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actual interests in the trust for purposes of condition (6) above.

To monitor compliance with the stock ownership requirements, we are generally required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include in gross income the dividends paid by us). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of our stock and other information.

For purposes of condition (8), we have adopted December 31 as our year end, and thereby satisfy this requirement.

Relief from Violations; Reasonable Cause

The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under “—Requirements for Qualification as a REIT—Gross Income Tests,” in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Internal Revenue Code extend similar relief in the case of certain violations of the REIT asset requirements (see “—Requirements for Qualification as a REIT—Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we did not have reasonable cause for a failure, we would fail to qualify as a REIT. Whether we would have reasonable cause for any such failure cannot be known with certainty because the determination of whether reasonable cause exists depends on the facts and circumstances at the time and we cannot provide any assurance that we in fact would have reasonable cause for a particular failure or that the IRS would not successfully challenge our view that a failure was due to reasonable cause. Moreover, we may be unable to actually rectify a failure and restore asset test compliance within the required timeframe due to the inability to transfer or otherwise dispose of assets, including as a result of restrictions on transfer imposed by our lenders or undertakings with our co-investors and/or the inability to acquire additional qualifying assets due to transaction risks, access to additional capital or other considerations. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests. In the case of a REIT that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets, and to earn its proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs, as described below. A REIT’s proportionate share of a partnership’s assets and income is based on the REIT’s pro rata share of the capital interests in the partnership. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets is based on the REIT’s proportionate interest in the equity and certain debt securities issued by the partnership. In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships are treated as our assets and items of income for purposes of applying the REIT requirements.

Any investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any subsidiary partnership as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in “—Requirements for Qualification as a REIT —Asset Tests” and “—Requirements for Qualification as a REIT —Gross Income Tests,” and in turn could prevent us from qualifying as a REIT, unless we are eligible for relief from the violation pursuant to relief provisions. See “—Requirements for Qualification as a REIT—Gross Income Tests,” “Requirements for Qualification as a REIT—Asset Tests” and “—Failure to Qualify as a REIT,” below, for discussion of the effect of failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the status of any subsidiary partnership for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Under the Internal Revenue Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes so that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

To the extent that any of our subsidiary partnerships acquire appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury Regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules may apply to a contribution that we make to any subsidiary partnerships of the cash proceeds received in offerings of our common stock. As a result, the partners of our subsidiary partnerships, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed below and result in a greater portion of our distribution being taxable as a dividend.

Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” or QRS, that subsidiary is generally disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as described below. A QRS is any corporation, other than a TRS that is directly or indirectly wholly owned by a REIT. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours) the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation unless it is a TRS or a QRS. See “—Requirements for Qualification as a REIT—Gross Income Tests” and “—Requirements for Qualification as a REIT—Asset Tests.”

Taxable REIT Subsidiaries. In general, a REIT may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat such subsidiary corporation as a taxable REIT subsidiary. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and may reduce our ability to make distributions to our stockholders.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to a REIT is an asset in the hands of the REIT, and the REIT generally treats the dividends paid to it from such taxable subsidiary, if any, as income. This treatment can affect the income and asset test calculations that apply to the REIT. Because a REIT does not include the assets and income of TRSs or other taxable subsidiary corporations in determining the REIT’s compliance with the REIT requirements, such entities may be used by the REIT to undertake indirectly certain activities that the REIT rules might otherwise preclude the REIT from doing directly or through pass-through subsidiaries. If dividends are paid to us by one or more domestic TRSs we may own, then a portion of the dividends that we distribute to stockholders who are taxed at individual rates currently may be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “—Requirements for Qualification as a REIT—Annual Distribution Requirements” and “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders.”

A TRS may not directly or indirectly manage or operate a lodging facility or health care facility. In addition, current restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest paid or accrued by a TRS to its parent REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s length basis. We intend that all of our transactions with our TRSs, if any, will be conducted on an arm’s length basis.

We hold a significant amount of assets in one or more TRSs, but are subject to the limitation that securities in TRSs may not represent more than 25% of our assets. There can be no assurance that we have met or will be able to continue to comply with the 25% limitation. In general, we intend that loans that we originate or buy with an intention of selling in a manner that might expose us to a 100% tax on “prohibited transactions” will be originated or sold by a TRS. It is possible that the TRS (or other entities in which we own a direct or indirect interest) through which any sales of securities are made may be treated as a dealer for U.S. federal income tax purposes. As a dealer, a TRS generally would mark all the securities it holds on the last day of each taxable year to their market value, and may recognize ordinary income or loss on such loans with respect to such taxable year as if they had been sold for that value on that day. In addition, a TRS may further elect to be subject to the mark-to-market regime described above in the event that the TRS is properly classified as a “trader” as opposed to a “dealer” for U.S. federal income tax purposes.

Taxable Mortgage Pools. An entity, or a portion of an entity, may be classified as a taxable mortgage pool, or TMP, under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under Treasury Regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. We, directly or through entities in which we own an interest, may enter into financing and securitization arrangements that give rise to TMPs.

A TMP generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a QRS that is a TMP. If a REIT owns directly, or indirectly through one or more QRSs or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interests in the TMP, the TMP will be a QRS and, therefore, ignored as an entity separate from the REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT. It is possible that, based on future financing structures or investments, we would have a QRS that is a TMP or a subsidiary that is a REIT and a TMP or a separate corporation that is taxable as a corporation.

Gross Income Tests

To qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” must be derived from investments relating to real property or mortgages on real property, including:

1.	interest income derived from mortgage loans secured by real property (including certain types of MBSs);

2.	“rents from real property;”

3.	dividends or other distributions on, and gain from the sale of, shares in other REITs;

4.	gain from the sale of real property or mortgages on real property, in either case, not held for sale to customers; and

5.	income attributable to temporary investments of new capital in stocks and debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or issuance of debt obligations with at least a five-year term.

Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of income that qualifies under the 75% gross income test described in 1 through 4 above, as well as (a) other dividends, (b) interest, and (c) gain from the sale or disposition of stock or securities, in either case, not held for sale to customers.

For purposes of either or both of the 75% and 95% gross income tests, certain foreign currency income is disregarded for purposes of determining gross income. In addition, income and gain from certain hedging transactions will be disregarded as gross income for purposes of both the 75% and 95% gross income tests. See “—Requirements for Qualification as a REIT—Gross Income Tests—Income from Hedging Transactions.”

Interest Income. Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. We may invest in loans secured by real property that is under construction or being significantly improved, in which case the loan value of the real property is the fair market value of the land plus the reasonably estimated cost of the improvements or developments (other than personal property) which will secure the loan and which are to be constructed from the proceeds of the loan.

Although the issue is not free from doubt, we may be required to treat a portion of the gross income derived from a mortgage loan that is acquired (or modified in a manner that is treated as an acquisition of a new loan for U.S. federal income tax purposes) at a time when the fair market value of the real property securing the loan is less than the loan’s face amount and there are other assets securing the loan, as nonqualifying for the 75% gross income test even if our acquisition price for the loan (that is, the fair market value of the loan) is less than the value of the real property securing the loan. Until there is clarification of how interest income related to such loans should be treated for purposes of the 75% gross income test, we intend to measure our compliance with the 75% gross income test by treating a portion of the gross interest income as nonqualifying for such test. The amount of interest income from such a loan that we intend to treat as qualifying will equal the product of the interest income from such loan recognized during the year multiplied by a fraction the numerator of which is the fair market value of the real property securing the loan (measured as required pursuant to the applicable Treasury regulations and related guidance) and the denominator of which is the highest unpaid principal balance of such loan during the portion of the taxable year that we own the loan. Generally, the assets that serve as collateral for the loans we own are not susceptible to precise valuation and we cannot provide any assurance that the IRS would not successfully challenge our valuations for these purposes. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the property is considered real property and is not held as inventory or dealer property in the hands of the borrower or us.

To the extent that we derive interest income from a mortgage loan, or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales of the borrower or lessee, and no part is based on the net income or profits of the borrower or lessee, a tenant or subtenant of the borrower or lessee, or any other person. However, where the borrower or lessee derives substantially all of its income from leasing substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly, such income will qualify for purposes of the gross income tests.

Any amount includable in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC for purposes of determining the amount which is treated as interest on an obligation secured by a mortgage on real property. See below under “—Requirements for Qualification as a REIT —Asset Tests” for a discussion of the effect of investments in REMICs and other types of securities on our qualification as a REIT.

Among the assets we may hold are certain mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. The IRS has issued Revenue Procedure 2003-65, which provides a safe harbor applicable to mezzanine loans. Under the Revenue Procedure, if a mezzanine loan meets each of the requirements contained in the Revenue Procedure, (1) the mezzanine loan will be treated by the IRS as a real estate asset for purposes of the asset tests described below, and (2) interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We believe that we have and intend to continue to structure any investments in mezzanine loans in a manner that allows us to comply with the applicable REIT qualification requirements. Certain components of the safe harbor relate to valuations of the underlying real property and the value of the pass-through entity’s other assets. Generally, the assets that serve as collateral for the loans we own are not susceptible to precise valuation and therefore we cannot provide any assurance that the IRS would not successfully challenge our valuations for these purposes. To the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, there can be no assurance that the IRS will not challenge the tax treatment of these loans. To the extent we make mezzanine loans that do not qualify as real estate assets, the interest income with respect to such loans will not be qualifying income for the 75% gross income test.

We hold certain participation interests, including B Notes, in mortgage loans and mezzanine loans. Such interests in an underlying loan are created by virtue of a participation or similar agreement to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan, and grants junior participations which absorb losses first in the event of a default by the borrower. We believe that our participation interests will qualify as real estate assets for purposes of the REIT asset tests described below, and that the interest that we will derive from such investments will be treated as qualifying mortgage interest for purposes of the 75% gross income test. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we will derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and gross income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT. See “—Taxation of REITs in General,” “—Requirements for Qualification as a REIT—Asset Tests” and “—Failure to Qualify as a REIT.”

We may invest in agency securities that are pass-through certificates. We expect that the agency securities will be treated either as interests in a grantor trust or as interests in a REMIC for U.S. federal income tax purposes and that all interest income from our agency securities will be qualifying income for the 95% gross income test. In the case of agency securities treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. In the case of agency securities treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. As discussed above, if less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC securities. We expect that substantially all of our income from agency securities will be qualifying income for purposes of the REIT gross income tests.

Fee Income. We may receive various fees in connection with our operations. The fees generally will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either the 75% or the 95% gross income tests. Any fees earned by a TRS will not be included for purposes of determining whether we have satisfied the gross income tests.

Dividend Income and Gains from the Sale of Stock in Corporations. We may receive distributions from TRSs or other corporations that are not REITs or QRSs. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Distributions in excess of a corporations current and accumulated “earnings and profits” (as calculated for U.S. federal income tax purposes) generally will be treated as gain from the sale of stock to the extent that such distributions exceed our tax basis in such stock. Such distributions and gain will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. We own (and likely will own in the future) stock in certain corporations that we do not control. If those corporations pay dividends or engage in transactions that cause us to recognize significant amounts of income that is non-qualifying for the 75% gross income test, we could fail to qualify as a REIT, unless a cure is available. See “—Failure to Satisfy Gross Income Tests.” Any dividends that we receive from a REIT will be qualifying income for purposes of both the 95% and 75% gross income tests.

Income from Hedging Transactions. From time to time we may enter into hedging transactions with respect to one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap or cap agreements, option agreements, and futures or forward contracts. Income of a REIT, including income from a pass-through subsidiary, arising from “clearly identified” hedging transactions that are entered into to manage the risk of interest rate or price changes with respect to borrowings, including gain from the disposition of such hedging transactions, to the extent the hedging transactions hedge indebtedness incurred, or to be incurred, by the REIT to acquire or carry real estate assets, will not be treated as gross income for purposes of either the 95% or 75% gross income tests. Income of a REIT arising from hedging transactions that are entered into to manage the risk of currency fluctuations with respect to any item of income or gain satisfying the 75% and 95% gross income tests will not be treated as gross income for purposes of either the 95% gross income test or the 75% gross income test provided that the transaction is “clearly identified.” In general, for a hedging transaction to be “clearly identified,” (1) it must be identified as a hedging transaction before the end of the day on which it is acquired, originated, or entered into; and (2) the items of risks being hedged must be identified “substantially contemporaneously” with entering into the hedging transaction (generally not more than 25 days after entering into the hedging transaction). To the extent that we hedge with other types of financial instruments or in other situations, the resultant income will be treated as income that does not qualify under the 95% or 75% gross income tests unless the hedge meets certain requirements and we elect to integrate it with a specified asset and to treat the integrated position as a synthetic debt instrument. We believe that we have and intend to continue to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT but there can be no assurance we will be successful in this regard.

Rents from Real Property. Rents received by us, if any, will qualify as “rents from real property” in satisfying the gross income requirements described above only if the following conditions are met:

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First, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

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Second, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales.

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Third, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants, and the rent paid by the TRS is substantially comparable to rent paid by the unrelated tenants for comparable space. Amounts attributable to certain rental increases charged to a controlled TRS can fail to qualify even if the above conditions are met. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively holds 10% or more of the tenant.

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Fourth, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from whom we derive no revenue. However, we may provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to tenants of our properties, other than through an independent contractor, as long as our income from the services does not exceed 1% of our total gross income from the property. For purposes of this test, we are deemed to have received income from non-customary services in an amount equal to at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests.

Unless we determine that the resulting non-qualifying income under any of the following circumstances, taken together with all other non-qualifying income earned by us in the taxable year, will not jeopardize our qualification as a REIT, we currently do not and we do not intend to:

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derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease;

•	rent any property to a related party tenant, including a TRS;

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charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above; or

•	directly perform services considered to be non-customary or provided for the tenant’s convenience.

Income from Prohibited Transactions. Net income that we derive from a prohibited transaction is excluded from gross income solely for purposes of the gross income tests and subject to a 100% tax. Any foreign currency gain (as defined in Section 988(b)(2) of the Internal Revenue Code) in connection with a prohibited transaction will be taken into account in determining the amount of income subject to the 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business by us, or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us. We intend to conduct our operations so that no material asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to continue to structure our activities to avoid transactions that would result in a material amount of prohibited transactions tax.

Income from Foreclosure Property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that constitutes qualifying income for purposes of the 75% gross income test. Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. We expect to make the foreclosure property election with respect to property we acquire through foreclosure if the election is available (which may not be the case with respect to acquired “distressed loans”) and the income related to such property that otherwise would be nonqualifying for purposes of the REIT gross income tests is material.

Cash/Income Differences/Phantom Income. Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

We have acquired and may continue to acquire debt instruments in the secondary market for less than their face amount. The amount of such discount generally will be treated as “market discount” for U.S. federal income tax purposes. We may elect to include in taxable income accrued market discount as it accrues rather than as it is realized for economic purposes, resulting in phantom income. Principal payments on certain loans are made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

Some of the MBSs that we acquire may have been issued with original issue discount. In general, we will be required to accrue original issue discount based on the constant yield to maturity of the MBS, and to treat it as taxable income in accordance with applicable U.S. federal income tax rules even though smaller or no cash payments are received on such debt instrument. As in the case of the market discount discussed in the preceding paragraph, the constant yield in question will be determined and we will be taxed based on the assumption that all future payments due on MBS in question will be made, with consequences similar to those described in the previous paragraph, if all payments on the MBS are not made.

In addition, pursuant to our investment strategy, we may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury Regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize income to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, and would hold the modified loan with a cost basis equal to its principal amount for U.S. federal tax purposes. To the extent that such modifications are made with respect to a debt instrument held by a TRS treated as a dealer as described above, such a TRS would be required at the end of each taxable year, including the taxable year in which such modification was made, to mark the modified debt instrument to its fair market value as if the debt instrument were sold. In that case, the TRS would recognize a loss at the end of the taxable year in which the modifications were made to the extent the fair market value of such debt instrument were less than its principal amount after the modification.

In addition, in the event that any debt instruments or MBSs acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received.

Finally, we may be required under the terms of indebtedness that we incur to private lenders or pursuant to the Legacy Loans Program to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders.

Due to each of these potential timing differences between income recognition or expense deduction and cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “—Requirements for Qualification as a REIT—Annual Distribution Requirements.”

Failure to Satisfy the Gross Income Tests. We have monitored and intend to continue to monitor our sources of income, including any non-qualifying income received by us, and to manage our assets so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth a description of each item of our gross income that satisfies the gross income tests for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury Regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the profit attributable to the amount by which we fail to satisfy the particular gross income test, which could be significant in amount.

Asset Tests

At the close of each calendar quarter, we must satisfy the following six tests relating to the nature of our assets:

(1)	at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some types of MBSs and mortgage loans. A regular or residual interest in a REMIC is generally treated as a real estate asset. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as owning our proportionate share of the assets of the REMIC. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below;

(2)	not more than 25% of our total assets may be represented by securities other than those described in (1) above;

(3)	except for securities described in (1) above and securities in TRSs or QRSs, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets;

(4)	except for securities described in (1) above and securities in TRSs or QRSs we may not own more than 10% of any one issuer’s outstanding voting securities;

(5)	except for securities described in (1) above, securities in TRSs or QRSs, and certain types of indebtedness that are not treated as securities for purposes of this test, as discussed below, we may not own more than 10% of the total value of the outstanding securities of any one issuer; and

(6)	not more than 25% of our total assets may be represented by securities of one or more TRSs.

The 5% and 10% asset tests do not apply to securities of TRSs and QRSs. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Internal Revenue Code, including (1) loans to individuals or estates, (2) obligations to pay rents from real property, (3) rental agreements described in Section 467 of the Internal Revenue Code (generally, obligations related to deferred rental payments, other than with respect to transactions with related party tenants), (4) securities issued by other REITs, (5) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico, and (6) any other arrangement as determined by the IRS. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of the 10% value test; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by a partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into stock, (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code, and (3) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled TRSs” (as defined in the Internal Revenue Code), hold securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

As discussed above, we intend to invest in agency securities that are either pass-through certificates or collateralized mortgage obligations. We expect that the agency securities will be treated either as interests in grantor trusts or as interests in REMICs for U.S. federal income tax purposes. In the case of agency securities treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. Such mortgage loans will generally qualify as real estate assets to the extent that they are secured by real property. We expect that substantially all of our agency securities treated as interests in grantor trust will qualify as real estate assets. In the case of agency securities treated as interests in a REMIC, such interests will generally qualify as real estate assets and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the REIT asset and income tests.

If we hold a “residual interest” in a REMIC from which we derive “excess inclusion income,” we will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of non-U.S. stockholders. Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities or charitable remainder trusts, may be subject to corporate-level income tax in our hands, whether or not it is distributed. See “—Requirements for Qualification as a REIT—Taxable Mortgage Pools and Excess Inclusion Income.”

To the extent that we hold mortgage participations or MBSs that do not represent REMIC interests, such assets may not qualify as real estate assets, and the income generated from them might not qualify for purposes of either or both of the REIT income requirements, depending upon the circumstances and the specific structure of the investment.

A real estate mortgage loan that we own generally will be treated as a real estate asset for purposes of the 75% asset test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan is equal to or greater than the principal amount of the loan. Existing IRS guidance provides that certain rules described above that are applicable to the gross income tests may apply to determine what portion of a mortgage loan will be treated as a real estate asset if the mortgage loan is secured both by real property and other assets. Pursuant to Revenue Procedure 2011-16, the IRS has announced that it will not challenge a REIT’s treatment of a loan as a real estate asset in its entirety to the extent that the value of the loan is equal to or less than the value of the real property securing the loan at the relevant testing date. However, there are uncertainties regarding the application of the principles of Revenue Procedure 2011-16, particularly relating to the proper asset test treatment of loans acquired at a discount that increase in value during periods following the acquisition. There can be no assurance that later interpretations of or any clarifications to this Revenue Procedure will be consistent with how we currently are applying it to our REIT compliance analysis.

As discussed above, certain of our mezzanine loans may qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% asset test and the 10% vote or value test. See “—Requirements for Qualification as a REIT—Gross Income Tests.” We may make some mezzanine loans that do not qualify for that safe harbor and that do not qualify as

“straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% asset test. We intend to make such investments in such a manner as not to fail the asset tests described above.

We generally will not obtain independent appraisals to support our conclusions concerning the values of some or all of our assets. Moreover, values of some assets that we intend to own may not be susceptible to a precise determination, and such values can change rapidly, significantly and unpredictably. There can be no assurance that the IRS will not disagree with our determinations as to value and the IRS could assert that a different value is applicable, in which case we might not satisfy the 75% asset test and the other asset tests and could fail to qualify as a REIT. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could adversely affect the application of the REIT asset requirements to certain of our investments. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

We may enter into repurchase agreements under which we will normally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such repurchase agreement and the repurchase agreement will be treated as a secured lending transaction notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

Failure to Satisfy the Asset Tests. The asset tests must be satisfied not only on the last day of the calendar quarter in which we, directly or through pass-through subsidiaries, acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities in such issuer, including as a result of increasing our interest in pass-through subsidiaries. After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including a failure caused solely by change in the foreign currency exchange rate used to value a foreign asset), but a change in value of existing assets coupled with an acquisition of new assets could cause us to fail the asset tests. Our business involves regularly acquiring new assets and, accordingly, we generally would not expect to benefit from this rule for purposes of our 75% asset test compliance or the 25% TRS value limitation. If we fail to satisfy the asset tests because we acquire assets during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets or acquiring sufficient qualifying assets within 30 days after the close of that quarter. We intend to continue to maintain adequate records of value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful. If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT, unless we satisfy certain relief provisions.

The failure to satisfy the 5% asset test, or the 10% vote or value asset tests can be remedied even after the 30-day cure period under certain circumstances. Specifically, if we fail these asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30-day cure period, by taking steps including the disposing of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred), paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test, and filing in accordance with applicable Treasury Regulations a schedule with the IRS that describes the assets. We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the asset tests applicable to REITs. In certain circumstances, utilization of such provisions could result in us being required to pay an excise or penalty tax, which could be significant in amount.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

•

the sum of: (1) 90% of our “REIT taxable income,” computed without regard to our net capital gains and the deduction for dividends paid, and (2) 90% of our net income, if any, (after tax) from foreclosure property; minus

•	the sum of specified items of “non-cash income.”

For purposes of this test, “non-cash income” means income attributable to leveled stepped rents, original issue discount included in our taxable income without the receipt of a corresponding payment, cancellation of indebtedness or a like kind exchange that is later determined to be taxable.

We generally must make dividend distributions in the taxable year to which they relate. Dividend distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. Second, distributions may be made in the following year if they are declared before we timely file our tax return for the year and if made with or before the first regular dividend payment after such declaration. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted as satisfying the annual distribution requirement for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate share of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (1) the amounts of capital gain dividends that we designated and that they included in their taxable income, minus (2) the tax that we paid on their behalf with respect to that income.

To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, (1) will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains and (2) cannot be passed through or used by our stockholders. See “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions Generally.”

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, and (y) the amounts of income we retained and on which we paid corporate income tax.

In addition, if we were to recognize “built-in-gain” (as defined below) on the disposition of any assets acquired from a “C” corporation in a transaction in which our basis in the assets was determined by reference to the “C” corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain net of the tax we would pay on such gain. “Built-in-gain” is the excess of (a) the fair market value of the asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition). The results described in this paragraph also could occur if we failed to qualify as a REIT (and, thus, were treated as a subchapter C corporation) for a prior year and then re-qualified as a REIT in a later year, in which case the “built-in gain” would be measured as of the beginning of the year in which we first re-qualify as a REIT.

It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between our actual receipt of cash, including receipt of distributions from our subsidiaries and our inclusion of items in income for U.S. federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property. Alternatively, we may declare a taxable dividend payable in cash or stock at the election of each stockholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation. The terms of our credit facility (or other debt we incur in the future) may limit our ability to pay distributions to our shareholders, which could in turn adversely impact our ability to meet the REIT distribution requirements, eliminate our entire U.S. federal income tax liability or maintain our REIT qualification.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Record-Keeping Requirements

We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualifications as a REIT. Failure to comply could result in monetary fines.

Foreign Investments

We and our subsidiaries hold, and may acquire additional, investments in foreign countries, requiring us to pay taxes to foreign countries. Taxes that we pay in foreign jurisdictions may not be passed through to, or used by, our stockholders as a foreign tax credit or otherwise. We could be subject to U.S. federal income tax rules intended to prevent or minimize the value of the deferral of the recognition by us of passive-type income of foreign entities in which we own a direct or indirect interest. As a result, we could be required to recognize taxable income for U.S. federal income tax purposes prior to receiving cash distributions with respect to that income or, in certain circumstances, pay an interest charge on U.S. federal income tax that we are deemed to have deferred. Our foreign investments might also generate foreign currency gains and losses. Certain foreign currency gains may be excluded from gross income for purposes of one or both of the gross income tests, as discussed above. See above under “—Requirements for Qualification as a REIT—Gross Income Tests.”

Taxable Mortgage Pools and Excess Inclusion Income

If we have an investment in an arrangement that is classified as a “taxable mortgage pool,” that TMP arrangement will be subject to tax as a separate corporation unless we own 100% of the equity in such TMP arrangement. Whether an arrangement is or is not a TMP may not be susceptible to precise determination. If an investment in which we own an interest is characterized as a TMP and thus a separate corporation, we will satisfy the 100% ownership requirement only if we own all classes of securities that for tax purposes are characterized as equity, which is often an uncertain factual issue. Accordingly, if an investment in which we own an interest is characterized as a TMP and thus a separate corporation, we may be unable to comply with the REIT asset tests that restrict our ability to own most corporations. A portion of the REIT’s income from a TMP arrangement that is not taxed as a separate corporation, which might be non-cash accrued income, could be treated as “excess inclusion income.” The manner in which excess inclusion income is calculated is not clear under current law. However, as required by IRS guidance, we intend to make such determinations based on what we believe to be a reasonable method. Under the IRS guidance, a REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to dividends paid. A REIT is required to notify stockholders of the amount of “excess inclusion income” allocated to them. A stockholder’s share of excess inclusion income:

•	cannot be offset by any net operating losses otherwise available to the stockholder;

•	in the case of a stockholder that is a REIT, a RIC or a common trust fund or other pass through entity, is considered excess inclusion income of such entity;

•	is subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax;

•

results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of non-U.S. stockholders; and

•

is taxable (at the highest corporate tax rate, currently 35%) to the REIT, rather than its stockholders, to the extent allocable to the REIT’s stock held in record name by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations).

Tax-exempt investors, RIC or REIT investors, non-U.S. investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

Failure to Qualify as a REIT

If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in “Requirements for Qualification as a REIT—Gross Income Tests” and “Requirements for Qualification as a REIT—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to U.S. stockholders that are individuals, trusts and estates will generally be taxable at capital gains rates (through 2012). In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the U.S.;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our common stock by the partnership.

Distributions Generally. So long as we qualify as a REIT, the distributions that we make to our taxable U.S. stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends or as qualified dividend income will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates currently available to individual U.S. stockholders who receive dividends from taxable subchapter C corporations.

Capital Gain Dividends. We may elect to designate distributions of our net capital gain as “capital gain dividends.” Distributions that we designate as capital gain dividends will generally be taxed to U.S. stockholders as long-term capital gains without regard to the period for which the U.S. stockholder that receives such distribution has held its stock. Designations made by us will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the U.S. stockholder as capital gain. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Recipients of capital gain dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on these dividends.

We may elect to retain and pay taxes on some or all of our net long term capital gains, in which case U.S. stockholders will be treated as having received, solely for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit or refund, as the case may be, for taxes that we paid on such undistributed capital gains. See “—Requirements for Qualification as a REIT—Annual Distribution Requirements.”

We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

•

a long-term capital gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 15% (through 2012), and taxable to U.S. stockholders that are corporations at a maximum rate of 35%; or

•	an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 25%, to the extent of previously claimed depreciation deductions.

Distributions from us in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted basis of the U.S. stockholder’s shares of our common stock in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of these shares. To the extent that such distributions exceed the adjusted basis of a U.S. stockholder’s shares of our common stock, the U.S. stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “—Taxation of Colony Financial, Inc.” and “—Requirements for Qualification as a REIT—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

If excess inclusion income from a TMP or REMIC residual interest is allocated to any U.S. stockholder, that income will be taxable in the hands of the U.S. stockholder and would not be offset by any net operating losses of the U.S. stockholder that would otherwise be available. See “—Requirements for Qualification as a REIT— Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to notify our U.S. stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Qualified Dividend Income. With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

•	the qualified dividend income received by us during such taxable year from non-REIT corporations (including any TRS in which we may own an interest);

•

the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

•

the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT “C” corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of the first bullet above if the dividends are received from a U.S. corporation (other than a REIT or a RIC), any TRS we may form, or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. If we designate any portion of a dividend as qualified dividend income, a U.S. stockholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the holder as qualified dividend income.

Passive Activity Losses and Investment Interest Limitations. Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock, or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts. We intend to notify U.S. stockholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain.

Dispositions of Our Common Stock. In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted basis will equal the U.S. stockholder’s acquisition cost, increased by the excess for net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns on capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will be subject to a maximum federal income tax rate of 15% (through 2012), if our common stock is held for more than one year, and will be taxed at ordinary income rates (of up to 35% through 2012) if the stock is held for one year or less. Gains recognized by U.S. stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains.

Capital losses recognized by a U.S. stockholder upon the disposition of our common stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the U.S. stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written, and apply to transactions that would not typically be considered tax shelters. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Expansion of Medicare Tax. The Health Care and Reconciliation Act of 2010 requires that, in certain circumstances, certain U.S. stockholders that are individuals, estates, and trusts pay a 3.8% tax on “net investment income,” which includes, among other things, dividends on and gains from the sale or other disposition of REIT shares, effective for taxable years beginning after December 31, 2012. Prospective investors should consult their own tax advisors regarding this new legislation.

New Legislation Relating To Foreign Accounts. Under newly enacted legislation, certain payments made after December 31, 2012 to “foreign financial institutions” in respect of accounts of U.S. stockholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this new legislation on their ownership and disposition of their common shares. See “—Information Reporting and Backup Withholding Tax Applicable to Stockholders—U.S. Stockholders—Withholding on Payments in Respect of Certain Foreign Accounts.”

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity generally do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our common stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the U.S. tax-exempt stockholder), (2) our common stock is not otherwise used in an unrelated trade or business, and (3) we do not hold an asset that gives rise to “excess inclusion income,” distributions that we make and income from the sale of our common stock generally should not give rise to UBTI to a U.S. tax-exempt stockholder.

To the extent that we are (or a part of us, or a disregarded subsidiary of ours is) a TMP, or if we hold residual interests in a REMIC, a portion of the dividends paid to a U.S. tax-exempt stockholder that is allocable to excess inclusion income may be treated as UBTI. If, however, excess inclusion income is allocable to some categories of U.S. tax-exempt stockholders that are not subject to UBTI, we might be subject to corporate level tax on such income, and, in that case, may reduce the amount of distributions to those stockholders whose ownership gave rise to the tax. See “—Requirements for Qualification as a REIT—Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501 (c)(7), (c)(9), (c)(1 7) or (c)(20) of the Internal Revenue Code, respectively, or single parent title-holding corporations exempt under Section 501 (c)(2) whose income is payable to any of the aforementioned tax-exempt organizations, are subject to different UBTI rules, which generally require such stockholders to characterize distributions from us as UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our common stock. These stockholders should consult with their own tax advisors concerning these set aside and reserve requirements.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under Section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of our common stock could be required to treat a percentage of the dividends as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless:

•

either (i) one pension trust owns more than 25% of the value of our stock, or (ii) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock; and

•

we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities), as owned by the beneficiaries of such trusts.

Certain restrictions on ownership and transfer of our common stock contained in our charter generally should prevent a person from owning more than 10% of the value of our common stock, and thus we are not likely to become a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our common stock.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders of our common stock. For purposes of this summary, “non-U.S. stockholder” is a beneficial owner of our common stock that is not a U.S. stockholder (as defined above under “—Taxation of Taxable U.S. Stockholders”) or an entity that is treated as a partnership for U.S. federal income tax purposes. The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income taxation.

Distributions Generally. As described in the discussion below, distributions paid by us with respect to our common stock will be treated for U.S. federal income tax purposes as:

•	ordinary income dividends;

•	return of capital distributions; or

•	long-term capital gain.

This discussion assumes that our common stock will continue to be considered regularly traded on an established securities market for purposes of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, provisions described below. If our common stock is no longer regularly traded on an established securities market, the tax considerations described below would materially differ.

Ordinary Income Dividends. A distribution paid by us to a non-U.S. stockholder will be treated as an ordinary income dividend if the distribution is payable out of our earnings and profits and:

•	not attributable to our net capital gain; or

•

the distribution is attributable to our net capital gain from the sale of “U.S. real property interests,” or USRPIs, and the non-U.S. stockholder owns 5% or less of the value of our common stock at all times during the one-year period ending on the date of distribution.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. federal income tax return filed by or on behalf of the non-U.S. stockholder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. stockholder that is a corporation.

Generally, we will withhold and remit to the IRS 30% of dividend distributions (including distributions that may later be determined to have been made in excess of current and accumulated earnings and profits) that could not be treated as capital gain distributions with respect to the non-U.S. stockholder (and that are not deemed to be capital gain dividends for purposes of FIRPTA withholding rules described below) unless:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate with us; or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business.

Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the non-U.S. stockholder. Accordingly, we will withhold at a rate of 30% on any portion of a dividend that is paid to a non-U.S. stockholder and attributable to that stockholder’s share of our excess inclusion income. See “—Requirements for Qualification as a REIT—Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to notify our non-U.S. stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Return of Capital Distributions. Unless (A) our stock constitutes a USRPI or (B) either (1) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it subsequently is determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (1) the non-U.S. stockholder’s proportionate share of our earnings and profits, and (2) the non-U.S. stockholder’s basis in its stock, will be taxed under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends. A distribution paid by us to a non-U.S. stockholder will be treated as long-term capital gain if the distribution is paid out of our current or accumulated earnings and profits and:

•	the distribution is attributable to our net capital gain (other than from the sale of USRPIs) and we timely designate the distribution as a capital gain dividend; or

•

the distribution is attributable to our net capital gain from the sale of USRPIs and the non-U.S. stockholder owns more than 5% of the value of common stock at any point during the one-year period ending on the date on which the distribution is paid.

Long-term capital gain that a non-U.S. stockholder is deemed to receive from a capital gain dividend that is not attributable to the sale of USRPIs generally will not be subject to U.S. federal income tax in the hands of the non-U.S. stockholder unless:

•

the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business of the non-U.S. stockholder, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain, except that a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax; or

•

the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States in which case the nonresident alien individual will be subject to a 30% tax on his capital gains.

Under FIRPTA, distributions that are attributable to net capital gain from the sales by us of USRPIs and paid to a non-U.S. stockholder that owns more than 5% of the value of shares of common stock at any time during the one-year period ending on the date on which the distribution is paid will be subject to U.S. tax as income effectively connected with a U.S. trade or business. The FIRPTA tax will apply to these distributions whether or not the distribution is designated as a capital gain dividend, such distributions may also be subject to a 30% branch profits tax.

Any distribution paid by us that is treated as a capital gain dividend or that could be treated as a capital gain dividend with respect to a particular non-U.S. stockholder will be subject to special withholding rules under FIRPTA. We will withhold and remit to the IRS 35% of any distribution that could be treated as a capital gain dividend with respect to the non-U.S. stockholder, to the extent that the distribution is attributable to the sale by us of USRPIs. The amount withheld is creditable against the non-U.S. stockholder’s U.S. federal income tax liability or refundable when the non-U.S. stockholder properly and timely files a tax return with the IRS.

Undistributed Capital Gain. Although the law is not entirely clear on the matter, it appears that amounts designated by us as undistributed capital gains in respect of our common stock held by non-U.S. stockholders generally should be treated in the same manner as actual distributions by us of capital gain dividends. Under this approach, the non-U.S. stockholder would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains treated as long-term capital gains to the non-U.S. stockholder, and generally receive from the IRS a refund to the extent their proportionate share of the tax paid by us were to exceed the non-U.S. stockholder’s actual U.S. federal income tax liability on such long-term capital gain. If we were to designate any portion of our net capital gain as undistributed capital gain, a non-U.S. stockholder should consult its tax advisors regarding taxation of such undistributed capital gain.

Dispositions of Our Common Stock. Unless our common stock constitutes a USRPI, a sale of our common stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. Generally, with respect to any particular stockholder, our common stock will constitute a USRPI only if each of the following three statements is true:

•

Fifty percent or more of our assets on any of certain testing dates during a prescribed testing period consist of interests in real property located within the United States, excluding for this purpose, interests in real property solely in a capacity as creditor;

•

We are not a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. stockholders at all times during a specified testing period. Although we believe that we are and will remain a domestically-controlled REIT, because our shares are publicly traded we cannot make any assurance that we are or will remain a domestically-controlled qualified investment entity; and

•

Either (a) our common stock is not “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market; or (b) our common stock is “regularly traded” on an established securities market and the selling non-U.S. stockholder has held over 5% of our outstanding common stock any time during the five-year period ending on the date of the sale.

Specific wash sales rules applicable to sales of stock in a domestically-controlled REIT could result in gain recognition, taxable under FIRPTA, upon the sale of our common stock even if we are a domestically-controlled qualified investment entity. These rules would apply if a non-U.S. stockholder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. stockholder as gain from the sale or exchange of a USRPI, and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock during the 61-day period that begins 30 days prior to such ex-dividend date.

If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (1) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

New Legislation Relating to Payments to Certain Foreign Entities. Under newly enacted legislation, withholding taxes are imposed on certain types of payments made after December 31, 2012 to “foreign financial institutions” and certain other non-U.S. entities unless additional certification, information reporting and other specified requirements are satisfied. Prospective investors are advised to consult their own tax advisors regarding this new legislation. See “—Information Reporting and Backup Withholding Tax Applicable to Stockholders— Non-U.S. Stockholders—Withholding on Payments to Certain Foreign Entities.”

Information Reporting and Backup Withholding Tax Applicable to Stockholders

U.S. Stockholders

Generally. In general, information reporting requirements will apply to payments of distributions on our common stock and payments of the proceeds of the sale of our common stock to some stockholders, unless an exception applies. Further, the payor will be required to withhold backup withholding tax (currently at a rate of 28%), if:

(1)	the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding;

(2)	the IRS notifies the payor that the TIN furnished by the payee is incorrect;

(3)	there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code; or

(4)	there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

Some stockholders, including corporations, financial institutions and certain tax-exempt organizations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder’s U.S. federal income tax liability and may entitle the stockholder to a refund, provided that the required information is furnished to the IRS. A U.S. stockholder that does not provide us with a correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Withholding on Payments in Respect of Certain Foreign Accounts. Under the Hiring Incentives to Restore Employment Act (enacted in March 2010), certain payments made after December 31, 2012 to “foreign financial institutions” in respect of accounts of U.S. stockholders at such financial institutions may be subject to withholding at a rate of 30% on certain types of income, including dividends on and gains from the sale or other disposition of REIT stock. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this new legislation on their ownership and disposition of their common stock held with or through a financial institution or other foreign entity.

Non-U.S. Stockholders

Generally. Generally, information reporting will apply to payments of distributions on our common stock, and backup withholding, currently at a rate of 28%, may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The proceeds from a disposition by a non-U.S. stockholder of common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment were made through a U.S. office of a U.S. or foreign broker. Generally, backup withholding does not apply in such a case.

Generally, non-U.S. stockholders will satisfy the information reporting requirements by providing a proper IRS withholding certificate (such as the Form W-8BEN). In the absence of a proper withholding certificate, applicable Treasury Regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payor. If a non-U.S. stockholder fails to comply with the information reporting requirement, payments to such person may be subject to the full withholding tax even if such person might have been eligible for a reduced rate of withholding or no withholding under an applicable income tax treaty. Any payment subject to a withholding tax will not be again subject to backup withholding. Because the application of these Treasury Regulations varies depending on the stockholder’s particular circumstances, a non-U.S. stockholder is advised to consult its tax advisor regarding the information reporting requirements applicable to it.

Withholding on Payments to Certain Foreign Entities. The Hiring Incentives to Restore Employment Act (enacted in March 2010) imposes withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless additional certification, information reporting and other specified requirements are satisfied. Failure to comply with the new reporting requirements could result in withholding taxes being imposed on payments of interest, dividends and sales proceeds (including dividends on and gains from the sale or other disposition of REIT stock), and other payments to foreign intermediaries and certain non-U.S. stockholders. We will not pay any additional amounts in respect of any amounts withheld. This legislation is generally effective for payments made after December 31, 2012. However, no withholding is required on payments made under obligations that are outstanding on March 18, 2012, or from the gross proceeds of any disposition of such an obligation. Prospective investors are advised to consult their own tax advisors regarding this new legislation.

Other Tax Considerations

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2012, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These provisions include those related to the reduced maximum income tax rate for capital gain of 15% (rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% capital gain rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our common stock.

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our common stock.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the federal income tax treatment discussed above. We may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

Tax Shelter Reporting

If a holder of our common stock recognizes a loss as a result of a transaction with respect to our common stock of at least (i) $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, for a stockholder that is an individual, S corporation, trust, or a partnership with at least one non-corporate partner, or (ii) $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, for a stockholder that is either a corporation or a partnership with only corporate partners, such stockholder may be required to file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases exempt from this reporting requirement, but holders of REIT securities currently are not excepted. The fact that a loss is reportable under these Treasury Regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these Treasury Regulations in light of their individual circumstances.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in the shares of common stock. Accordingly, such fiduciary should consider, among other things (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under Section 404(a)(1)(B) of ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Internal Revenue Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of Internal Revenue Code). Thus, a plan fiduciary considering an investment in the shares of common stock also should consider whether the acquisition or the continued holding of the shares of common stock might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor, or the DOL. Similar restrictions apply to many church, governmental and foreign plans which are not subject to ERISA. Thus, those considering investing in the shares of common stock on behalf of such a plan should consider whether the acquisition or the continued holding of the shares of common stock might violate any such similar restrictions.

The DOL has issued final regulations, or the DOL Regulations, as to what constitutes assets of an employee benefit plan under ERISA. The DOL Regulations were modified in certain respects by the enactment of Section 3(42) of ERISA in 2006. Under the DOL Regulations and Section 3(42), if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the 1940 Act as amended, the plan’s assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares of common stock are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control.

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe that the restrictions imposed under our charter on the transfer of our common stock are limited to the restrictions on transfer generally permitted under the DOL Regulations are not likely to result in the failure of common stock to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

Accordingly, we believe that our common stock will be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be “plan assets” of any plan that invests in our common stock.

Each holder of our common stock will be deemed to have represented and agreed that its purchase and holding of such common stock (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code or violate any similar Laws.

UNDERWRITING

Subject to the terms and conditions set forth in a purchase agreement among us, the selling stockholders and the underwriters named below, we and the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us and the selling stockholders, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
UBS Securities LLC
RBC Capital Markets, LLC
FBR Capital Markets & Co.
JMP Securities LLC
Keefe, Bruyette & Woods, Inc.

Total	12,350,000

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares of common stock sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares of common stock, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us and the selling stockholders that the underwriters propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $         per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us and the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$

The expenses of the offering, not including the underwriting discounts and commissions, are estimated at $500,000 and are payable by us.

Option to Purchase Additional Shares

We have granted an option to the underwriters to purchase up to 1,852,500 additional shares at the public offering price, less the underwriting discounts and commissions. The underwriters may exercise this option for 30 days from the date of this prospectus. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, each of our executive officers, directors, our Manager, Colony Capital and each of the selling stockholders have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

The lockup provisions described above apply to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the 90-day period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the 90-day period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 90-day period, the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable.

New York Stock Exchange

Our common stock is listed on the NYSE under the symbol “CLNY.”

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares of common stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. “Naked” short sales are sales in excess of the option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount and commissions received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, certain of the underwriters may facilitate Internet distribution for this offering to certain of its Internet subscription customers. These underwriters may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus may be made available on the Internet web site maintained by certain underwriters. Other than any prospectus in electronic format, the information on an underwriter’s web site is not part of this prospectus.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and/or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs & Co., Morgan Stanley & Co. Incorporated, UBS Securities LLC and RBC Capital Markets, LLC are participants in our $75 million credit facility.

The selling stockholders may be deemed to be underwriters in this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an “Early Implementing Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares will be made to the public in that Relevant Member State (other than offers (the “Permitted Public Offers”) where a prospectus will be published in relation to the shares that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of shares may be made to the public in that Relevant Member State at any time:

A.	to “qualified investors” as defined in the Prospectus Directive, including:

(a)	(in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43.0 million and (iii) an annual turnover of more than €50.0 million as shown in its last annual or consolidated accounts; or

(b)	(in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

B.	to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor”, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (x) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the

Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale, or (y) where shares have been acquired by it on behalf of persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71 EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of Shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This offering memorandum relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This offering memorandum is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this offering memorandum nor taken steps to verify the information set forth herein and has no responsibility for the offering memorandum. The securities to which this offering memorandum relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this offering memorandum you should consult an authorized financial advisor.

LEGAL MATTERS

Certain legal matters relating to this offering, including the validity of common stock offered hereby and certain tax matters, will be passed upon for us by Hogan Lovells US LLP, and certain legal matters in connection with this offering will be passed upon for the underwriters by Clifford Chance US LLP, New York, New York.

EXPERTS

The consolidated financial statements of Colony Financial, Inc. (the Company), the financial statements of ColFin WLH Investor, LLC and the financial statements of ColFin NW Funding, LLC, all appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of ColFin FRB Investor appearing in the Company’s Current Report on Form 8-K filed with the SEC on December 20, 2010, as amended on December 22, 2010 and as further amended on March 18, 2011, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of First Republic Bank and its subsidiaries as of and for the year ended December 31, 2009, incorporated by reference in this prospectus and registration statement from the Company’s Current Report on Form 8-K filed with the SEC on December 20, 2010, as amended on December 22, 2010 and as further amended on March 18, 2011, have been audited by PricewaterhouseCoopers LLP, independent registered accounting firm, as set forth in their report thereon and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined balance sheet of First Republic Bank as of December 26, 2008 and December 28, 2007, and the related combined statements of income, changes in equity and comprehensive income, and cash flows for the year ended December 26, 2008, the period from September 22, 2007 to December 28, 2007, and the period from January 1, 2007 to September 21, 2007, have been incorporated by reference to this prospectus and registration statement from the Company’s Current Report on Form 8-K filed with the SEC on December 20, 2010, as amended on December 22, 2010 and as further amended on March 18, 2011, in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. These documents contain important information about us, our business and our finances. The following documents previously filed with the SEC are incorporated by reference into this prospectus and registration statement except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 7, 2011;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 21, 2011 in connection with our Annual Meeting of Stockholders to be held on May 2, 2011; and

•	Current Reports on Form 8-K filed on December 20, 2010, (as amended on December 22, 2010 and as further amended on March 18, 2011) and March 21, 2011.

To obtain a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) please contact us in writing or by phone at:

Colony Financial, Inc.

2450 Broadway, 6th Floor

Santa Monica, California 90404.

(310) 282-8820

Our web address is www.colonyfinancial.com. The information on, or otherwise accessible through, our web site does not constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We maintain a website at www.colonyfinancial.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus.

We have filed with the SEC a Registration Statement on Form S-11, including exhibits, schedules and amendments filed with the registration statement, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock we and the selling stockholders propose to sell in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at http://www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and, accordingly, file annual, quarterly and periodic reports and other information with the SEC. These reports and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above.

FINANCIAL STATEMENTS

Other than the Unaudited Pro Forma Consolidated Statement of Operations of Colony Financial, Inc., which is included in this prospectus, the section “Financial Statements and Supplementary Data” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 is incorporated herein by reference.

INDEX TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS OF

COLONY FINANCIAL, INC.

Page
Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2010 (unaudited)	F-2
Notes to Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2010	F-3

COLONY FINANCIAL, INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except share and per share data)

	As Reported	Pro Forma (Unaudited)
	Year Ended December 31, 2010	Acquisition Adjustments		Disposition Adjustments		Adjusted Year Ended December 31, 2010
Income
Equity in income of unconsolidated joint ventures	$24,227	$1,661	(a)	$(1,151	) (c)(d)	$24,737
Interest income	3,158					3,158
Other operating income	40					40

Total income	27,425	1,661		(1,151)		27,935

Expenses
Base management fees	3,542	210	(b)	(5	) (e)	3,747
Investment expenses	442					442
Interest expense	555					555
Administrative expenses	3,687					3,687
Administrative expenses reimbursed to affiliate	1,656					1,656

Total expenses	9,882	210		(5)		10,087

Other income and expenses
Realized gain on sale of loan receivable	603					603
Foreign exchange loss, net of gain on foreign currency hedge of $43	(149)					(149)

Income before income taxes	17,997	1,451		(1,146)		18,302
Income tax provision	(243)					(243)

Net income	17,754	1,451		(1,146)		18,059
Net income attributable to noncontrolling interest	23					23

Net income attributable to common stockholders	$17,731	$1,451		$(1,146)		$18,036

Net income per share:
Basic	$1.20					$1.23

Diluted	$1.18					$1.20

Weighted average number of common shares outstanding:
Basic	14,716,200					14,716,200

Diluted	15,003,700					15,003,700

See notes to unaudited pro forma consolidated statement of operations

COLONY FINANCIAL, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

1. Pro Forma Adjustments

After the close of business on June 30, 2010, ColFin FRB Investor, LLC (“FRB Investor”), an unconsolidated joint venture in which Colony Financial, Inc. (the “Company”) holds a 5.91% ownership interest, completed its previously announced acquisition of a 21.8% interest in First Republic Bank from Merrill Lynch Bank & Trust Company, a subsidiary of Bank of America Corporation. On December 14, 2010, First Republic Bank closed the initial public offering of 12,650,000 shares of its common stock (including 1,650,000 shares sold in connection with the exercise of the underwriters’ overallotment option). As part of First Republic Bank’s initial public offering, FRB Investor sold 1,948,477 shares of common stock in First Republic Bank.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2010 includes adjustments to reflect the Company’s acquisition of an approximate 1.3% indirect interest in First Republic Bank on June 30, 2010 and disposition of 7.2% of its investment on December 14, 2010 as if each had occurred at the beginning of the year. Each set of adjustments is made independently, without giving effect to the other. No pro forma consolidated balance sheet is presented as the acquisition and disposition are already reflected in the historical consolidated balance sheet included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 7, 2011. The following pro forma adjustments are included:

(a)	Represents recognition of the Company’s share of First Republic Bank’s net income for the six months ended June 30, 2010.

(b)	Represents additional base management fee the Company would have incurred for the six months ended June 30, 2010.

(c)	Represents the removal of the Company’s share of First Republic Bank’s net income for the period from January 1, 2010 to December 13, 2010 resulting from the disposition.

(d)	Removes the non-recurring gain on sale of $0.9 million from disposition of interest in First Republic Bank recorded on December 13, 2010.

(e)	Represents the reduction in base management fee incurred for the period from January 1, 2010 to December 13, 2010.

12,350,000 Shares

Common Stock

PROSPECTUS

BofA Merrill Lynch

Goldman, Sachs & Co.

Morgan Stanley

UBS Investment Bank

RBC Capital Markets

FBR Capital Markets

JMP Securities

Keefe, Bruyette & Woods

            , 2011

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and distribution of the securities being registered hereunder. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

SEC registration fee	$33,378.50
FINRA filing fee	29,250.00
Printing and engraving fees	100,000.00
Legal fees and expenses (including Blue Sky fees)	250,000.00
Accounting fees and expenses	50,000.00
Transfer agent and registrar fees	1,500.00
Miscellaneous expenses	35,871.50

Total	$500,000.00

*	To be completed by amendment.

Item 32. Sales to Special Parties.

None.

Item 33. Recent Sales of Unregistered Securities.

Concurrently with the closing of our IPO on September 29, 2009, we completed a private placement in which we sold 250,000 shares of our common stock to certain of our executive officers and certain officers of Colony Capital and its affiliates at a price per share of equal to the IPO price per share ($20.00), resulting in total proceeds to the Company of $5.0 million. No underwriting costs were incurred in connection with the private placement. The private placement was made pursuant to the exemption provided under Section 4(2) of the Securities Act, based on representations made by each of the participants in the private placement.

On December 20, 2010, we sold 2,750,000 shares of our common stock, par value $0.01 per share, at a price per share of $20.25, to certain institutional investors in a private placement, resulting in gross proceeds to us of $55.7 million. The private placement was made pursuant to the exemption provided under Section 4(2) and/or Regulation D promulgated under the Securities Act.

Item 34. Indemnification of Directors and Officers.

The Maryland General Corporation Law, or MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter and bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

In addition, we have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35. Treatment of Proceeds from Stock Being Registered.

None of the proceeds of this offering will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits.

(a) Financial Statements. See the financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 7, 2011 and in our Current Report on Form 8-K filed with the SEC on December 20, 2010 (as amended on December 22, 2010 and as further amended on March 18, 2011), which are incorporated by reference herein.

(b) Exhibits. The following exhibits are filed as part of this registration statement on Form S-11:

Exhibit Number	Exhibit Description

1.1*	Form of Underwriting Agreement

3.1	Articles of Amendment and Restatement of Colony Financial, Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 5 to the Company’s Registration Statement on Form S-11 (No. 333-160323), filed on September 23, 2009)

3.2	Amended and Restated Bylaws of Colony Financial, Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 4 to the Company’s Registration Statement on Form S-11 (No. 333-160323), filed on September 18, 2009)

4.1	Specimen Common Stock Certificate of Colony Financial, Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 4 to the Company’s Registration Statement on Form S-11 (No. 333-160323), filed on September 18, 2009)

5.1*	Opinion of Hogan Lovells US LLP regarding the validity of the securities being registered

8.1*	Opinion of Hogan Lovells US LLP regarding certain tax matters

10.1	Private Placement Purchase Agreement between the Company and the persons listed on Schedule A thereto (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2009)

10.2	Registration Rights Agreement by and among the Company and the persons listed on Schedule A thereto (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2009)

10.3	Management Agreement among Colony Financial Manager, LLC, Colony Financial, Inc. and Colony Financial TRS, LLC (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2009)

10.4	Investment Allocation Agreement among Colony Financial, Inc., Colony Capital, LLC and Colony Financial Manager, LLC (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2009)

10.5	License Agreement between Colony Financial, Inc. and New Colony Investors, LLC regarding use of the Colony name (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2009)

10.6	Secondment Agreement by and between Colony Financial, Inc. and Colony Capital, LLC (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2009)

10.7	Indemnification Agreement by and between Colony Financial, Inc. and Thomas J. Barrack, Jr. (incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2009)

Exhibit Number	Exhibit Description

10.8	Indemnification Agreement by and between Colony Financial, Inc. and Richard B. Saltzman (incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2009)

10.9	Indemnification Agreement by and between Colony Financial, Inc. and Darren J. Tangen (incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2009)

10.10	Indemnification Agreement by and between Colony Financial, Inc. and Kevin P. Traenkle (incorporated by reference to Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2009)

10.11	Indemnification Agreement by and between Colony Financial, Inc. and Ronald M. Sanders (incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2009)

10.12	Indemnification Agreement by and between Colony Financial, Inc. and Mark M. Hedstrom (incorporated by reference to Exhibit 10.12 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2009)

10.13	Indemnification Agreement by and between Colony Financial, Inc. and George G. C. Parker (incorporated by reference to Exhibit 10.13 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2009)

10.14	Indemnification Agreement by and between Colony Financial, Inc. and John A. Somers (incorporated by reference to Exhibit 10.14 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2009)

10.15	Indemnification Agreement by and between Colony Financial, Inc. and John L. Steffens (incorporated by reference to Exhibit 10.15 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2009)

10.16	2009 Non-Executive Director Stock Plan of Colony Financial, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-8, filed on September 29, 2009)

10.17	Form of Restricted Stock Award Agreement for Non-Executive Directors (incorporated by reference to Exhibit 10.9 to Amendment No. 5 to the Company’s Registration Statement on Form S-11 (No. 333-160323), filed on September 23, 2009)

10.18	Form of Stock Option Award Agreement for Non-Executive Directors (incorporated by reference to Exhibit 10.13 to Amendment No. 4 to the Company’s Registration Statement filed on September 18, 2009)

10.19	Limited Guaranty, dated as of October 21, 2009, by ColFin FRB Investor, LLC in favor of Merrill Lynch Bank & Trust Co., F.S.B. (incorporated by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-K, filed on March 22, 2010)

10.20	Amendment No. 1 to Management Agreement, dated as of August 11, 2010, among Colony Financial Manager, LLC, Colony Financial, Inc., and Colony Financial TRS, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, filed on August 13, 2010)

10.21	Credit Agreement, dated as of September 16, 2010, among the Company, CFI Mezz Funding, LLC, CFI RE Holdco, LLC, ColFin ESH Funding, LLC, and each wholly-owned subsidiary of the Company that from time to time becomes a co-borrower thereto, as Borrowers, each lender from time to time party thereto, as Lenders, and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.1 the Company’s Current Report on Form 8-K filed on September 21, 2010)

Exhibit Number	Exhibit Description

10.23	Pledge and Security Agreement, dated as of September 16, 2010, made by each of the pledgors undersigned thereto, each a Pledgor, in favor of Bank of America, N.A., as Administrative Agent, for the benefit of the secured parties thereto (incorporated by reference to Exhibit 10.3 the Company’s Current Report on Form 8-K filed on September 21, 2010)

10.24	Securities Purchase Agreement, dated December 20, 2010, among Colony Financial, Inc. and the Investors named therein (incorporated by reference to Exhibit 10.1 the Company’s Current Report on Form 8-K filed on December 21, 2010)

10.25	Registration Rights Agreement, dated December 20, 2010, among Colony Financial, Inc. and the Investors named therein (incorporated by reference to Exhibit 10.2 the Company’s Current Report on Form 8-K filed on December 21, 2010)

21.1	List of Subsidiaries of Colony Financial, Inc. (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K, filed on March 7, 2011)

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of PricewaterhouseCoopers LLP

23.3*	Consent of KPMG LLP

23.4*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

23.5*	Consent of Hogan Lovells US LLP (included in Exhibit 8.1)

24.1**	Power of Attorney

*	Filed herewith.
**	Filed previously.

Item 37. Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(b) The undersigned Registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or Rule 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby further undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities and Exchange Act of 1934, as amended; and where, interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in city of Santa Monica, State of California, on March 31, 2011.

By:	/S/ RICHARD B. SALTZMAN
Richard B. Saltzman
Chief Executive Officer, President and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

*	Executive Chairman	March 31, 2011
Thomas J. Barrack, Jr.

/S/ RICHARD B. SALTZMAN	Chief Executive Officer, President and Director (principal executive officer)	March 31, 2011
Richard B. Saltzman

/S/ DARREN J. TANGEN	Chief Financial Officer (principal financial and accounting officer)	March 31, 2011
Darren J. Tangen

*	Director	March 31, 2011
George G. C. Parker

*	Director	March 31, 2011
John A. Somers

*	Director	March 31, 2011
John L. Steffens
* /S/ RICHARD B. SALTZMAN Richard B. Saltzman Attorney-in-Fact

Exhibit List

Exhibit Number	Description

1.1*	Form of Underwriting Agreement

3.1	Articles of Amendment and Restatement of Colony Financial, Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 5 to the Company’s Registration Statement on Form S-11 (No. 333-160323), filed on September 23, 2009)

3.2	Amended and Restated Bylaws of Colony Financial, Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 4 to the Company’s Registration Statement on Form S-11 (No. 333-160323), filed on September 18, 2009)

4.1	Specimen Common Stock Certificate of Colony Financial, Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 4 to the Company’s Registration Statement on Form S-11 (No. 333-160323), filed on September 18, 2009)

5.1*	Opinion of Hogan Lovells US LLP regarding the validity of the securities being registered

8.1*	Opinion of Hogan Lovells US LLP regarding certain tax matters

10.1	Private Placement Purchase Agreement between the Company and the persons listed on Schedule A thereto (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2009)

10.2	Registration Rights Agreement by and among the Company and the persons listed on Schedule A thereto (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2009)

10.3	Management Agreement among Colony Financial Manager, LLC, Colony Financial, Inc. and Colony Financial TRS, LLC (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2009)

10.4	Investment Allocation Agreement among Colony Financial, Inc., Colony Capital, LLC and Colony Financial Manager, LLC (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2009)

10.5	License Agreement between Colony Financial, Inc. and New Colony Investors, LLC regarding use of the Colony name (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2009)

10.6	Secondment Agreement by and between Colony Financial, Inc. and Colony Capital, LLC (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2009)

10.7	Indemnification Agreement by and between Colony Financial, Inc. and Thomas J. Barrack, Jr. (incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2009)

10.8	Indemnification Agreement by and between Colony Financial, Inc. and Richard B. Saltzman (incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2009)

10.9	Indemnification Agreement by and between Colony Financial, Inc. and Darren J. Tangen (incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2009)

Exhibit Number	Description

10.10	Indemnification Agreement by and between Colony Financial, Inc. and Kevin P. Traenkle (incorporated by reference to Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2009)

10.11	Indemnification Agreement by and between Colony Financial, Inc. and Ronald M. Sanders (incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2009)

10.12	Indemnification Agreement by and between Colony Financial, Inc. and Mark M. Hedstrom (incorporated by reference to Exhibit 10.12 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2009)

10.13	Indemnification Agreement by and between Colony Financial, Inc. and George G. C. Parker (incorporated by reference to Exhibit 10.13 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2009)

10.14	Indemnification Agreement by and between Colony Financial, Inc. and John A. Somers (incorporated by reference to Exhibit 10.14 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2009)

10.15	Indemnification Agreement by and between Colony Financial, Inc. and John L. Steffens (incorporated by reference to Exhibit 10.15 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2009)

10.16	2009 Non-Executive Director Stock Plan of Colony Financial, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-8, filed on September 29, 2009)

10.17	Form of Restricted Stock Award Agreement for Non-Executive Directors (incorporated by reference to Exhibit 10.9 to Amendment No. 5 to the Company’s Registration Statement on Form S-11 (No. 333-160323), filed on September 23, 2009)

10.18	Form of Stock Option Award Agreement for Non-Executive Directors (incorporated by reference to Exhibit 10.13 to Amendment No. 4 to the Company’s Registration Statement filed on September 18, 2009)

10.19	Limited Guaranty, dated as of October 21, 2009, by ColFin FRB Investor, LLC in favor of Merrill Lynch Bank & Trust Co., F.S.B. (incorporated by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-K, filed on March 22, 2010)

10.20	Amendment No. 1 to Management Agreement, dated as of August 11, 2010, among Colony Financial Manager, LLC, Colony Financial, Inc., and Colony Financial TRS, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, filed on August 13, 2010)

10.21	Credit Agreement, dated as of September 16, 2010, among the Company, CFI Mezz Funding, LLC, CFI RE Holdco, LLC, ColFin ESH Funding, LLC, and each wholly-owned subsidiary of the Company that from time to time becomes a co-borrower thereto, as Borrowers, each lender from time to time party thereto, as Lenders, and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.1 the Company’s Current Report on Form 8-K filed on September 21, 2010)

10.23	Pledge and Security Agreement, dated as of September 16, 2010, made by each of the pledgors undersigned thereto, each a Pledgor, in favor of Bank of America, N.A., as Administrative Agent, for the benefit of the secured parties thereto (incorporated by reference to Exhibit 10.3 the Company’s Current Report on Form 8-K filed on September 21, 2010)

Exhibit Number	Description

10.24	Securities Purchase Agreement, dated December 20, 2010, among Colony Financial, Inc. and the Investors named therein (incorporated by reference to Exhibit 10.1 the Company’s Current Report on Form 8-K filed on December 21, 2010)

10.25	Registration Rights Agreement, dated December 20, 2010, among Colony Financial, Inc. and the Investors named therein (incorporated by reference to Exhibit 10.2 the Company’s Current Report on Form 8-K filed on December 21, 2010)

21.1	List of Subsidiaries of Colony Financial, Inc. (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K, filed on March 7, 2011)

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of PricewaterhouseCoopers LLP

23.3*	Consent of KPMG LLP

23.4*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

23.5*	Consent of Hogan Lovells US LLP (included in Exhibit 8.1)

24.1**	Power of Attorney

*	Filed herewith.
**	Filed previously.